EXECUTION VERSION

Exhibit 10.38

AGREEMENT 24, 2014

CREDIT AGREEMENT

dated as of

January 24, 2014

among

ENDEAVOUR INTERNATIONAL HOLDING B.V.

and

END FINCO LLC

as Borrowers,

ENDEAVOUR INTERNATIONAL CORPORATION,

as Holdings,

THE LENDERS PARTY HERETO,

CREDIT SUISSE AG,

as Administrative Agent,

and

CREDIT SUISSE AG,

as Collateral Agent

_______________________________

CREDIT SUISSE SECURITIES (USA) LLC,

as

Lead Arranger

and

Sole Bookrunner

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Table of Contents

SCHEDULES
Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.10(a)	-	ERISA Plans
Schedule 3.12(a)	-	Real Property
Schedule 3.12(b)	-	Oil and Gas Property
Schedule 3.12(c)	-	Interests in Oil and Gas Properties
Schedule 3.14	-	Subsidiaries
Schedule 3.20	-	Existing Indebtedness and Preferred Stock
Schedule 3.21	-	Insurance
Schedule 3.24	-	Existing Liens

EXHIBITS
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Note
Exhibit E	Form of Credit Party Guaranty
Exhibit F	Form of U.S. Security Agreement
Exhibit G	Form of English Debenture
Exhibit H	Form of English Charge Over Shares
Exhibit I	Form of Solvency Certificate
Exhibit J-1	Form of Opinion of Vinson & Elkins L.L.P.
Exhibit J-2	Form of Opinion of Vinson & Elkins R.L.L.P.
Exhibit J-3	Form of Opinion of Woodburn and Wedge
Exhibit J-4	Form of Opinion of Allen & Overy

v

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This CREDIT AGREEMENT, dated as of January 24, 2014 (as amended, modified, restated and/or supplemented from time to time, this “Agreement”), is by and among ENDEAVOUR INTERNATIONAL HOLDING B.V., a  besloten vennootschap organized under the laws of the Netherlands and registered with the chamber of commerce under 34229293 (“EIH”), END FINCO LLC, a Delaware limited liability company and a wholly-owned subsidiary of EIH (“DE Borrower”  and, together with EIH, the “Borrowers”, and each, a “Borrower”), Endeavour International Corporation, a Nevada corporation (“Holdings”), the Lenders party hereto from time to time, CREDIT SUISSE AG, acting through one or more of its branches or affiliates (“Credit Suisse”), as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, including any successor thereto, the “Collateral Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Lenders to extend credit to EIH on the Closing Date in the form of Term Loans in an aggregate principal amount of $125,000,000; and

WHEREAS, the Lenders are willing to extend such credit to EIH on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IT IS AGREED:

Article I
Definitions

SECTION 1.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“5.5% Convertible Notes” shall mean the 5.5% Convertible Senior Notes due 2016 issued by Holdings, including any related notes, guarantees, instruments and agreements executed in connection therewith.

“11.5% Convertible Bonds” shall mean the 11.5% Guaranteed Convertible Bonds due 2014 (extended to 2016) issued by Endeavour Energy Luxembourg S.à.r.l. and guaranteed by Holdings, including any related notes, guarantees, instruments and agreements executed in connection therewith.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Assets” shall mean:

(1)     any properties or assets used or useful in the Oil and Gas Business, other than Indebtedness or Capital Stock;

(2)     the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or any of its Restricted Subsidiaries; or

(3)     Capital Stock constituting a Minority Interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) is primarily engaged in the Oil and Gas Business.

“Additional Guarantor Requirement” shall have the meaning provided in Section 5.12(c).

“Additional Security Documents” shall have the meaning provided in Section 5.12(a).

“Additional Term Loans” shall have the meaning provided in Section 2.01(b).

“Adjusted Consolidated Net Tangible Assets” of a specified Person shall mean (without duplication), as of the date of determination, the remainder of:

(1)     the sum of:

(a)     discounted future net revenue from proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal or other income taxes, as estimated by such Person in a reserve report prepared as of the end of the fiscal year of such Person and audited by such Person’s independent petroleum engineers, as increased by, as of the date of determination, the estimated discounted future net revenue from:

(i)     estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to acquisitions consummated since the date of such reserve report, which reserves were not reflected in such reserve report, and

(ii)     estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved crude oil and natural gas reserves (including previously estimated development costs incurred during the period and the accretion of discount since the prior period end) due to exploration, development or exploitation, production or other activities which would, in accordance with standard industry practice, cause such revisions, and decreased by, as of the date of determination, the estimated discounted future net revenue attributable to:

(iii)    estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report produced or disposed of since the date of such reserve report, and

(iv)    reductions in the estimated proved crude oil and natural gas reserves of such Person and its Restricted Subsidiaries reflected in such reserve report since the date of such reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions;

in the case of clauses (i) through (iv) calculated on a pre-tax basis in accordance with SEC guidelines (utilizing the prices estimated by such Person in a reserve report prepared as of the end of the fiscal year of such Person); provided, however, that, in the case of each of the determinations made pursuant to clauses (i), (ii), (iii) and (iv) above, such increases and decreases shall be estimated by Holdings’ petroleum engineers or any independent petroleum engineers engaged by Holdings for that purpose;

(b)     the capitalized costs that are attributable to crude oil and natural gas properties of such Person and its Restricted Subsidiaries to which no proved crude oil and natural gas reserves are attributable, based on such Person’s books and records as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements;

(c)     the Net Working Capital of such Person as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements; and

(d)     the greater of:

(i)     the net book value of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements, and

(ii)     the appraised value, as estimated by independent appraisers, of other tangible assets of such Person and its Restricted Subsidiaries as of a date no earlier than the date of such Person’s latest available annual or quarterly financial statements (provided that if no such appraisal has been performed, such Person shall not be required to obtain such an appraisal of such assets solely for the purpose of determining this value and only clause (1)(d)(i) of this definition shall apply);

minus:

(2)     the sum of:

(a)     Minority Interests;

(b)     to the extent not otherwise taken into account in determining Adjusted Consolidated Net Tangible Assets, any net natural gas balancing liabilities of such Person and its Restricted Subsidiaries reflected in such Person’s latest audited financial statements;

(c)     to the extent included in clause (1)(a) above, the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties;

(d)     to the extent included in clause (1)(a) above, the discounted future net revenue calculated in accordance with SEC guidelines (utilizing the prices utilized in such Person’s year end reserve report), attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto; and

(e)     the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments that, based on the estimates of production and price assumptions included in determining the discounted future net revenue specified in clause (1)(a) above (utilizing the prices utilized in such Person’s year end reserve report), would be necessary to satisfy fully the obligations of such Person and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto.

If Holdings changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” of Holdings will continue to be calculated as if Holdings were still using the full cost method of accounting.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the greater of (a) 1.25% per annum and (b) the product of (i) the LIBO Rate in effect for such Interest Period and (ii) Statutory Reserves.

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement, and shall include any successor to the Administrative Agent appointed pursuant to Section 8.06.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in such form as may be supplied from time to time by the Administrative Agent.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning provided in Section 6.05.

“Agents” shall mean and include the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning provided in the preamble to this Agreement.

“Agreement Currency” shall have the meaning provided in Section 9.20.

“Agreement Value” shall mean, for each Hedging Agreement, on any date of determination, the maximum aggregate amount (giving effect to any netting agreements) that Holdings or any Borrower or Restricted Subsidiary is required to pay in connection with a termination of such Hedging Agreement on such date, as determined by counterparties to such Hedging Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the one-month Adjusted LIBO Rate plus 1.0%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates).  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate or Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate or Adjusted LIBO Rate, as the case may be.

“Amortization Payment” shall have the meaning provided in Section 2.11.

“Applicable Law” except as the context may otherwise require, shall mean all applicable laws, rules, regulations, ordinances, treaties, judgments, decrees, injunctions, writs and orders of any Governmental Authority and rules, regulations, orders, licenses and permits of any Governmental Authority.

“Applicable Margin” shall mean, for any day (a) with respect to any Eurodollar Loan, 7.0% per annum and (b) with respect to any ABR Loan, 6.0% per annum.

“Applicable Percentage” shall mean, with respect to any fiscal year, 50%; provided that (a) if the Consolidated Leverage Ratio as of the end of such fiscal year is less than 2.5:1.0, 25% and (b) if the Consolidated Leverage Ratio as of the end of such fiscal year is less than 1.75:1.0, 0%.

“Applicable Premium” shall mean, with respect to any prepayment under Section 2.12 or 2.13(b), as applicable: (a) if made prior to the first anniversary of the date hereof, a cash amount with respect to the aggregate principal amount of Loans prepaid equal to the present value at such repayment date of all required interest payments due on such Loans (assuming that the Adjusted LIBO Rate prevailing at the time of the notice of prepayment applies throughout such period) to but excluding the first anniversary of the date hereof (excluding accrued but unpaid interest to the date of such prepayment and reduction), computed using a discount rate equal to the Treasury Rate as of such prepayment date plus 50 basis points discounted to the redemption date on a quarterly basis (assuming a 360 day year consisting of twelve 30 day months); and (b) if made on or after the first anniversary of the date hereof, $0.

“Approved Hedge Counterparty” shall mean any other Person that, at the time such Hedging Agreement is entered into is (a) the Administrative Agent, (b) the Collateral Agent, (c) the Arranger, (d) a Lender, (e) any Affiliate of any of the foregoing Persons or (f) any other Person whose corporate rating at the time of entering into the Hedging Agreement is A- or higher by S&P or whose senior unsecured long-term debt obligations at the time of entering into the Hedging Agreement are rated A- or higher by S&P (or whose obligations under the Hedging Agreement are guaranteed by another Person satisfying the foregoing ratings criteria).

“Arranger” shall mean CS Securities in its capacity as sole lead arranger and sole bookrunner.

“Asset Sale” shall mean:

(a)     the sale, lease, conveyance or other disposition of any properties or assets (including by way of a Production Payment, Sale Leaseback Transaction, conveyance of any royalty interest, overriding royalty interest, net profits interest, or mergers, consolidations or otherwise); provided, however, that the disposition of all or substantially all of the properties or assets of Holdings and its Restricted Subsidiaries taken as a whole will not be an “Asset Sale,”

but will be governed by the provisions of Section 6.09 and not by the provisions of Section 6.04; and

(b)     the issuance of Equity Interests in any of Holdings’ Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or shares required by Applicable Law to be held by a Person other than Holdings or a Restricted Subsidiary of Holdings).

Notwithstanding the preceding clauses (a) and (b), the following items will not be deemed to be Asset Sales:

(1)     any single transaction or series of related transactions that involves properties or assets having a Fair Market Value of less than the greater of (i) $5,000,000 and (ii) 0.5% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such transaction;

(2)     subject to compliance with the Additional Guarantor Requirement as of the date of such disposition, a disposition of assets between or among any of Holdings and its Restricted Subsidiaries;

(3)     an issuance or sale of Equity Interests by a Restricted Subsidiary to Holdings or to another Restricted Subsidiary;

(4)     any disposition, abandonment, relinquishment or expiration of equipment, inventory, products, accounts receivable or other similar properties or similar assets in the ordinary course of business (excluding, for the avoidance of doubt, Production Payments);

(5)     the disposition of cash or Cash Equivalents, Hedging Agreements or other financial instruments in the ordinary course of business;

(6)     a Restricted Payment that is permitted by Section 6.01 or a Permitted Investment (or a disposition that would constitute a Restricted Payment but for the exclusion from the definition thereof);

(7)     the farm-out, lease or sublease of developed or undeveloped crude oil or natural gas properties owned or held by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or in exchange for crude oil and natural gas properties or interests owned or held by another Person;

(8)     (i) any trade or exchange by Holdings or any of its Restricted Subsidiaries of Hydrocarbon properties or other properties or assets for Hydrocarbon properties or other properties or assets owned or held by one or more other Persons, and (ii) any transfer or sale of assets, or lease, assignment or sublease of any real or personal property, (A) in exchange for services (including in connection with any outsourcing arrangements) related to the exploration, development, completion or production (and related activities) of properties of Holdings or any Restricted Subsidiary, (B) in exchange for such transferee, lessee or assignee (or an Affiliate thereof) agreeing to pay all or a portion of the costs and expenses related to the exploration, development, completion or production (and related activities) of properties of Holdings or any Restricted Subsidiary or (C) in exchange for properties or assets satisfying the requirements of clause (i) of this clause (8) ((A) and (B) being referred to herein as a “carry”); provided that the Fair Market Value of the properties or assets traded, exchanged, transferred, sold, leased, assigned or subleased by Holdings or such Restricted Subsidiary is equal to or less than the Fair Market Value of the properties, assets or carry (together with any cash and Cash Equivalents)

agreed by such other Persons to be transferred, provided or paid to or on behalf of Holdings or such Restricted Subsidiary, and provided further that any cash or Cash Equivalents received must be applied in accordance with the provisions of Section 2.13(a);

(9)     the creation or perfection of a Lien (but not (i) except to the extent contemplated in clause (10) below, the sale or other disposition of the properties or assets subject to such Lien or (ii) Production Payments);

(10)    the creation or perfection of a Permitted Lien and the exercise by any Person in whose favor a Permitted Lien is granted of any of its rights in respect of that Permitted Lien (but in each case excluding Production Payments);

(11)    a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(12)    the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property;

(13)    any sale or other disposition of Equity Interests in an Unrestricted Subsidiary;

(14)    the sale or other disposition (whether or not in the ordinary course of business) of Oil and Gas Properties, provided that at the time of such sale or other disposition such properties do not have associated with them any proved reserves, and provided further that the sale or other disposition is not for less than the Fair Market Value of such Oil and Gas Properties;

(15)    any Refinancing Production Payment; and

(16)    the grant or transfer by Holdings or a Restricted Subsidiary of Holdings of a royalty, overriding royalty or net profits interest, in each case, pursuant to any incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to Holdings or a Restricted Subsidiary of Holdings.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Attributable Debt” in respect of a Sale Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP. As used in the preceding sentence, the “net rental payments” under any lease for any period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder, excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease that is terminable by the lessee upon payment of penalty, such net rental payment shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Authorization” shall mean an authorization, consent, permit, approval, resolution, license, exemption, filing, notarization or registration.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean:

(1)    with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; and

(2)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” shall mean a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person and with respect to EIH, its Responsible Officer, as having been duly adopted by the Board of Directors of such Person and being in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Borrower” and “Borrowers” shall have the meaning provided in the preamble to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowing” shall mean a borrowing comprised of Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by either Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B (or, if given telephonically in accordance with the terms of Section 2.03, confirmed in the form of Exhibit B), or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning provided in Section 2.16.

“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any jurisdiction outside of the United States or any State thereof.

“Business Day” shall mean for all purposes, any day except Saturday, Sunday and any day which shall be in New York, New York or London, England, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Calculation Date” shall mean each date on which any financial ratio calculation is calculated.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person and its Restricted Subsidiaries which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capital Lease Obligations incurred by such Person and its Restricted Subsidiaries.

“Capital Lease Obligation” shall mean, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” shall mean:

(1)     in the case of a corporation, corporate stock;

(2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)     in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person;

but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” shall mean:

(1)    securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality of the government of the United States (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(2)     marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s;

(3)     certificates of deposit, demand deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a credit rating of “A” or better from either S&P or Moody’s;

(4)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)     commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)     money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)    instruments equivalent to those referred to in clauses (1) through (6) above denominated in Sterling comparable in credit quality and tenor to those referred to above and customarily used by companies for cash management purposes in the United Kingdom to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Cash Interest Expense” shall mean, with respect to any Person, for any period, the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, less the sum of (a) any pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) of such Person and its Restricted Subsidiaries, (b) to the extent included in Consolidated Interest Expense, the amortization of any financing fees paid by, or on behalf of, such Person and its Restricted Subsidiaries, (c) the amortization of debt discounts, if any, or fees in respect of Hedging Agreements and (d) cash interest income of such Person and its Restricted Subsidiaries for such period.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the date hereof, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the  date hereof or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date hereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of Holdings and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)      the adoption by the stockholders of Holdings of a plan relating to the liquidation or dissolution of Holdings;

(3)    the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares, units or the like;

(4)     the first day on which a majority of the members of the Board of Directors of Holdings are not Continuing Directors; or

(5)     Holdings shall at any time cease to own (beneficially and of record), directly or indirectly, 100% of the Equity Interests of either Borrower.

“Charges” shall have the meaning provided in Section 9.09.

“Class” shall mean with respect to Incremental Term Loans, whether such Incremental Term Loans are Initial Loans or Other Term Loans.  Incremental Term Loans with different terms and conditions shall be construed to be in different Classes.

“Class C Convertible Preferred Stock” shall mean Holdings’ Series C Preferred Stock with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006 and amended on December 21, 2006, November 17, 2009 and March 10, 2010.

“Closing Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute and any regulations promulgated thereunder.

“Collateral” shall mean all property (whether real or personal, tangible or intangible) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Collateral under and as defined in each Security Document; provided that “Collateral” shall not include any Excluded Assets.

“Collateral Agent” shall have the meaning provided in the preamble to this Agreement, and shall include any successor to the Collateral Agent appointed pursuant to Section 8.06.

“Commitment”  shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 or pursuant to Section 2.09. Unless the context shall otherwise require, the "Commitment" of a Lender shall include such Lender's "Incremental Term Loan Commitment."

"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from to time, and any successor statute, or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation thereof).

“Commodity Hedging Agreement” shall mean a commodity price risk management agreement or similar arrangement (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities).

“Communications” shall have the meaning provided in Section 9.01.

“Connection Income Taxes”  shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)     provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)     the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3)     depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4)     all fees, costs and expenses (other than depreciation, depletion or amortization expense) incurred in connection with the Transactions, the execution and delivery of the Term B Credit Agreement and the LC Procurement Agreement and each other agreement or document executed and delivered in connection therewith, and the borrowings and/or other transactions contemplated under the Term B Credit Agreement and/or the LC Procurement Agreement, including, without limitation, the LC Transactions and the Transactions (as defined in the Term B Credit Agreement), and any amendment or other modification of any such agreements, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(5)     unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses were deducted in computing such Consolidated Net Income; minus

(6)     non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business; and minus

(7)     to the extent increasing such Consolidated Net Income for such period, the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments;

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding sentence, clauses (1) through (5) relating to amounts of a Restricted Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person.

“Consolidated Interest Expense” shall mean, with respect to any Person, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) attributable to Indebtedness of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (but excluding interest expense with regard to any Production Payment),  plus (b) any interest accrued during such period in respect of Indebtedness of such Person and its Restricted Subsidiaries that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP,  plus (c) the LC Fee (as defined in the LC Procurement Agreement) payable by EEUK for such period under the LC Procurement Agreement.  For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such Person and its Restricted Subsidiaries with respect to Interest Rate Hedging Agreements.

“Consolidated Leverage Ratio” shall mean, on any Calculation Date, the ratio of (a) the sum of (i) Total Funded Debt of Holdings and its Restricted Subsidiaries on such Calculation Date plus (ii) the Maximum LC Procurement Obligation minus (iii) the aggregate amount of unrestricted cash on the consolidated balance sheet of Holdings and its Restricted Subsidiaries as of such date  (provided that the maximum amount of such unrestricted cash shall not exceed $25,000,000)  to (b) Consolidated EBITDA of Holdings for the period of four consecutive fiscal quarters most recently ended on or prior to such Calculation Date, in each case after giving effect to any applicable Pro Forma Adjustments.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any reduction in respect of non-cash preferred stock dividends of such Person, provided that:

(1)     the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)     the net income (but not loss) of any Restricted Subsidiary of Holdings will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

(3)     the cumulative effect of a change in accounting principles will be excluded;

(4)     any gain (loss) realized upon the sale or other disposition of any property, plant or equipment of such Person or its consolidated Restricted Subsidiaries (including pursuant to any Sale Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain (loss) realized upon the sale or other disposition of any Capital Stock of any Person will be excluded;

(5)     any asset impairment writedowns on Oil and Gas Properties under GAAP or SEC guidelines will be excluded;

(6)     unrealized non-cash losses and gains under Hedging Agreements included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of FASB ASC Topic 815, “Derivatives and Hedging,” will be excluded;

(7)     any non-cash charges relating to any premium or penalty paid, write off of deferred financing costs or other financial recapitalization charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity will be excluded;

(8)     items classified as extraordinary or nonrecurring gains and losses (less all fees and expenses related thereto) and the related tax effects, in each case according to GAAP, will be excluded; and

(9)     income resulting from transfers of assets (other than cash) between such Person or any of its Restricted Subsidiaries, on the one hand, and an Unrestricted Subsidiary of such Person, on the other hand, will be excluded.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lower of (i) the maximum amount of such Contingent Obligation pursuant to the agreement or instrument under which such Contingent Obligation is created and (ii) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” shall mean the directors of Holdings on the date hereof and each other director if such director’s nomination for election to the Board of Directors is recommended by a majority of the then Continuing Directors.

“CRD IV” shall mean Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.

“Credit Documents” shall mean this Agreement, each Note, each Security Document, the Intercreditor Agreement, the Subordination Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each joinder, accession or similar agreement by which any Subsidiary of Holdings becomes party to the Credit Party Guaranty or any Security Document and each Incremental Term Loan Assumption Agreement.

“Credit Facility” shall mean any debt facility, commercial paper facility or Debt Issuance, in each case with banks or other institutional lenders or institutional investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other borrowings or Debt Issuances, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Credit Party” shall mean Holdings, the Borrowers and each Subsidiary Guarantor.

“Credit Party Guaranty” shall have the meaning provided in Section 4.01(g).

“Credit Suisse” shall have the meaning provided in the preamble to this Agreement.

“CS Securities” shall mean Credit Suisse Securities (USA) LLC, and its successors.

“Customer”  shall have the meaning provided in Section 2.20(h)(i).

“De Minimis Guaranteed Amount” shall mean a principal amount of Indebtedness not to exceed $5,000,000.

“Debt Issuance” shall mean one or more issuances after the date of this Agreement of Indebtedness evidenced by notes, debentures, bonds or other similar securities or instruments.

“Debt Service” shall mean, for any fiscal year, Cash Interest Expense of Holdings for such period plus (a) scheduled principal amortization of Total Funded Debt of Holdings and its Restricted Subsidiaries for such period and (b) cash payments made on any Existing Production Payments or any Refinancing Production Payment.

“Debtor Relief Laws” shall mean, collectively, the Netherlands Bankruptcy Code (Faillissementswet), Title 11 of the United States Bankruptcy Code and any other bankruptcy, insolvency, liquidation, restructuring, reorganization, compromise, arrangement, readjustment of debt, conservatorship, receivership, winding‑up, dissolution, or similar laws of the United States and any other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (ii) fund any portion of its Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (c) has notified the Borrowers or any other Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit or (d) has failed, within three (3) Business Days after request by the Administrative Agent or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Deposit Account Control Agreement” shall mean a deposit account control agreement to be executed and delivered among any Credit Party, the Collateral Agent and each bank at which such Credit Party maintains any deposit account other than an Excluded Account, in each case, in accordance with such bank’s standard form of control agreement or otherwise as may be reasonably acceptable to the Collateral Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the later to occur of the Maturity Date and the Incremental Term Loan Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Holdings to repurchase or redeem such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Holdings may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.01. The amount (or principal amount) of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollar-Denominated Production Payments” shall mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars” and “$” shall each mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Restricted Subsidiary of Holdings that was incorporated or organized under the laws of the United States, any State thereof or the District of Columbia.

“Dutch Civil Code” means the Burgerlijk Wetboek.

“Dutch Insolvency Event” means any bankruptcy (faillissement), suspension of payments (voorlopige surseance van betaling), administration (onderbewindstelling), dissolution (ontbinding) or the Borrower having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990).

“Dutch Obligor” means any Guarantor organized under the laws of The Netherlands.

“Dutch Process Agent” shall have the meaning provided in Section 9.19(b).

“Dutch Sector” shall mean the jurisdiction of The Netherlands commonly referred to as the Dutch Sector – North Sea.

“EEUK” shall mean Endeavour Energy UK Limited, a private limited company organized under the laws of England and Wales.

“EIH” shall have the meaning provided in the preamble to this Agreement.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) a Related Fund of a Lender and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include any Credit Party or any Affiliate of a Credit Party.

“Employee Benefit Plan” shall mean any Plan, any other “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material agreements, plans or arrangements, with or for the benefit of current or former employees of Holdings, any of its Subsidiaries or any ERISA Affiliate.

“English Charge Over Shares” shall have the meaning provided in Section 4.01(j).

“English Debenture” shall have the meaning provided in Section 4.01(i).

“English Security Documents” shall mean and include (a) the English Charge Over Shares and (b) the English Debenture.

“Environmental Law” shall mean any applicable U.S. federal, state, local, UK or other non-U.S. law (including common law), rule, regulation, ordinance, code, directive, judgment or order now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, relating to the protection of the environment or of human health and safety (to the extent such health and safety relate to exposure to Hazardous Materials), or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, and reasonable fees, expenses or costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement made by Holdings or any of its Subsidiaries pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“EOC” shall mean Endeavour Operating Corporation, a Delaware corporation.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Holdings and/or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) a Reportable Event; (b) the failure of any Plan to satisfy the minimum funding standards, if any, applicable to that Plan for a Plan year under Section 412 of the Code or Section 302 of ERISA or a Plan’s application for a waiver of such minimum funding standards pursuant to Section 412(c) of the Code or Section 302(c) of ERISA; (c) the arising of a lien or encumbrance under Section 4068 of ERISA with respect to property of Holdings, any of its Subsidiaries or an ERISA Affiliate; (d) a determination that any Plan is, or is expected to be, in at-risk status under Section 430(i) of the Code or Section 303(i) of ERISA; (e) the incurrence by Holdings, any of its Subsidiaries, or an ERISA Affiliate of material liability (including any indirect, contingent, or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, or 4069 of ERISA or Section 4971 or 4975 of the Code; (f) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC to terminate or appoint a trustee to administer any Plan pursuant to Title IV of ERISA; (g) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(a)(2) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA; (h) the complete or partial withdrawal of Holdings, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan that gives rise to, or is expected to give rise to a liability under Section 4201 of ERISA, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by Holdings, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, any Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or (i) the knowledge of Holdings of a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary (as defined in Section 3(21) of ERISA) or disqualified person (as defined in Section 4975(e)(2) of the Code) with respect to any Plan for which Holdings or any of its Subsidiaries is reasonably expected to incur a material liability.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Events of Default” shall have the meaning provided in Section 7.01.

“Excess Cash Flow” shall mean, with respect to Holdings for any fiscal year of Holdings, the Consolidated EBITDA of Holdings for such fiscal year,  minus, without duplication,

(1)     Debt Service for such fiscal year,

(2)     any optional prepayment of Loans and the amount of any release of the Payer Deposit (as defined in the LC Procurement Agreement) pursuant to Section 3.04 of the LC Procurement Agreement resulting from an optional reduction in the “Maximum LC Amount” under Section 3.01 of the LC Procurement Agreement in each case, that results in a prepayment of Term B Loans during such fiscal year or prior to the date 100 days following such fiscal year so long as the amount of such prepayment or release of the Payer Deposit is not already reflected in Debt Service or otherwise deducted from Excess Cash Flow,

(3)     the aggregate Capital Expenditures made by Holdings during such fiscal year that are paid in cash,

(4)     Taxes paid in cash by Holdings and its Restricted Subsidiaries on a consolidated basis during such fiscal year or that will be paid within six months after the close of such fiscal year (provided that any amount so deducted that will be paid after the close of such fiscal year shall not be deducted again in a subsequent fiscal year) and for which reserves have been established, including income tax expense,

(5)     an amount equal to any increase in Net Working Capital for such fiscal year,

(6)     amounts paid in cash during such fiscal year on account of (i) items that were accounted for as noncash reductions of net income in determining the Consolidated Net Income of Holdings or as noncash reductions in Consolidated Net Income in determining Consolidated EBITDA of Holdings in a prior fiscal year and (ii) reserves or accruals established in purchase accounting,

(7)     the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income of Holdings or were added to or not deducted from Consolidated Net Income of Holdings in calculating Consolidated EBITDA of Holdings to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior fiscal year), or an accrual for a cash payment, by Holdings and its Restricted Subsidiaries or did not represent cash received by Holdings and its Restricted Subsidiaries, in each case on a consolidated basis during such fiscal year,

(8)     amounts paid in cash with respect to an acquisition of assets (including through mergers, consolidations or otherwise),

(9)     amounts paid in cash with respect to Hedging Agreements, and

(10)    to the extent added to net income in determining Consolidated Net Income of Holdings or to Consolidated Net Income in determining Consolidated EBITDA of Holdings, the aggregate amount of all fees, costs and expenses (other than depreciation, depletion or amortization expense) incurred by Holdings or any Restricted Subsidiary in connection with the Transactions, the execution and delivery of the Term B Credit Agreement and the LC Procurement Agreement and each other agreement or document executed and delivered in connection therewith, and the borrowings and other transactions contemplated under the Term B Credit Agreement and/or the LC Procurement Agreement, including, without limitation, the LC Transactions and the Transactions (as defined in the Term B Credit Agreement), and any amendment or other modification of any such agreements;

plus, without duplication,

(1)     an amount equal to any decrease in Net Working Capital for such fiscal year,

(2)     all proceeds received during such fiscal year of Capital Lease Obligations, purchase money Indebtedness, Sale Leaseback Transactions and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure,

(3)     all amounts referred to in clause (3) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings after the Closing Date (to the extent not previously used to prepay Indebtedness, make any investment or Capital Expenditure or otherwise for any purpose resulting in a deduction to Excess Cash Flow in any prior fiscal year),

(4)     cash payments received in respect of Hedging Agreements during such fiscal year to the extent not included in the computation of the Consolidated EBITDA of Holdings,

(5)     to the extent deducted in computation of Consolidated EBITDA of Holdings, cash interest income, and

(6)     the amount related to items that were deducted from or not added to net income in connection with calculating Consolidated Net Income of Holdings or were deducted from or not added to Consolidated Net Income of Holdings in calculating Consolidated EBITDA of Holdings to the extent either (i) such items represented cash received by Holdings or any Restricted Subsidiary or (ii) does not represent cash paid by Holdings or any Restricted Subsidiary, in the case of each of the foregoing clauses, determined on a consolidated basis during such fiscal year.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean, on any day, with respect to any currency other than Dollars, the noon buying rate in New York City for such currency on such date for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York.

“Excluded Account” shall mean (a) a  deposit account of Holdings or any other Credit Party with a principal balance that does not exceed at any time,  or has not at any time exceeded within the past 12 months, $250,000 and (b) that certain deposit account maintained with JPMorgan Chase Bank in Houston, Texas (reference Endeavour Operating CO 010 General – Enertia) so long as the principal balance of such account does not exceed $250,000, until the principal balance of such account on any day exceeds $250,000.

 “Excluded Asset” shall mean, collectively, (a) any Indenture Collateral,  (b) Oil and Gas Properties owned by Holdings or any of its Restricted Subsidiaries located in North America to the extent that no Proved Reserves are attributable thereto, (c) all Oil and Gas Properties owned by  Holdings or any of its Restricted Subsidiaries located in North America to which Proved Reserves are attributed to the extent that the aggregate PV-10 Value of all Proved Reserves attributable thereto is less than $20,000,000, and (d) any individual Oil and Gas Property owned by Holdings or any of its Restricted Subsidiaries located in North America to the extent that the PV-10 Value of all Proved Reserves attributable thereto is less than $1,500,000.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such Guarantor’s failure for any reason to constitute an Eligible Contract Participant at the time such guaranty, grant of security interest or lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.

“Excluded Taxes”  shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), (ii) that are Other Connection Taxes or (iii) that are imposed under the laws of the Netherlands to the extent such Taxes become payable as a result of such Recipient having a substantial interest (aanmerkelijk belang) in a Dutch Borrower as laid down in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001), (b) Taxes attributable to such Recipient’s failure to comply with Section 2.20(e), (c) any United States federal backup withholding Taxes, and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement (as amended, supplemented or otherwise modified), dated as of April 12, 2012, by and among Holdings, EEUK, as the borrower, MC Admin Co LLC, as administrative agent, and the lenders party thereto.

“Existing Indebtedness” shall mean the aggregate principal amount of Indebtedness of Holdings and its Restricted Subsidiaries in existence on the date hereof and specified on Schedule 3.20 (other than the Indebtedness referenced in Section 4.01(k)), including the 5.5% Convertible Notes, the Indenture Notes, the 11.5% Convertible Bonds and Indebtedness under the Existing Credit Agreement, until such amounts are repaid.

“Existing LC Procurement Agreements” shall mean, collectively, (a) that certain Reimbursement Agreement (as amended, supplemented or otherwise modified), dated May 31, 2012 by and among, Holdings, EEUK, New Pearl S.à.r.l. and Cyan Partners, LP, and (b) that certain LC Procurement Agreement, dated January 9, 2013 among, inter alia, EEUK and Max Participations II S.à.r.l.

“Existing Production Payments” shall mean (a) the Production Payment over interests in United Kingdom Production Licence P.213 (Block 16/26a A-ALBA) (the Alba Field) and Seaward Production Licence P.255 (Blocks 22/6c A and 22/6s A) (the Bacchus Field) granted to Cidoval S.à.r.l. pursuant to that certain Deed of Grant of a Production Payment in respect of United Kingdom Continental Shelf Seaward Production Licence P.213 (Block 16/26a A-ALBA) and Seaward Production Licence P.255 (Blocks 22/6c A and 22/6s A); and (b) the Production Payment over interests in United Kingdom Seaward Production Licence P.226 for Block 15/27 Area E and United Kingdom Seaward Production Licence P.1615 for Block 15/26c (including any other licence issued in substitution or partial substitution thereof) granted pursuant to that certain Deed of Grant of a Production Payment in respect of United Kingdom Seaward Production Licence P.226 for Block 15/27 Area E and United Kingdom Seaward Production Licence P.1615 for Block 15/26c (including any other licence issued in substitution or partial substitution thereof).

“Facility” shall mean the Initial Loans or a given Class of Other Term Loans, as the context may require.

“FATCA”  shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Fair Market Value” shall mean, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an unaffiliated informed and willing buyer under no compulsion to buy, determined on the date of contractually agreeing to such sale, or in circumstances in which Holdings or a Restricted Subsidiary grants a third party the right to purchase an asset, the date of such grant. Fair Market Value will be determined in good faith by the Board of Directors of Holdings in the case of amounts of $20,000,000 or more and otherwise by the principal financial or accounting officer of Holdings acting in good faith.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the fees payable to the Administrative Agent, the Arranger or any other Person in connection herewith set forth in any separate writing between any Credit Party and either Agent or the Arranger hereunder.

“Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such Person.

“First Priority Notes” shall mean the 12% First Priority Notes due 2018 issued pursuant to the First Priority Notes Indenture, including any such 12% First Priority Notes issued in the exchange offer as contemplated in the First Priority Notes Indenture.

“First Priority Notes Indenture” shall mean that certain indenture, dated as of February 23, 2012, among Holdings, the guarantors party thereto, and Wells Fargo Bank, National Association, as collateral agent and trustee.

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary the Equity Interests in which are owned directly by (a) Holdings or (b) a Domestic Subsidiary that is not a direct or indirect Subsidiary of a Foreign Subsidiary.

“Fixed Charge Coverage Ratio” shall mean with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the applicable four-quarter reference period and on or prior to the Calculation Date, then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.  In addition, calculation of the Fixed Charge Coverage Ratio shall give effect to all Pro Forma Adjustments.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1)     the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (excluding (i) any interest attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness; but including, without limitation, (a) amortization of debt issuance costs and accretion and amortization of original issue discount (except with respect to any 11.5% Convertible Bonds outstanding on the date hereof), (b) non-cash interest payments, (c) the interest component of any deferred payment obligations (other than that attributable to any Commodity Hedging Agreement), (d) the interest component of all payments associated with Capital Lease Obligations, (e) imputed interest with respect to Attributable Debt, and (f) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Interest Rate Hedging Agreements; plus

(2)     the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)     any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)     all dividends on any Disqualified Stock of such Person or any Disqualified Stock or series of preferred securities of any of its Restricted Subsidiaries, whether paid or accrued and whether or not in cash, other than dividends on Equity Interests payable solely in Equity Interests of Holdings (other than Disqualified Stock) or to Holdings or a Restricted Subsidiary of Holdings,

in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiary” shall mean any Restricted Subsidiary of Holdings that was not formed under the laws of the United States or any State thereof or the District of Columbia.

“GAAP” shall mean generally accepted accounting principles in the United States, which are in effect on the date of this Agreement.

“Governmental Authority” shall mean the government of the United Kingdom, the United States, the Netherlands, the European Union and any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” shall have the meaning provided in Section 9.04(i).

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any waste or other substance that is listed, defined, designated or classified as, or otherwise regulated as, hazardous or toxic or a pollutant or contaminant under or pursuant to any Environmental Law, including any petroleum, Hydrocarbons and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Hedging Agreement” shall mean any Commodity Hedging Agreement, Interest Rate Hedging Agreement or foreign currency exchange agreement or other currency exchange rate hedging agreement.

“Holdings” shall have the meaning provided in the preamble to this Agreement.

“Hydrocarbons” shall mean oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products directly or indirectly refined, separated, settled and dehydrated therefrom, including kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur and all other minerals.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now owned or hereafter acquired in and to oil, gas and mineral leases, leasehold interests, production licences in the North Sea and other licenses or other liquid or gaseous hydrocarbon licenses, leases, fee mineral interests, term mineral interests, subleases, farm-outs, royalties, overriding royalty and royalty interests, non-consent interests arising out of or pursuant to Oil and Gas Contracts, net profit interests, net revenue interests, oil payments, production payments, production payment interests and similar interests and estates, including all reserved or residual interest of whatever nature and all reversionary or carried interests relating to any of the foregoing.

“Immaterial Subsidiary”  shall mean any Restricted Subsidiary that did not, as of the last day of the most recently ended four full fiscal quarters of Holdings for which internal financial statements are available, have assets (for this purpose, determined exclusive of intercompany receivables) with a book value in excess of 2.5% of the consolidated total assets of Holdings and its Restricted Subsidiaries; provided, that if at any time the aggregate amount of consolidated total assets attributable to Immaterial Subsidiaries would otherwise exceed 10% of the consolidated total assets of Holdings and its Restricted Subsidiaries, then Restricted Subsidiaries that would otherwise constitute Immaterial Subsidiaries pursuant to this definition (without giving effect to this proviso) shall be deemed not to constitute Immaterial Subsidiaries to the extent necessary so that the percentage limitation in this proviso is not exceeded. For purposes of calculations of the book value of assets of a Restricted Subsidiary pursuant to this definition (i) the value of the loan evidenced by that certain revolving loan facility agreement dated January 23, 2008 (as amended, supplemented or modified from time to time) between EIH and Endeavour Energy Luxembourg S.à r.l., and (ii) the value of other loans and receivables in an aggregate amount not in excess of $5,000,000 owed to such Restricted Subsidiary by Holdings or any other Subsidiary of Holdings, in each case shall be disregarded. Notwithstanding anything to the contrary above in this definition, in no event shall an Indenture Guarantor be considered an Immaterial Subsidiary for the purposes of this Agreement.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, an amount equal to (a)(i) $25,000,000 or (ii) if the Credit Parties' pro forma Consolidated Leverage Ratio at such time does not exceed the Credit Parties' Consolidated Leverage Ratio as of December 31, 2013, $50,000,000 (inclusive of amounts under (i) above) minus (b) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.23, minus (c) the aggregate amount of all Term B Incremental Commitments.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrowers, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.23, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Loans made by one or more Lenders to the Borrowers pursuant to Section 2.23.  Incremental Term Loans may be made in the form of additional Loans in the same Facility or, to the extent permitted by Section 2.23 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.    Unless the context shall otherwise require, Incremental Term Loans shall constitute “Loans”.

“Indebtedness” shall mean, with respect to any specified Person:

(1)     any indebtedness of such Person, whether or not contingent, in respect of borrowed money;

(2)     all obligations evidenced by bonds, notes, debentures or similar instruments;

(3)     all obligations in respect of bankers’ acceptances or letters of credit (including reimbursement obligations in respect thereof, except to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such obligation (which shall be deemed to be the principal amount thereof) is satisfied within five Business Days of payment on such letter of credit); provided that any such exempted obligations shall be unsecured or secured only by Liens which would be permitted under clause (8) of the definition of “Permitted Liens” if such obligations were to constitute Indebtedness;

(4)     all Capital Lease Obligations or Attributable Debt in respect of Sale Leaseback Transactions;

(5)     all obligations representing the balance deferred and unpaid of the purchase price of any property (other than (i) property purchased, and expense accruals and deferred compensation items arising, in the ordinary course of business, (ii) obligations payable solely in Capital Stock that is not Disqualified Stock and (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller);

(6)     all obligations under Hedging Agreements;

(7)     with respect to Production Payments, any warranties or guarantees of production or payment by such Person with respect to such Production Payment, but excluding other contractual obligations of such Person with respect to such Production Payment, if and to the extent any of the preceding items (other than letters of credit and obligations under Hedging Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of other Persons secured by a Lien on any asset of the specified Person, whether or not such Indebtedness is assumed by the specified Person (provided that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person), and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, the following shall not constitute or be deemed “Indebtedness”:

(i)     any indebtedness which has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or Cash Equivalents (in an amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness, and subject to no other Liens, and the other applicable terms of the instrument governing such indebtedness;

(ii)     any obligation of a Person in respect of the balance deferred and unpaid of the purchase price of any property in respect of a farm-in agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, development, completion or other expenses of an exploratory or development well or program (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well or program in exchange for an ownership interest in an oil or gas property;

(iii)    any obligations arising from agreements of a Person providing for indemnification, guarantees, adjustment of purchase price, holdbacks, contingent payment obligations based on a final financial statement or performance of acquired or disposed of assets or similar obligations (other than guarantees of Indebtedness), in each case, incurred or assumed by such Person in connection with the acquisition or disposition of assets (including through mergers, consolidations or otherwise);

(iv)    subject to clause (7) above, any Dollar-Denominated Production Payments or Volumetric Production Payments;

(v)     any liability arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Article 2:403 of the Dutch Civil Code; and

(vi)    any liability arising by operation of law as a result of the existence of a fiscal unity (fiscale eenheid) of which a Dutch Obligor is a member.

The amount (or principal amount) of any Indebtedness outstanding as of any date will be:

(1)     the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)     in the case of obligations under any Hedging Agreements, the termination value of the agreement or arrangement giving rise to such obligations that would be payable by such Person at such date; and

(3)     the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

(4)     The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning provided in Section 9.05(b).

“Indenture Collateral” shall mean (i) any Capital Stock and other Equity Interests in any First-Tier Foreign Subsidiary and the certificates, if any, representing such Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto, (ii) any promissory notes or other Indebtedness owed by any Foreign Subsidiary to Holdings or any Domestic Subsidiary of Holdings and any other instruments or agreements evidencing such Indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness, (iii) all proceeds of, income and other payments (including, without limitation, dividends and distributions received) now or hereafter due and payable with respect to, and supporting obligations relating to, any of the assets described in preceding clauses (i) and (ii) and (iv) any other assets not described above in this definition to the extent, but only to the extent, a Lien is granted in such assets by Holdings or an Indenture Guarantor for the benefit of the holders of the Indenture Notes pursuant to the Indenture Security Documents as in effect on the date hereof.

“Indenture Documents” shall mean and include each of the documents, instruments (including the Indenture Notes) and other agreements (including, without limitation, the Indentures) relating to the issuance by Holdings of the Indenture Notes, including, without limitation, the Indenture Security Documents.

“Indenture Guarantors” shall mean each of (a) the Restricted Subsidiaries of Holdings executing the Indentures as initial Indenture Guarantors, (b) any other Restricted Subsidiary of Holdings that executes a supplement to the Indentures in accordance with the terms thereof and (c) the respective successors and assigns of such Restricted Subsidiaries in each case until such time as any such Restricted Subsidiary shall be released and relieved of its obligations pursuant to the terms thereof.

“Indenture Notes” shall mean, collectively, the First Priority Notes and the Second Priority Notes.

“Indenture Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, Holdings or any Indenture Guarantor arising under the Indentures, the Indenture Notes and the other Indenture Documents (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Holdings or any Indenture Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Indenture Security Documents” shall mean all (i) Security Documents (as defined in the First Priority Notes Indenture) and (ii) Security Documents (as defined in the Second Priority Notes Indenture).

“Indentures” shall mean, collectively, the First Priority Notes Indenture and the Second Priority Notes Indenture.

“Independent Engineering Firm” shall mean Netherland, Sewell & Associates, Inc. and/or one or more independent petroleum engineering firms selected by the Borrowers and reasonably acceptable to the Administrative Agent.

“Information” shall have the meaning provided in Section 9.16.

“Initial Loan” shall have the meaning provided in Section 2.01.

“Initial Reserve Report” shall mean the Reserve Report prepared by Netherland, Sewell & Associations, Inc., as of December 31, 2012 with respect to the Oil and Gas Properties of Holdings and its Restricted Subsidiaries.

“Insolvency Regulation” shall mean the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings

“Intercreditor Agreement” shall mean that certain Second Amended and Restated Intercreditor Agreement, dated as of December 12, 2013, by and among Holdings, EEUK, MC Admin Co LLC, Cidoval S.à r.l. and Sand Waves, S.A. and the joinder agreement referred to in Section 4.01(o).

“Interest Coverage Ratio” shall mean, on any Calculation Date, the ratio of (a) Consolidated EBITDA of Holdings for the period of four consecutive fiscal quarters most recently ended on or prior to such Calculation Date to (b) Cash Interest Expense of Holdings for such period, in each case after giving effect to any applicable Pro Forma Adjustments.  For purposes of calculating the Interest Coverage Ratio, in the event that Holdings or a Restricted Subsidiary incurs, assumes, incurs a Contingent Obligation for, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the applicable Calculation Date, then the Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Contingent Obligation, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrowers may elect; provided,  however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the Maturity Date or the Incremental Term Loan Maturity Date, as applicable.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Hedging Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement or other interest rate protection agreement, interest rate hedging arrangement or other similar arrangement or arrangement.

 “Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans, advances or extensions of credit (including guarantees or similar arrangements, but excluding (1) commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business and (2) advances to customers or suppliers in the ordinary course of business that are recorded in accordance with GAAP as accounts receivable on the balance sheet of the lender), or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities (excluding any interest in a crude oil or natural gas leasehold to the extent constituting a security under Applicable Law), together with all items that are or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. If Holdings or any Restricted Subsidiary of Holdings sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holdings such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holdings, Holdings will be deemed to have made an Investment on the date of any such sale or disposition in an amount equal to the Fair Market Value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of Section 6.01. The acquisition by Holdings or any Subsidiary of Holdings of a Person that holds an Investment in a third Person will be deemed to be an Investment made by Holdings or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person on the date of any such acquisition in an amount determined as provided in the final paragraph of Section 6.01. Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value or write-ups, write-downs or write-offs with respect to such Investment.

“Joint Venture” shall mean any Person that is not a direct or indirect Subsidiary of Holdings in which Holdings or any of its Restricted Subsidiaries makes any Investment.

“Judgment Currency” shall have the meaning provided in Section 9.20.

“LC Bank” shall mean Credit Suisse AG, London Branch, in its capacity as the letter of credit issuing bank under the LC Issuance Agreement.

“LC Finco US” shall mean LC Finco US LLC, a Delaware limited liability company.

“LC Issuance Agreement” shall mean that certain LC Issuance Agreement, dated as of the date hereof, between Credit Suisse AG, as letter of credit issuing bank, and LuxCo in respect of the issuance of letters of credit.

“LC Procurement Agreement” shall mean that certain LC Procurement Agreement, dated the date hereof, by and among Holdings, LuxCo, as payee, EEUK, as payer,  and Credit Suisse, as collateral agent, as the same may be amended from time to time as permitted hereunder.

“LC Procurement Guarantor” shall mean each Credit Party that has provided a LC Procurement Guaranty pursuant to the terms of the LC Procurement Agreement.

“LC Procurement Guaranty” shall mean the guaranty by the LC Procurement Guarantors of the obligations of EEUK under the LC Procurement Agreement.

“LC Procurement Documents” shall mean the LC Procurement Agreement and each LC Procurement Guaranty, security agreement, English debenture, English charge over shares, mortgage, deed, agreement or instrument executed, made or delivered in connection therewith.

“LC Transactions” shall mean have the meaning provided to the term “Transactions” in the LC Procurement Agreement.

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee, sublessee or licensee in, to and under leases, subleases or licenses of land, improvements and/or fixtures.

“Lenders” shall mean (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any Eligible Assignee that has become a party hereto pursuant to an Assignment and Acceptance.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) (or the successor thereto if the British Bankers’ Association is no longer making a LIBO Rate available) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in

London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

“Loans” shall have the meaning provided in Section 2.01(b).

“LuxCo” shall mean LC Finco S.à r.l., a private limited company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg , with its registered office at 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, having a share capital of $20,000 and in the process of being registered with the Luxembourg Register of Commerce and Companies.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property or financial condition of Holdings and its Restricted Subsidiaries taken as a whole, (b) the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (c) the ability of the Credit Parties, collectively, to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document or (d) a material portion of the Collateral.

“Maturity Date” shall mean the date which is the earlier of (a) November 30, 2017 and (b) 91 days prior to the maturity of those certain 5.5% Convertible Notes and 11.5% Convertible Bonds, if such notes or bonds have not been converted, cancelled or extinguished prior to such date or extended or refinanced in full prior to such date with a resulting maturity date not earlier than March 1, 2018.

“Maximum LC Procurement Obligation” shall mean, as of any date, the amount which would be payable to LuxCo in Dollars on such date pursuant to Sections 3.04 and 3.05 if the Maximum LC Amount (as defined in the LC Procurement Agreement) was reduced to zero on such date.

“Maximum Rate” shall have the meaning provided in Section 9.09.

“Minority Interest” shall mean the percentage interest represented by any Capital Stock of a Restricted Subsidiary of Holdings that is not owned by Holdings or a Restricted Subsidiary of Holdings.

“MNPI” shall have the meaning provided in the final paragraph of Section 5.01.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgages” shall mean the mortgages, leasehold mortgages, deeds of trust, leasehold deeds of trust, deeds to secure debt, leasehold deeds to secure debt, debentures, assignments of leases and rents and similar security instruments delivered to the Collateral Agent, each in form and substance satisfactory to the Administrative Agent and Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries and/or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries and/or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Net Proceeds” shall mean the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of:

(a)     the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, title and recording tax expenses and sales commissions, and any relocation and severance expenses and charges of personnel incurred as a result of the Asset Sale, including, without limitation, the Agreement Value payable under any Hedging Agreement as a result of such Asset Sale,

(b)     taxes paid or payable or required to be accrued as a liability under GAAP as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements,

(c)     amounts required to be applied to the repayment of Indebtedness (other than the Obligations) secured by a Lien on the assets that were the subject of such Asset Sale, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by Applicable Law, be repaid out of the proceeds from such Asset Sale,

(d)     all distributions and other payments required to be made to Minority Interest holders in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, and

(e)     any appropriate amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such assets or for liabilities associated with such Asset Sale and retained by Holdings or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Holdings or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

“Net Working Capital” shall mean (a) all current assets of Holdings and its Restricted Subsidiaries except current assets from commodity price risk management activities arising in the ordinary course of business, less (b) all current liabilities of Holdings and its Restricted Subsidiaries, except (i) current liabilities included in Indebtedness, (ii) current liabilities associated with asset retirement obligations relating to Oil and Gas Properties and (iii) any current liabilities from commodity price risk management activities arising in the ordinary course of business, in each case as set forth in the consolidated financial statements of Holdings prepared in accordance with GAAP (excluding any adjustments made pursuant to FASB ASC Topic 815, “Derivatives and Hedging”); provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Net Working Capital shall be calculated without regard to any changes in current assets or current liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.08(b) and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” shall mean each Subsidiary of Holdings (other than the Borrowers) that is not a Subsidiary Guarantor.

“Non-Public Lender” shall mean (i) until the implementation of CRD IV into Dutch law: (x) an entity that provides repayable funds to EIH for a minimum amount of EUR 100,000 (or its equivalent in another currency), and (y) to the extent the amount of €100,000 (or its equivalent in another currency) does not result in such entity not qualifying as forming part of the public, such other amount or such criterion as a result of which such entity shall qualify as not forming part of the public, (ii) following implementation of CRD IV into Dutch law, but prior to the publication of any interpretation of "public" by the relevant authority/ies: (x) or (y) as set out under (i) above, and (iii) following the publication of any interpretation of "public" by the relevant authority/ies: such amount or such criterion as a result of which such entity shall qualify as not forming part of the public.

“Non-Recourse Debt” shall mean Indebtedness:

(1)     as to which neither Holdings nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) is the lender; and

(2)     no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Obligations) of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)     the explicit terms of which provide there is no recourse against any of the property or assets of Holdings or its Restricted Subsidiaries.

For purposes of determining compliance with Section 6.03, in the event that any Non-Recourse Debt of any of Holdings’ Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holdings.

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by Holdings or any one or more of its Subsidiaries primarily for the benefit of employees of Holdings or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“North Sea” shall mean, collectively, the Dutch Sector, the UK Sector and surrounding areas of the North Sea, including, without limitation, any such areas in Scottish or Norwegian waters.

“Note” shall have the meaning provided in the final paragraph of Section 2.04(e).

“Obligations”  shall mean (a) the Loans and all other amounts, obligations, covenants and duties owing by the Borrowers to any of the Agents, the Lead Arranger or any Lender pursuant to the terms of this Agreement or any other Credit Document, together with the due and punctual performance of all other obligations of the Borrowers under or pursuant to the terms of this Agreement or the other Credit Documents and (b) all amounts and other obligations owing to any Approved Hedge Counterparty pursuant to the terms of any Secured Hedging Agreement, but excluding any additional transactions or confirmations entered into thereunder after the date such Person ceases to be an Approved Hedge Counterparty, in the case of each of clause (a) and clause (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to Agent or to any Lender that are required to be paid by any Credit Party pursuant hereto) or otherwise; provided that Excluded Swap Obligations shall not constitute “Obligations”.

“OID” shall have the meaning provided in Section 2.23(c).

“Oil and Gas Business” shall mean:

(1)     the acquisition, exploration, development, production, operation and disposition of interests in crude oil, natural gas and other Hydrocarbon properties;

(2)     the gathering, marketing, treating, processing, refining, storage, distribution, selling and transporting of any production from such interests or properties;

(3)     any business relating to exploration for or development, production, treatment, processing, refining, storage, transportation or marketing of crude oil, natural gas and other Hydrocarbons and products produced in association therewith; and

(4)     any activity that is ancillary, complementary or incidental to or necessary or appropriate for the activities described in clauses (1) through (3) of this definition.

“Oil and Gas Contracts” shall mean all contracts, agreements, operating agreements, farm-out or farm-in agreements, sharing agreements, mineral purchase agreements, contracts for the purchase, exchange, transportation, processing or sale of Hydrocarbons, rights-of-way, easements, surface leases, subleases, equipment leases, permits, franchises, licenses, pooling or unitization agreements, and unit or pooling designations and orders now or hereafter affecting any of the Oil and Gas Properties (or related oil and gas gathering assets) or Hydrocarbon Interests of Holdings and each of its Subsidiaries, or which are useful or appropriate in drilling for, producing, treating, handling, storing, transporting, or marketing oil, gas or other minerals produced from any of the Oil and Gas Properties of Holdings and each of its Subsidiaries, as any such contracts and agreements as may be amended, restated, modified, substituted or supplemented from time to time.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all currently existing or future rights arising under (i) unitization agreements, orders or other arrangements, (ii) pooling orders, agreements or other arrangements and (iii) declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; (d) all pipelines, gathering lines, compression facilities, tanks and processing plants; (e) all interests held in royalty trusts whether currently existing or hereafter created; (f) all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (g) all tenements, hereditaments, appurtenances, interests and properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above (including (i) any and all Real Property, now owned or hereafter acquired, leased or subleased or otherwise used or held for use in connection with the operating, working or development of any such Hydrocarbon Interests or property and (ii) any and all surface leases, subleases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing); (h) all production units, drilling and spacing units (and the properties covered thereby) which may affect all or any portion of the other Oil and Gas Properties and any units created by agreement or designation or under orders, regulations, rules or other official acts of any Governmental Authority having jurisdiction; and (i) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes”  shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21).

“Other Term Loans” shall have the meaning provided in Section 2.23(a).

“Parallel Debt” shall have the meaning provided in Section 8.01.

“Participant Register” shall have the meaning provided in Section 9.04(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition Indebtedness” shall mean Indebtedness or Disqualified Stock of Holdings or any of its Restricted Subsidiaries to the extent such Indebtedness or Disqualified

Stock was Indebtedness or Disqualified Stock of any other Person existing at the time (a) such Person became a Restricted Subsidiary of Holdings, (b) such Person was merged or consolidated with or into Holdings or any of its Restricted Subsidiaries or (c) properties or assets of such Person were acquired by Holdings or any of its Restricted Subsidiaries and such Indebtedness was assumed in connection therewith (excluding any such Indebtedness that is repaid contemporaneously with such event), provided that on the date such Person became a Restricted Subsidiary of Holdings or the date such Person was merged or consolidated with or into Holdings or any of its Restricted Subsidiaries, or on the date of such property or asset acquisition, as applicable, either

(1)     immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, Holdings or such Restricted Subsidiary, as applicable, would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 6.03, or

(2)     immediately after giving effect to such transaction on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of Holdings would be equal to or greater than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction.

“Permitted Business Investments” shall mean Investments made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business, including investments or expenditures for actively exploring for, acquiring, developing, producing, processing, gathering, marketing or transporting Hydrocarbons through agreements, transactions, interests or arrangements that permit one to share risk or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of the Oil and Gas Business jointly with third parties, including without limitation:

(1)     direct or indirect ownership of crude oil, natural gas, other related Hydrocarbon properties or any interest therein, gathering, transportation, processing, storage or related systems, or ancillary real property interests and interests therein; and

(2)     the entry into operating agreements, joint ventures, processing agreements, working interests, royalty interests, mineral leases, farm-in agreements, farm-out agreements, development agreements, production sharing agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited), or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding, however, Investments in corporations and publicly-traded limited partnerships.

“Permitted Debt” shall have the meaning provided in Section 6.03.

“Permitted Intercompany Debt” shall have the meaning provided in Section 6.03(6).

“Permitted Investments” shall mean:

(1)     any Investment in Holdings or, subject to compliance with the Additional Guarantor Requirement as of the date of such Investment, in a Restricted Subsidiary of Holdings;

(2)     any Investment in cash and Cash Equivalents;

(3)     subject to compliance with the Additional Guarantor Requirement as of the date of such Investment, any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person, if as a result of such Investment:

(a)     such Person becomes a Restricted Subsidiary of Holdings; or

(b)     such Person is merged or consolidated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)     any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.04;

(5)     any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(6)     any Investments received in compromise or resolution of, or upon satisfaction of judgments with respect to, (a) obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes (including pursuant to any bankruptcy or insolvency proceedings) with Persons who are not Affiliates;

(7)     Hedging Agreements permitted under this Agreement;

(8)     guarantees by Holdings or any of its Restricted Subsidiaries of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by Holdings or any Restricted Subsidiary of Holdings in the ordinary course of business or otherwise customary in the Oil and Gas Business;

(9)     Permitted Business Investments (including any Permitted Business Investment made as the result of the receipt of non-cash consideration pursuant to clause (8) of the items deemed not to be Asset Sales under the definition of “Asset Sale”);

(10)    Investments that are in existence on the date of this Agreement;

(11)    bid, performance, surety and similar bonds (other than with respect to Indebtedness) and lease, utility, tax and workers’ compensation, performance and other similar deposits and prepaid expenses made in the ordinary course of business by Holdings or any of its Restricted Subsidiaries and necessary or appropriate in connection with their operations;

(12)    loans or advances to officers, directors, employees or consultants made in the ordinary course of business or otherwise customary in the Oil and Gas Business and otherwise in compliance with Section 6.05 of this Agreement;

(13)    Investments of a Restricted Subsidiary acquired after the date hereof or of any entity merged into or consolidated with Holdings or a Restricted Subsidiary in accordance with Section 6.09 of this Agreement, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(14)    Investments received as a result of a foreclosure by, or other transfer of title to, Holdings or any of its Restricted Subsidiaries with respect to any secured Investment in default; and

(15)    subject to compliance with the Additional Guarantor Requirement as of the date of such Investment, other Investments (but excluding repurchases of or other Investments in the Indenture Notes or Unsecured Notes) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed the greater of $35,000,000 and 3.0% of Holdings’ Adjusted Consolidated Net Tangible Assets determined at the time of such Investment (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investment made pursuant to this clause (15) as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to this clause (15)); provided, however, that (a) if any Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall, subject to compliance with the Additional Guarantor Requirement, thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary and (b) with respect to any Investment, Holdings may, in its sole discretion, allocate all or any portion of any Investment and later re-allocate all or any portion of any Investment to one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” shall mean:

(1)     Liens created in favor of the Secured Parties by or pursuant to this Agreement, the Security Documents, the LC Procurement Agreement and the Security Documents (as defined in the LC Procurement Agreement);

(2)     Liens in favor of any Credit Party (other than Liens securing intercompany Indebtedness);

(3)     Liens on any asset or property of a Person existing at the time such Person is merged with or into or consolidated with Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any properties or assets other than those of the Person merged into or consolidated with Holdings or the Restricted Subsidiary;

(4)     Liens on any asset or property existing at the time of acquisition of the asset or property by Holdings or any Restricted Subsidiary of Holdings, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to other assets or properties of Holdings or any Restricted Subsidiary (other than any asset or property affixed or appurtenant thereto);

(5)     any interest or title of a lessor to the property subject to a Capital Lease Obligation;

(6)     Liens on any asset or property acquired, constructed or improved by Holdings or any of its Restricted Subsidiaries in the ordinary course of business; provided that (a) such Liens are in favor of the seller of such asset or property, in favor of the Person or Persons developing, constructing, repairing or improving such asset or property, or in favor of the Person or Persons that provided the funding for the acquisition, development, construction, repair or improvement cost, as the case may be, of such asset or property, (b) such Liens are created within 180 days after the acquisition, development, construction, repair or improvement, (c) the aggregate principal amount of the Indebtedness secured by such Liens is otherwise permitted to be incurred under this Agreement and does not exceed the greater of (i) the cost of the asset or property so acquired, constructed or improved plus related financing costs and (ii) the Fair Market Value of the asset or property so acquired, constructed or improved, measured at the date of such acquisition, or the date of completion of such construction or improvement, and (d) such Liens are limited to the asset or property so acquired, constructed or improved (including the proceeds thereof, accessions thereto, upgrades thereof and improvements thereto);

(7)     Liens existing on the date of this Agreement, other than Liens securing any Credit Facility or any guarantees thereof;

(8)     Liens securing the performance of tenders, bids, statutory obligations, appeal bonds, government contracts, bid, performance, surety or similar bonds or other obligations of a like nature incurred in the ordinary course of business of Holdings and its Restricted Subsidiaries and necessary or appropriate in connection with their operations (or letters of credit supporting such obligations);

(9)     Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by Holdings or any Restricted Subsidiary of Holdings to the extent securing Non-Recourse Debt of such Unrestricted Subsidiary or Joint Venture;

(10)    Liens in respect of the Existing Production Payments and any Refinancing Production Payment;

(11)    Liens arising under oil and gas leases, operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of crude oil and natural gas and related Hydrocarbons and minerals, unitization and pooling declarations and agreements, area of mutual interest agreements, land purchase option arrangements, participation and development agreements, joint operating agreements, and other agreements (including, without limitation, options, put and call arrangements, rights of first offer, rights of first refusal, preferential rights, restrictions on dispositions and the like and those of the type described in the definition of “Permitted Business Investments” but excluding any Production Payments) arising in the ordinary course of business of Holdings and its Restricted Subsidiaries or that are customary in the Oil and Gas Business;

(12)    Liens upon specific items of inventory, receivables or other goods or proceeds of Holdings or any of its Restricted Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by Section 6.03;

(13)    Liens on the Indenture Collateral securing the Indenture Obligations;

(14)    Liens in favor of Approved Hedge Counterparties to secure payment and performance of Secured Hedging Agreements of Holdings or any of its Restricted Subsidiaries provided, if such Approved Hedge Counterparty is a Person defined under clause (f) of the definition thereof, such Approved Hedge Counterparty enters into an intercreditor agreement with the Administrative Agent, for the benefit of the Secured Parties, in form and substance and with terms and subject to conditions acceptable to the Administrative Agent;

(15)    any attachment or judgment Lien that does not constitute an Event of Default;

(16)    survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of Holdings or any of its Restricted Subsidiaries;

(17)    Liens arising solely by virtue of clause 24 or clause 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions, any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained or deposited with a depositary institution; provided that (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Holdings in excess of those set forth by regulations promulgated by the Federal Reserve Board and (b) such deposit account is not intended by Holdings or any of its Restricted Subsidiaries to provide collateral to the depositary institution;

(18)    Liens arising from UCC financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(19)    leases or subleases granted to others that do not materially interfere with the ordinary course of business of Holdings and its Restricted Subsidiaries, taken as a whole;

(20)    Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing Indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of Indebtedness are permitted under Section 6.01 of this Agreement;

(21)    Liens arising from royalties, revenue interests, net revenue interests, reversionary interests, preferential rights of purchase, working interests and other similar interests in Hydrocarbons, all as ordinarily exist with respect to properties and assets of Holdings and its Restricted Subsidiaries or otherwise as are customary in the Oil and Gas Business other than any Production Payment;

(22)    Liens securing Indebtedness under the Existing Credit Agreement, the Existing LC Procurement Agreements and guarantees thereof by Holdings and the Subsidiary Guarantors; provided that such Liens shall not be permitted under this clause (22) at any time after the Closing Date;

(23)    Liens securing Indebtedness not exceeding the greater of (a) $25,000,000 and (b) 2.0% of Holdings' Adjusted Consolidated Net Tangible Assets; provided that such Liens are subordinated and junior to the Liens securing the Obligations pursuant to an intercreditor agreement in form and substance satisfactory to the Administrative Agent;

(24)    Liens securing the payment of Taxes that are not delinquent or are being diligently contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP;

(25)    Liens securing any Permitted Refinancing Indebtedness permitted to be incurred under this Agreement and incurred to refinance Indebtedness that was previously so secured other than Indebtedness referred to in clause (1) above, provided that any such Lien is limited to all or part of the same assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of assets that is the security for a Permitted Lien hereunder;

(26)    Liens securing any Permitted Intercompany Debt between or among Credit Parties; provided that (a) such Liens are expressly subordinated in all respects to the prior payment in full in cash of all Obligations and Liens securing the Obligations pursuant to a written subordination agreement satisfactory in form and substance to the Administrative Agent and (b) such intercompany Indebtedness is pledged to the Collateral Agent, for the benefit of the Secured Parties and LuxCo, and to no other Person; and

(27)    Liens in favor of the LC Bank on any Payer Deposit.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of Holdings or any of its Restricted Subsidiaries or any Disqualified Stock of Holdings incurred or issued in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, any other Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or any Disqualified Stock of Holdings (the “Refinanced Indebtedness”); provided that:

(1)     the principal amount, or in the case of Disqualified Stock, the amount thereof as determined in accordance with the definition of Disqualified Stock, of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Refinanced Indebtedness (plus all accrued (including, for the purposes of defeasance, future accrued) and unpaid interest on, or accrued and unpaid dividends on, the Refinanced Indebtedness, as the case may be, and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)     such Permitted Refinancing Indebtedness has a final maturity date or redemption date, as applicable, later than or equal to the shorter of (A) 91 days following the later to occur of the Maturity Date and the Incremental Term Loan Maturity Date or (B) the final maturity date or redemption date, as applicable, of the Refinanced Indebtedness;

(3)     such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred equal to or greater than the shorter of (A) the Weighted Average Life to Maturity of the Refinanced Indebtedness and (B) the Weighted Average Life to Maturity that would result if all payments of principal on the Refinanced Indebtedness that were due on or after the date that is 91 days following the later to occur of the Maturity Date and the Incremental Term Loan Maturity Date were instead due on the later to occur of the Maturity Date and the Incremental Term Loan Maturity Date;

(4)     if the Refinanced Indebtedness is contractually subordinated or otherwise junior in right of payment to the Obligations, such Permitted Refinancing Indebtedness is contractually subordinated or otherwise junior in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Indebtedness;

(5)     such Permitted Refinancing Indebtedness is not incurred or guaranteed by any Person that is not the issuer or otherwise an obligor with respect to the Refinanced Indebtedness unless such Person is a Credit Party; and

except as otherwise provided in clause (3) of the second paragraph of Section 6.01, the proceeds of the Permitted Refinancing Indebtedness shall be used substantially concurrently with the incurrence thereof to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness, unless the Refinanced Indebtedness is not then due and is not redeemable or prepayable, defeasable or dischargeable, as the case may be, at the option of the obligor thereof or is redeemable or prepayable or may be defeased or discharged only with notice, in which case, such proceeds shall be held in a segregated account of the obligor of the Refinanced Indebtedness until the Refinanced Indebtedness becomes due or redeemable, prepayable or subject to defeasance or discharge, as the case may be, or such notice period lapses and then shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire the Refinanced Indebtedness; provided that in any event the Refinanced Indebtedness shall be extended, refinanced, renewed, replaced, defeased, discharged, refunded or otherwise retired within 60 days of the incurrence of the Refinancing Indebtedness.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, joint stock company, unincorporated organization, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Holdings, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which Holdings, any of its Subsidiaries or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Platform” shall have the meaning provided in Section 9.01.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Borrowers.  The prime rate is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Pro Forma Adjustments” shall mean, for purposes of calculating compliance with any financial covenant or financial term:

(1)     acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used or useful in the Oil and Gas Business), or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including in each case any related financing transactions and increases in ownership of Restricted Subsidiaries, during the applicable four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, and the Consolidated EBITDA for such reference period will be calculated giving pro forma effect to any expense and cost reductions or operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of a Financial Officer of Holdings and in accordance with Regulation S-

X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto;

(2)     the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)     the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)     any Person that is a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed to have been a Restricted Subsidiary of the specified Person at all times during such four-quarter period;

(5)     any Person that is not a Restricted Subsidiary of the specified Person on the Calculation Date will be deemed not to have been a Restricted Subsidiary of the specified Person at any time during such four-quarter period; and

(6)     if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any obligations arising under any Hedging Agreement applicable to such Indebtedness if such Hedging Agreement has a remaining term as at the Calculation Date in excess of 12 months), but if the remaining term of such Hedging Agreement is less than 12 months, then it shall only be taken into account for that portion of the period equal to the remaining term thereof.

“Probable Reserves” shall mean the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data suggests are more likely than not to be recoverable with presently available technology at an economically viable cost (as determined in accordance with the guidelines of the Society of Petroleum Engineers).

“Process Agent” shall have the meaning provided in Section 9.19(a).

“Production Payments” shall mean, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Projections” shall have the meaning provided in Section 3.07.

“Proved Reserves” shall mean those Oil and Gas Properties designated as “proved” (in accordance with SEC definitions and regulations) in the Reserve Report most recently delivered to the Administrative Agent pursuant to this Agreement.

“Proved Reserves Coverage Ratio” shall mean, as of any date of calculation, the ratio of the PV‑10 Value as reflected in the most recently prepared Reserve Report which has been delivered to the Administrative Agent (together with any supplements, revisions or updates thereto after such date and to the date of such calculation) to Total Funded Secured Debt as shown in Holdings’ financial statements as of the end of the immediately preceding fiscal quarter.

“Public Lender” shall have the meaning provided in Section 9.01.

“PV‑10 Value” shall mean, as of any date of determination, the present value of future cash flows from Proved Reserves on Holdings’ and each of its Restricted Subsidiaries’ Oil and Gas Properties as set forth in the most recent Reserve Report delivered pursuant to Section 5.01(c), utilizing (a) in the case of any Oil and Gas Properties located in the United States, the Three-Year Strip Price for crude oil (WTI Cushing) and natural gas (Henry Hub), quoted on the New York Mercantile Exchange (or its successor), (b) in the case of any Oil and Gas Properties located in the North Sea, the Three-Year Strip Price for crude oil (North Sea Brent) and natural gas (UK National Balancing Point), in each case quoted on the International Petroleum Exchange (or its successor) and (c) in the case of any Oil and Gas Properties located in any other jurisdiction, the Three-Year Strip Price for crude oil and natural gas, in each case quoted on any commodities exchange or other price quotation source generally recognized in the oil and gas industry in such jurisdiction and reasonably acceptable to the Administrative Agent, in the case of each of clauses (a), (b), and (c), as of the date as of which the information set forth in such Reserve Report is provided (as adjusted for basis differentials) and utilizing a 10% discount rate. For purposes of calculating PV-10 Value, (i) any future cash flow calculations set forth in any Reserve Report and made in any currency other than Dollars shall be converted into Dollars based on the Exchange Rate on the date as of which the information set forth in such Reserve Report is provided, (ii) PV-10 Value shall be calculated net of the present value of future cash flows attributable to reserves that are required to be delivered to third parties to fully satisfy the obligations of such Person and its Restricted Subsidiaries with respect to Production Payments on the schedules specified with respect thereto, participation interests, overriding royalty interests, net profits interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties and (iii) PV-10 Value shall be calculated net of all associated plugging, abandoning and/or decommissioning expense or liabilities, contingent or otherwise, of Holdings and its Restricted Subsidiaries.

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recipient” shall mean (a) any Agent and (b) any Lender, as applicable.

“Refinancing Production Payment” shall mean a Production Payment granted, sold, assigned or otherwise conveyed by any Credit Party for purposes of refinancing an Existing Production Payment; provided such Refinancing Production Payment does not have a notional principal amount greater than the notional principal amount of the Existing Production Payment refinanced.

“Register” shall have the meaning provided in Section 9.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, trustees, officers, employees, agents, administrators, managers, advisors and representatives of such Person and such Person’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping or migrating into or upon any land or water or air, or otherwise entering into the environment.

“Repayment Date” shall have the meaning provided in Section 2.11.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under PBGC Regulations promulgated under Section 4043 of ERISA.

“Reporting Default” shall mean a Default arising from a failure to comply with Section 5.01, subject to the applicable grace period set forth in Section 7.01 with regards to Section 5.01(f)(i).

“Required Lenders” shall mean, (a) prior to the Closing Date, Lenders having Commitments representing more than 50% of the aggregate Commitments of all Lenders as of such date and (b) on or after the Closing Date, Lenders having Loans representing more than 50% of the sum of all Loans outstanding at such time; provided that the Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Reserve Report” shall mean (a) the Initial Reserve Report, (b) each annual reserve report prepared by Holdings and audited by an Independent Engineering Firm with respect to Oil and Gas Properties of Holdings and each of its Restricted Subsidiaries as of December 31 of the year immediately preceding the year in which such report is delivered pursuant to Section 5.01(c),  in form and detail consistent with the Initial Reserve Report or otherwise reasonably acceptable to the Administrative Agent and (c) each interim reserve report prepared by Holdings, in form and detail reasonably acceptable to the Administrative Agent;  it being understood and agreed that (i) each Reserve Report will set forth Holdings’ and its Restricted Subsidiaries’ royalty interests, working interest, net revenue interest, Proved Reserves (including proved developed producing, proved developed non-producing and proved undeveloped), Probable Reserves, a projection of the rate of production and future net income, production and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, in each case, with respect to 100% of their Oil and Gas Properties, all in accordance with the guidelines published by the SEC (but utilizing the pricing parameters set forth in the definition of the term PV‑10 Value and, in the case of an annual Reserve Report, in addition to such pricing parameters those specified in such SEC guidelines) and utilizing such operating cost and other assumptions as proposed by Holdings, (ii) Holdings will prepare each interim reserve report based on the most recent annual Reserve Report, as adjusted for actual production, operating costs, capital costs and net additions of Proved Reserves during the calendar months of the respective year specified therein and (iii) each Reserve Report prepared by Holdings shall be certified by the chief engineering officer of Holdings as being accurate in all material respects.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person and with respect to EIH, its Board of Directors (or any other Person authorized to represent EIH pursuant to a power of attorney),  in respect of this Agreement.

“Restricted Investment” shall mean any Investment other than a Permitted Investment

“Restricted Payment” shall have the meaning provided in Section 6.01(e).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Returns” shall have the meaning provided in Section 3.09.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Sale Leaseback Transaction” shall mean an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

“SEC” shall mean the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Priority Notes” shall mean the 12% Second Priority Notes due 2018 issued pursuant to the Second Priority Notes Indenture, including any such 12% Second Priority Notes issued in the exchange offer contemplated in the Second Priority Notes Indenture.

“Second Priority Notes Indenture” shall mean that certain indenture, dated as of February 23, 2012, among Holdings, the guarantors party thereto, Wilmington Trust, National Association, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

“Secured Hedging Agreement” shall mean any Hedging Agreement by or among Holdings or any of its Restricted Subsidiaries and any Approved Hedge Counterparty.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender and any Approved Hedge Counterparty (to the extent, and for so long as, the obligations in respect of Secured Hedging Agreements constitute “Obligations” hereunder).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Documents” shall mean the Mortgages, the Credit Party Guaranty, the U.S. Security Agreement, the English Security Documents, the Deposit Account Control Agreements, after the execution and delivery thereof, the Additional Security Documents, and the other security agreements, mortgages and other instruments and documents, including each that is executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12 or any other Section of this Agreement.

“Series B Preferred Stock” shall mean Holdings’ Series B Preferred Stock with the terms set forth in the Amended and Restated Certificate of Designation of Series B Preferred Stock originally filed with the Nevada Secretary of State on February 26, 2004.

“SPV” shall have the meaning provided in Section 9.04(i).

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D).  Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D.  Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subject Party” shall have the meaning provided in Section 2.20(h)(i).

“Subordination Agreement” shall have the meaning provided in Section 4.01(k).

“Subsidiary” shall mean, with respect to any specified Person:

(1)     any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)     any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Subsidiary Guarantor” shall mean each Subsidiary of Holdings whether existing on the date hereof or established, created or acquired after the date hereof, that has executed and delivered the Credit Party Guaranty or has otherwise become a party thereto by means of the execution and delivery of a joinder, accession or similar agreement (in form and substance satisfactory to the Administrative Agent) by such Subsidiary unless and until such time as the respective Subsidiary is released from all of its obligations under the Credit Party Guaranty in accordance with the terms and provisions thereof. The Subsidiary Guarantors on the Closing Date are listed on Schedule 1.01(a).

“Successor Company” shall have the meaning provided in Section 6.09(a).

“Supplier” shall have the meaning provided in Section 2.20(h)(i).

“Swap” shall mean any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of or provision of support for such Swap (and whether or not such obligation is an Obligation hereunder).

“Synthetic Lease” shall mean, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any Person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Borrowers” shall mean LuxCo and LC Finco US.

“Term B Credit Agreement” shall mean that certain Credit Agreement, dated as of the date hereof, among LuxCo and LC Finco US LLC, a Delaware limited liability company, as co-borrowers, the lenders, Credit Suisse AG,  as administrative agent and as collateral agent.

“Term B Commitments” shall have the meaning provided to the term “Commitment” as defined in the Term B Credit Agreement.

“Term B Incremental Commitments” shall mean "Incremental Term Loan Commitments" as defined in the Term B Credit Agreement.

“Term B Loan” means any loan made under the Term B Credit Agreement.

“Term Loan Facility” shall mean, collectively, the Commitments and the Loans made hereunder.

“Three-Year Strip Price” shall mean, as of any date of determination, (a) for the 36-month period commencing with the month immediately following the month in which the date of determination occurs, the monthly futures contract prices for crude oil and natural gas for the 36 succeeding months as quoted on the applicable commodities exchange or other price quotation source as contemplated in the definition of “PV-10 Value” and (b) for periods after such 36-month period, the average of such quoted prices for the period from and including the 25th month in such 36-month period through the 36th month in such period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Funded Debt” shall mean, at any time, all Indebtedness of the type described in clauses (1), (2), (3), (4) and (5) of the definition of “Indebtedness”.

“Total Funded Secured Debt” shall mean, at any time, the Total Funded Debt of Holdings and its Restricted Subsidiaries to the extent such Total Funded Debt is secured by a Lien on the assets of Holdings and its Restricted Subsidiaries (excluding any Indebtedness under the Indenture Notes to the extent secured only by the Indenture Collateral as in effect on the date hereof).

“Transactions” shall mean, collectively, (a)  the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, (b) the incurrence of Loans and the use of proceeds thereof,  (c) the execution, delivery and performance by each Credit Party of the LC Procurement Documents to which it is a party and (d) the payment of all fees and expenses paid or payable by any Credit Party in connection with the foregoing.

“Treasury Rate” shall mean, as of any date of determination, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“UK Sector” shall mean the jurisdiction of the United Kingdom commonly referred to as the UK Sector – North Sea.

“Unfunded Current Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), but only to the extent such excess could reasonably be expected to result in material liability to Holdings or a Subsidiary.

“United Kingdom” and “UK” shall mean each of England, Wales, Northern Ireland and Scotland, as the case may be, and shall include the U.K. Sector – North Sea.

“United States” and “U.S.” shall each mean the United States of America and any of its territories (including U.S. federal waters in the Gulf of Mexico).

“Unrestricted Subsidiary” shall mean any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or investment therein), other than the Borrowers, any parent company of the Borrowers or any Subsidiary owning Collateral, that is designated by the Board of Directors of Holdings as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)     has no Indebtedness other than Non-Recourse Debt owing to any Person other than Holdings or any of its Restricted Subsidiaries;

(2)     is not party to any agreement, contract, arrangement or understanding with Holdings or any Restricted Subsidiary of Holdings unless (a) the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings and (b) to the extent that clause (a) is not satisfied, the excess value of such agreement, contract, arrangement or understanding shall be deemed a Restricted Payment;

(3)     is a Person with respect to which neither Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)     has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any of its Restricted Subsidiaries, except to the extent such guarantee or credit support would be released upon such designation;

(5)     does not (and none of its Subsidiaries) own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and

(6)     either alone or in the aggregate with all other Unrestricted Subsidiaries, does not own or operate all or substantially all of the properties, assets or business of Holdings and its Subsidiaries;

provided, however, that items (1) through (6) shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under this Agreement or to prevent an Unrestricted Subsidiary from providing a guarantee of the Obligations.

Any Subsidiary of an Unrestricted Subsidiary shall also be an Unrestricted Subsidiary.

Any designation of a Subsidiary of Holdings as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a Board Resolution giving effect to such designation and a certificate of a Responsible Officer of Holdings certifying that such designation complied with the preceding conditions and was permitted by Section 6.01 in accordance with Section 6.08. In the case of any designation by Holdings of a Person as an Unrestricted Subsidiary on the first day that such Person is a Subsidiary of Holdings in accordance with the provisions of this Agreement, such designation shall be deemed to have occurred for all purposes of this Agreement simultaneously with, and automatically upon, such Person becoming a Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Holdings as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.03, Holdings will be in default of such covenant.

“Unsecured Notes” shall mean any senior unsecured Indebtedness of Holdings or any other Credit Party evidenced by notes, debentures, bonds or other similar securities or instruments, including, without limitation, under the 5.5% Convertible Notes and the 11.5% Convertible Bonds.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107‑56 (signed into law October 26, 2001)).

“U.S. Security Agreement” shall have the meaning provided in Section 4.01(h).

“VAT” shall mean (a) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and (b) any other tax of similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to such tax referred to in clause (a), or elsewhere.

“Volumetric Production Payments” shall mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all related undertakings and obligations.

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Disqualified Stock at any date, the number of years obtained by dividing:

(1)     the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity or redemption, in respect of the Indebtedness or Disqualified Stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)     the then outstanding aggregate principal amount of such Indebtedness or Disqualified Stock.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

“Yield Differential” shall have the meaning provided in Section 2.23(c).

SECTION 1.02     Terms Generally.  The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” except in cases where such words are already expressed.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (v) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the date hereof and consistent with financial statements delivered pursuant to Section 3.05(a); provided, however that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under ASC 825 to value any Indebtedness or other liabilities of any Credit Party at “fair value”, as defined therein.

SECTION 1.03     Pro Forma Calculations.  All pro forma calculations permitted or required to be made by Holdings or any Subsidiary pursuant to this Agreement shall include only those adjustments that have been certified by a Financial Officer of Holdings as having been prepared in good faith based upon assumptions that were believed to be reasonable at the time of preparation and, where required calculated in accordance with Regulation S-X under the Exchange Act.

SECTION 1.04     Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.05     Joint and Several Obligations.  All obligations of the Borrowers hereunder shall be joint and several.  Any notice, request, waiver, consent or other action made, given or taken by either Borrower shall bind both of the Borrowers.

Article II
Term Loan Facility

SECTION 2.01     Commitments.

(a)     Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a term loan (an “Initial Loan”) to EIH on the Closing Date in a principal amount not to exceed its Commitment.

(b)     Subject to the terms and conditions hereof, if at any time any prepayment is made of Term B Loans as a result of the release of any Cash Collateral (as defined in the LC Procurement Agreement), EIH may, by written notice to the Administrative Agent, elect to borrow additional term loans of an aggregate principal amount equal to the aggregate principal amount of the related prepayment on the Term B Loans (each an “Additional Term Loan”, and together with Initial Loans, “Loans”); provided that (i) the proceeds of such Additional Term Loans are advanced by EIH to EEUK as additional Permitted Intercompany Debt, (ii) such release of Cash Collateral is not in connection with a sale of the related assets, and (iii) no Default or Event of Default has occurred and is continuing or would result therefrom.   The Borrowing of the Additional Term Loans will occur concurrently with the prepayment on the Term B Loans and each Lender will be obligated to fund its pro rata share of the aggregate amount such Borrowing (not to exceed the portion of the prepayment of the Term B Loans then repaid to such Lender or its Affiliates).  Each Lender acknowledges and agrees that, as an administrative convenience, EIH may cause the Cash Collateral to be released directly to EEUK but that each of the prepayment of the Term B Loans, the advance of Additional Term Loans in an equal aggregate principal amount and the funding of additional Permitted Intercompany Debt in an equal aggregate principal amount shall be deemed to have occurred nonetheless.  The obligation of each Lender to fund Additional Term Loans pursuant to this clause (b) will be in addition to its Commitment.

(c)     Amounts paid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02     Loans.

(a)     Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).  The Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 or (ii) equal to the remaining available balance of the applicable Commitment,  provided that the Initial Loans from any Lender to EIH shall at all times be provided by a Lender that is a Non-Public Lender.

(b)     Subject to Sections 2.08, 2.10 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrowers may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time; provided,  however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any time.  For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c)     Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrowers in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d)     Notwithstanding anything to the contrary contained herein (and without affecting any other provisions hereof), the funded portion of each Loan to be made on the Closing Date (i.e., the amount advanced to the Borrowers on the Closing Date) shall be equal to 98.5% of the principal amount of such Loan (it being agreed that the full principal amount of each such Loan shall be the “initial” principal amount of such Loan and deemed outstanding on the Closing Date and the Borrowers shall be obligated to repay 100% of the principal amount of each such Loan as provided hereunder).

SECTION 2.03     Borrowing Procedure.  In order to request a Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information:  (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR

Borrowing (provided that, until the Administrative Agent shall have notified the Borrowers that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable and, in any event, within 30 days after the Closing Date), the Borrowers shall not be permitted to request a Eurodollar Borrowing with an Interest Period in excess of one month) and, if applicable, whether such Borrowing is an Incremental Term Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04     Evidence of Debt; Repayment of Loans.

(a)     The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the principal amount of each Loan of such Lender as provided in Section 2.11.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)     The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers or any Guarantor and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided,  however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

(e)     Any Lender may request that Loans made by it hereunder be evidenced by a promissory note substantially in the form of Exhibit D (a “Note”).  In such event, the Borrowers shall execute and deliver to such Lender a Note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower.  Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a Note, the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more notes payable to the payee named therein or its registered assigns.

SECTION 2.05     Fees. The Borrowers agree to pay to the Administrative Agent and the Arranger the fees separately agreed in writing between the Borrowers and such Person at the times and in the amounts specified therein.  All fees shall be paid on the date on which such fees are due and payable, in immediately available funds, to the Administrative Agent for distribution to the parties entitled thereto.  Once paid, none of the fees shall be refundable under any circumstances.

SECTION 2.06     Interest on Loans.

(a)     Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(b)     Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)     Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.  The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07     Default Interest.  If the Borrowers shall default in the payment of any principal of or interest on any Loan or any other amount due hereunder or under any other Credit Document, by acceleration or otherwise, then until such defaulted amount shall have been paid in full, to the extent permitted by law, such overdue amount shall bear interest (after as well as before judgment), payable on demand, (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

SECTION 2.08     Alternate Rate of Interest.  In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that Dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the majority of Lenders of making or maintaining Eurodollar Loans during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders.  In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrowers for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing.  Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09     Termination of Commitments.  The Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related

Incremental Term Loan Assumption Agreement) shall automatically terminate upon the making of the Loans on the Closing Date.

SECTION 2.10     Conversion and Continuation of Borrowings.  The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 (noon), New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(a)     unless the Administrative Agent shall have notified the Borrowers that the primary syndication of the Commitments has been completed (which notice shall be given as promptly as practicable), no ABR Borrowing may be converted into a Eurodollar Borrowing with an Interest Period in excess of one month prior to the date that is 30 days after the Closing Date;

(b)     each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(c)     if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(d)     each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

(e)     if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(f)     any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(g)     any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(h)     no Interest Period may be selected for any Eurodollar Borrowing that would end later than a Repayment Date or Incremental Term Loan Repayment Date, as applicable, occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (i) the Eurodollar Borrowings comprised of Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Repayment Date or Incremental Term Loan Repayment Date and (ii) the ABR Borrowings comprised of Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Borrowings to be paid on such Repayment Date or Incremental Term Loan Repayment Date; and

(i)     upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrowers request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto.  If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.  The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing.  If the Borrowers shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted to an ABR Borrowing.

SECTION 2.11     Repayment of Loans.

The Borrowers shall pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each fiscal quarter, beginning with the fiscal quarter ending on June 30, 2014 (each such date being called a “Repayment Date”), a principal amount of the Loans other than Other Term Loans equal to (i) the product of (A) the aggregate Commitments and Term B Commitments on the Closing Date multiplied by (B) one percent (.01) divided by (ii) four (4) (each such payment being called an “Amortization Payment”) (such amount to be reduced from time to time pursuant to Sections 2.11(c), 2.12(b) or 2.13(e)), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(a)     To the extent not previously paid, all Loans shall be due and payable on the Maturity Date, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(b)     All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

(c)     To the extent the Term B Borrowers prepay the Term B Loans and EIH does not elect to borrow Additional Term Loans pursuant to Section 2.01(b) in connection with such prepayment, the remaining scheduled installments of principal due in respect of the Loans pursuant to Section 2.11 shall be reduced pro rata by the amount equal to the amount of such prepayment of the Term B Loans.

SECTION 2.12     Voluntary Prepayment.

(a)     Subject to the concurrent payment of the Applicable Premium, the Borrowers may at any time and from time to time prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Loans, to the Administrative Agent before 12:00 (noon), New York City time;

provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b)     Voluntary prepayments of Loans under Section 2.12(a) shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 and shall be applied as a credit against the next maturing amounts owing by the Borrowers pursuant to Section 2.13(c).

(c)     Each notice of prepayment under Section 2.12(a) shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein; provided,  however, that if such prepayment is for all of the then outstanding Loans, then the Borrowers may revoke such notice by written notice to the Administrative Agent no later than 12:00 (noon), New York City time, on the date of prepayment and/or extend the prepayment date by not more than five Business Days; provided further,  however, that the provisions of Section 2.16 shall apply with respect to any such revocation or extension.  All prepayments under this Section 2.12 shall be subject to Section 2.16.  All prepayments under this Section 2.12 shall be accompanied by the concurrent payment of the accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment and the Applicable Premium.

SECTION 2.13     Mandatory Prepayments.

(a)     Not later than the third Business Day following the receipt of Net Proceeds in excess of $10,000,000 in the aggregate by Asset Sales for Holdings and its Restricted Subsidiaries, the Borrowers shall apply 100% of the Net Proceeds received with respect thereto to prepay outstanding Loans;  provided that no such prepayment shall be required under this Section 2.13(a) if (i) the Borrowers shall deliver a certificate of a Financial Officer to the Administrative Agent at the time of receipt thereof setting forth the intent of Holdings or the applicable Restricted Subsidiary to use such Net Proceeds to (A) subject to compliance with the Additional Guarantor Requirement as of the date of such investment, invest in or acquire Additional Assets or (B) make Capital Expenditures in respect of Holdings’ or its Restricted Subsidiaries’ Oil and Gas Business, in each case, within 365 days after receipt of such proceeds and (ii) no Default or Event of Default shall have occurred and shall be continuing or would result therefrom at the time of such certificate; provided further that if such Net Proceeds are not applied as pursuant to clause (A) or (B) above within such 365-day period, such Net Proceeds shall be applied to prepay the outstanding Loans pursuant to this Section 2.13(a).  The requirement of clause (A) or (B) above shall be deemed to be satisfied if a bona fide binding contract committing to make the investment, acquisition or expenditure referred to therein is entered into by Holdings or any of its Restricted Subsidiaries with a Person other than an Affiliate of Holdings within the time period specified above in this paragraph and such Net Proceeds are subsequently applied in accordance with such contract within six months following the date such agreement is entered into.

(b)     In the event that Holdings or any Restricted Subsidiary of Holdings shall receive Net Proceeds from the issuance or incurrence of Indebtedness for money borrowed of any Credit Party or any Subsidiary of a Credit Party (other than any cash proceeds from the issuance of Indebtedness permitted pursuant to Section 6.03), the Borrowers shall substantially simultaneously with (and in any event not later than the third Business Day following) the receipt of such Net Proceeds by Holdings or such Restricted Subsidiary, apply an amount equal to 100% of such Net Proceeds to prepay outstanding Loans.

(c)     Not later than 100 days after the end of each fiscal year of Holdings beginning with the fiscal year ending December 31, 2014, the Borrowers shall calculate Excess Cash Flow for such fiscal year and, subject to Section 2.12(b), apply an aggregate amount equal to the Applicable Percentage of such Excess Cash Flow to the prepayment of the Loans.  Not later than the date on which the Borrowers are required to deliver financial statements with respect to the end of each fiscal year under Section 5.01(a), the Borrowers will deliver to the Agent a certificate signed by a Financial Officer of Holdings setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.

(d)     All prepayments of Borrowings under Section 2.13(a) and (b) shall be accompanied by the concurrent payment of the accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment, and all prepayments of Borrowings under Section 2.13(b) shall be accompanied by the concurrent payment of the Applicable Premium.

(e)     Mandatory prepayments of Loans under this Agreement shall be applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11.

(f)     The Borrowers shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.13, (i) a certificate signed by a Financial Officer of the Borrowers setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) at least three Business Days prior written notice of such prepayment.  Each notice of prepayment shall specify the prepayment date, the Type of each Loan being prepaid and the principal amount of each Loan (or portion thereof) to be prepaid.  All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16.

SECTION 2.14     Reserve Requirements; Change in Circumstances.

(a)     If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBO Rate); (ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through  (d) of the definition of Excluded Taxes, (C) Connection Income Taxes and (D) Bank Levies) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrowers will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered

(b)     If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 and delivered to the Borrowers, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender  the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)     Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.14 for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.15     Change in Legality.

(a)     Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

(i)     such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii)     such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)     For purposes of this Section 2.15, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the

Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.16     Breakage.  The Borrowers shall indemnify each Lender against any loss or expense that such Lender actually sustains or incurs as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder (including such Lender being a Defaulting Lender), which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by the Borrowers hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder.  In the case of any Breakage Event, such loss shall include an amount equal to the excess of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period.  A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

SECTION 2.17     Pro Rata Treatment.  Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, and as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

SECTION 2.18     Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers or any other Credit Party, or pursuant to a secured claim under Section 406 of Title 11 of the United States Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event;

provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest, and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings, the Borrowers or any of its Affiliates (as to which the provisions of this Section 2.18 shall apply).  The Borrowers and Holdings expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers and Holdings to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrowers in the amount of such participation.

SECTION 2.19     Payments.

(a)     The Borrowers shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Credit Document not later than 12:00 (noon), New York City time, on the date when due in immediately available Dollars, without setoff, defense or counterclaim.  Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010.  The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b)     Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Credit Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20     Tax Gross-Up and Indemnities.

(a)     Any and all payments by or on account of any obligation of any Borrower or any other Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section 2.20) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     In addition, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)     The Credit Parties shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if an Agent or Lender, as the case may be, makes demand for such payment more than 270 days after the earlier of (i) the date on which the relevant Governmental Authority makes written demand upon such Person for payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which such Person has made payment of such Indemnified Taxes or Other Taxes (except that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effort thereof), the Borrowers shall not be required to make any payment in connection with such claim pursuant to this Section 2.20(c) of any interest, penalties or additions to tax accruing after such date.  A certificate as to the amount of such payment or liability delivered to a Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error. Notwithstanding the foregoing, in no event shall the Credit Parties be required to indemnify any Recipient for any Bank Levies pursuant to this Section 2.20(c).

(d)     As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any other Credit Party to a Governmental Authority, the applicable Borrower or Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i)     Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to EIH and the Administrative Agent, at the time or times reasonably requested by EIH or the Administrative Agent, such properly completed and executed documentation reasonably requested by EIH or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by EIH or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by EIH or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to withholding, backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(e)(ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)     Each Lender shall provide to the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement a properly executed applicable IRS Form W-8 or W-9 in order to establish that payments to such Lender under the Credit Documents are not subject to any United States federal backup withholding tax.

(iii)    If a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to EIH and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by EIH or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by EIH or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify EIH and the Administrative Agent in writing of its legal inability to do so.

(f)     Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).

(g)     If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)     All amounts set out, or expressed in this Agreement to be payable by either Borrower to a Lender or Agent which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (i) below, if VAT is or becomes chargeable on any supply made by any Lender or Agent to either Borrower under this Agreement that Borrower shall pay to the Lender or Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender or Agent shall promptly provide an appropriate VAT invoice to such Borrower) or in case where the reverse charge mechanism is applicable, the Borrower shall directly account for such VAT and pay the relevant VAT amount directly to the competent tax authority.

(i)     If VAT is or becomes chargeable on any supply made by any Lender or Agent (the “Supplier”) to any other Lender or Agent (the “Customer”) under a Credit Document, and either Borrower other than the Customer (the “Subject Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Customer in respect of that consideration), such Borrower shall also pay to the Supplier (provided the Supplier is required to account for VAT) or the Customer (if the Customer is required to account for the VAT) (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Customer will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Customer from the relevant tax authority which the Customer reasonably determines in respect of such VAT.

(ii)     Where this Agreement requires either Borrower to reimburse or indemnify a Lender or Agent for any cost or expense, the Borrower shall reimburse or indemnify (as the case may be) such Lender or Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender or Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iii)    Any reference in this Section 2.20(h) to any Borrower  shall, at any time when such Borrower is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under the grouping rules (as provided for in Article 11 of Council Directive 2006/112/EC as amended (or as implemented by a member state of the European Union).

(i)     Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.  For purposes of this Section 2.20, the term “Applicable Law” includes FATCA.

SECTION 2.21     Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) EIH is required to pay any additional amount or indemnification to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender is a Non-Consenting Lender, or (v) any Lender is a Defaulting Lender, then, in each case, EIH may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such assigned obligations and, with respect to clause (v) above, shall consent to such requested amendment, waiver or other modification of any Credit Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) EIH or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any Applicable Premium and any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b)     If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) EIH is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by EIH or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.  EIH hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22     Defaulting Lenders.

(a)     Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)     Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)     Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, provided all amounts owing to the Borrowers under “fourth” above have been paid to the Borrowers, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with their Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)     If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.23     Incremental Term Loans.

(a)     The Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount at such time. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Loans in the same Facility or a new Class of term loans (“Other Term Loans”).

(b)     The Borrowers may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith.  The Borrowers and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender.

(c)     The terms and provisions of any Other Term Loans shall be identical to those of the Loans except as otherwise set forth herein or in the Incremental Term Loan Assumption Agreement; provided, that without the prior written consent of the Required Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Maturity Date, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of the Loans, and (iii) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, any Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds the Applicable Margin then in effect for Eurodollar Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement, and if the Other Term Loans are secured, the Other Term Loans shall not be secured by assets other the Collateral then securing the Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrowers may revise this Agreement to evidence such amendments.

(d)     Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.23 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrowers, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under Section 4.01, (iii) after giving pro forma effect to such Incremental Term Loan Commitments as if such Incremental Term Loans with respect thereto had been funded and any applicable Pro Forma Adjustments, Holdings shall be in pro forma compliance with the financial covenants set forth in Sections 6.10, 6.11 and 6.12 and in Section 8.10, 8.11 and 8.12 of the LC Procurement Agreement, (iv) all fees and expenses owed to the Agents, the Arranger and the Lenders under the Incremental Term Loan Assumption Agreement and the other Credit Documents shall have been paid, and (v) the Lender providing such Incremental Term Loan Commitment also provides a corresponding pro rata Term B Incremental Commitment.

(e)     Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrowers, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Borrowing to be converted into an ABR Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Borrowing on a pro rata basis. Any conversion of Eurodollar Loans to ABR Loans required by the preceding sentence shall be subject to Section 2.16.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled Amortization Payments required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the Amortization Payments to which the Lenders were entitled before such recalculation.

Article III
Representations and Warranties

Each of Holdings and the Borrowers represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01     Company Status. Each of Holdings and each of its Subsidiaries (a) is a duly organized and validly existing Business in good standing (or, in the case of any Foreign Subsidiary of Holdings, the applicable equivalent of “good standing” to the extent that such concept exists in such Foreign Subsidiary’s jurisdiction of organization) under the laws of the jurisdiction of its organization, (b) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No certifications by any Governmental Authority are required for operation of the business of Holdings and its Subsidiaries that are not in place, except for such certifications or agreements, the absence of which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.02     Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is a party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is a party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 3.03     No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (a) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (b) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable, of any Credit Party or any of its Subsidiaries.

SECTION 3.04     Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except (a) for those that have otherwise been obtained or made on or prior to the date hereof and remain in full force and effect on the date hereof and (b) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents, which filings will be made within ten days following the Closing Date), or exemption by, any Governmental Authority or other Person is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.

SECTION 3.05     Financial Statements; Financial Condition; Undisclosed Liabilities.

(a)     The audited consolidated balance sheets of Holdings and its subsidiaries at December 31, 2010, December 31, 2011 and December 31, 2012 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years of Holdings ended on such dates, in each case furnished to the Lenders prior to the date hereof, present fairly in all material respects the consolidated financial position of Holdings and subsidiaries at the dates of said financial statements and the results of their operations and their cash flows for the respective periods covered thereby. All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements.

(b)     On and as of the Closing Date, and after giving effect to those of the Transactions to be consummated on the Closing Date and to all Indebtedness being incurred or assumed and

Loans incurred by the Credit Parties in connection therewith on such date, (i) the sum of the fair value of the assets, at a fair valuation, of the Credit Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (ii) the sum of the present fair salable value of the assets of the Credit Parties and their Subsidiaries (taken as a whole) will exceed their debts (taken as a whole), (iii) the Credit Parties and their Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Credit Parties and their Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses. For purposes of this Section 3.05(b), “debt” means any liability on a claim, and “claim” means (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c)     Except as disclosed in the financial statements delivered pursuant to Section 3.05(a), and except for the obligations under this Agreement, there are as of the date hereof and the Closing Date no liabilities or obligations with respect to Holdings or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the date hereof and the Closing Date, neither Holdings nor the Borrowers know of any basis for the assertion against Holdings or any of its Subsidiaries of any liability or obligation of any nature whatsoever that is not disclosed in such financial statements delivered pursuant to Section 3.05(a) or referred to in the immediately preceding sentence which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d)     After giving effect to the Transactions, since December 31, 2012, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.06     Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Holdings or the Borrowers, threatened (a) with respect to the Transactions or any Credit Document or (b) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07     True and Complete Disclosure. All written factual information (taken as a whole) furnished by or on behalf of Holdings or the Borrowers to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such written factual information (taken as a whole) hereafter furnished by or on behalf of Holdings or the Borrowers in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  Any projections or forward-looking statements (the “Projections”) furnished by or on behalf of Holdings or the Borrowers to the Administrative Agent or any Lender will be based on assumptions and estimates developed by management of Holdings in good faith that management believes to be reasonable as of the date thereof.  It is understood that all such information, including, without limitation, any Projections furnished by or on behalf of Holdings or the Borrowers to the Administrative Agent or any Lender is supplemented in its entirety by Holdings’ filings with the SEC. Whether or not such Projections are in fact achieved will depend upon future events some of which are not within the control of Holdings and the Borrowers. Accordingly, actual results may vary from the Projections and such variations may be material. Such Projections should not be regarded as a representation by Holdings or the Borrowers or its or their management that the projected results will be achieved.

SECTION 3.08     Use of Proceeds; Margin Regulations.

(a)     All proceeds of the Loans funded on the Closing Date shall be advanced by EIH to EEUK as an unsecured intercompany loan, the proceeds of which shall be used by EEUK to repay in full the Indebtedness outstanding under the Existing Credit Agreement, together with all fees and other amounts owing thereon, and to pay expenses related thereto.  All proceeds of the Incremental Term Loans shall be used only for the purposes specified in the applicable Incremental Term Loan Assumption Agreement.

(b)     No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation T, U or X.

SECTION 3.09     Tax Returns and Payments; Tax Residency.  Each of Holdings and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and all material foreign, state and local returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Holdings and/or any of its Subsidiaries, and has paid all Taxes and assessments payable by it which have become due, other than (a) Taxes that are being contested in good faith and adequately disclosed and for which adequate reserves have been established in accordance with GAAP or (b) where the failure to pay any such Taxes would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each Credit Party is resident for Tax purposes only in its jurisdiction of organization. The DE Borrower is a “disregarded entity” for U.S. federal income tax purposes and does not carry out any business activities in the United States.

SECTION 3.10     Compliance with ERISA.

(a)     Schedule 3.10(a) hereto sets forth each Plan as of the date of this Agreement. Each Plan (and each related trust, insurance contract or fund) is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, except to the extent that any non-compliance could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter with the Internal Revenue Service, and is awaiting receipt of a response) to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service or a volume submitter plan that has received a favorable advisory letter from the Internal Revenue Service; as of the date of this Agreement, no Employee Benefit Plan is a Multiemployer Plan; no Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; no ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of Holdings and its Subsidiaries; no action, suit, proceeding, hearing, or audit or investigation by a Governmental Authority with respect to the administration, operation or the investment of assets of any Plan (other than routine claims and appeals for benefits) is pending, expected or threatened that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; no Multiemployer Plan that is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 431(d) of the Code or Section 304(d) of ERISA; Holdings, any of its Subsidiaries and any ERISA Affiliate have not withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA that has terminated and to which it made contributions at any time within the five Plan years preceding the date of termination; none of Holdings, any of its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur any liability to the PBGC except for any liability for premiums due in the ordinary course or other liability which could not reasonably be expected to result in material liability, and no lien imposed under the Code or ERISA on the assets of Holdings or any of its Subsidiaries or any ERISA Affiliate exists or is expected to arise on account of any Plan; none of Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred, or is expected to incur, any liability under Section 4069 or 4212(c) of ERISA; each Employee Benefit Plan that is a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) has at all times been operated in compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code, except to the extent that any non-compliance with any such provisions could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; each Employee Benefit Plain that is group health plan (as defined in 45 Code of Federal Regulations Section 160.103) has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, except to the extent that any non-compliance with such provisions and regulations could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; and Holdings and its Subsidiaries may amend any Plan sponsored by any of them (other than a defined benefit plan) to cease contributions thereunder and may terminate any Plan sponsored by any of them without, in each case, incurring any material liability (other than ordinary administrative termination costs that are immaterial in nature).

(b)     Except as could not reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries, each Non-U.S. Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made. Neither Holdings nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan (other than a defined contribution plan). The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan (other than a Non-U.S. Pension Plan that (i) is not required to be funded under applicable law or (ii) is a defined contribution plan), determined as of the end of Holdings’ most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities by an amount that could reasonably be expected to have a Material Adverse Effect.

(c)     Without limiting the effect of preceding clauses (a) and (b), neither Holdings nor any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 to 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the United Kingdom’s Pensions Act 2004) such an employer.

SECTION 3.11     Security Documents. When executed and delivered pursuant to Section 4.01, the provisions of each Security Document, will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest of the type that it purports to create in all right, title and interest of the Credit Parties in the Collateral described therein, and the Collateral Agent, for the benefit of the Secured Parties, upon such execution and delivery, will have (or upon filing of UCC financing statements and other required filings registrations or notices or taking of possession or control (which shall occur within 10 days following the Closing Date) will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens, and such security interest shall be a first priority security interest, subject to Permitted Liens; provided that (i) the Borrowers shall not be deemed to represent pursuant to the foregoing that the U.S. Security Agreement creates a legal, valid and enforceable security interest in any Collateral (as defined in the U.S. Security Agreement) granted by any Grantor (as defined in the U.S. Security Agreement) that is not organized under the laws of the United States or any state thereof (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), and (ii) no steps have been taken in order to perfect any such security interest in the Collateral referred to in clause (i) above (other than Equity Interests held by any such Grantor in any Person that is organized under the laws of the United States or any state thereof), in each case granted pursuant to the U.S. Security Agreement. The recordation of (i) the grant of security interest in Patents (as defined in the U.S. Security Agreement) and (ii) the grant of security interest in Trademarks (as defined in the U.S. Security Agreement) in the respective form attached to the U.S. Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States trademarks and patents covered by the U.S. Security Agreement, and the recordation of the grant of security interest in Copyrights (as defined in the U.S. Security Agreement) in the form attached to the U.S. Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the U.S. Security Agreement, will create, to the extent as may be perfected by such filings and recordation, a perfected security interest in the United States copyrights covered by the U.S. Security Agreement.

SECTION 3.12     Properties.

(a)     All Real Property (other than Oil and Gas Properties) leased by Holdings or any of its Subsidiaries as of the date hereof and the Closing Date, and the nature of the interest therein, is set forth in Schedule 3.12(a) hereto. Each of Holdings and each of its Subsidiaries has a valid and indefeasible leasehold interest in the material properties set forth in Schedule 3.12(a) free and clear of all Liens other than Permitted Liens. As of the date hereof and the Closing Date, none of Holdings or any of its Subsidiaries owns any Real Property other than Oil and Gas Properties.

(b)     All Oil and Gas Properties owned or leased by Holdings or any of its Subsidiaries as of the date hereof and the Closing Date (other than Oil and Gas Properties (i) which are not developed, (ii) which have no reserves or (iii) in which none of Holdings or any of its Subsidiaries have any material working interests) are reflected in the Reserve Report as of December 31, 2012 or are otherwise set forth in Schedule 3.12(b).

(c)     Each of Holdings and each of its Subsidiaries, as applicable, has good and defensible (from the perspective of a reasonably prudent investor in the Oil and Gas Business) title to all of the Oil and Gas Properties included in the most recent Reserve Report delivered pursuant to Section 4.01(f) or 5.01(c), as the case may be, free from all Liens, claims and title imperfections, except for (i) such imperfections of title as do not in the aggregate detract from the value thereof to, or the use thereof in, the business of Holdings and its Subsidiaries in any material respect, (ii) Oil and Gas Properties disposed of since the date of the most recent Reserve Report as permitted by Section 6.04 or Section 8.04 of the Existing Credit Agreement and (iii) Liens expressly permitted by Section 6.06. Except as set forth on Schedule 3.12(c) or to the extent otherwise permitted under this Agreement, the quantum and nature of the interest of Holdings and each of its Subsidiaries in and to the Oil and Gas Properties as set forth in each Reserve Report includes or will include the entire interest of Holdings and each of its Subsidiaries in such Oil and Gas Properties as of the date of such Reserve Report and are or will be complete and accurate in all material respects as of the date of such Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could reduce the interest (working, net revenue or otherwise) of Holdings and its Subsidiaries in such Oil and Gas Properties in any material respect, except as expressly set forth or given effect to in such Reserve Report or on Schedule 3.12(c). Except for obligations to contribute a proportionate share of the costs of defaulting or non-consenting co-owners or as otherwise expressly set forth in the most recent Reserve Report, neither Holdings nor any Subsidiary is obligated to bear any percentage share of the costs and expenses relating to the drilling, development and production of the Oil and Gas Properties in excess of its working interests.

(d)     Holdings and each of its Subsidiaries has complied with all obligations under all licenses, leases, subleases and term mineral interests in their respective Oil and Gas Properties and all such licenses, leases, subleases and term mineral interests are valid, subsisting and in full force and effect, and neither Holdings nor any of its Subsidiaries has knowledge that a default exists under any of the terms or provisions, express or implied, of any of such licenses, leases, subleases or interests or under any agreement to which the same are subject, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. All of the Oil and Gas Contracts and obligations of Holdings and each of its Subsidiaries that relate to the Oil and Gas Properties are in full force and effect and constitute legal, valid and binding obligations of Holdings and its Subsidiaries party thereto, except to the extent any inaccuracy in the foregoing could not reasonably be expected to result in a Material Adverse Effect. None of Holdings or any of its Subsidiaries or, to the knowledge of Holdings or its Subsidiaries, any other party to any licenses, leases, subleases or term mineral interests in the Oil and Gas Properties or any Oil and Gas Contract (i) is in breach of or default, or with the lapse of time or the giving of notice, or both, would be in breach or default, with respect to any obligations thereunder, whether express or implied, except such that could not reasonably be expected to result in a Material Adverse Effect or (ii) has given or threatened to give notice of any default under or inquiry into any possible default under, or action to alter, terminate, rescind or procure a judicial reformation of, any licenses or lease in the Oil and Gas Properties or any Oil and Gas Contract. Holdings and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such licenses, leases, subleases and term mineral interests.

(e)     Holdings and each of its Subsidiaries has complied with all obligations under all Authorizations, and to the best knowledge of Holdings and the Borrowers, no steps have been taken for the revocation, variation or refusal of any Authorization, except to the extent any non-compliance with such obligations or any such revocation, variation or refusal could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 3.13     [Reserved].

SECTION 3.14     Subsidiaries. On and as of the date hereof, Holdings has no Subsidiaries other than those Subsidiaries listed on Schedule 3.14 hereto. Schedule 3.14 sets forth, as of the date hereof and the Closing Date, the percentage ownership (direct and indirect) of Holdings in each class of Capital Stock of each of its Subsidiaries and also identifies the direct owner thereof. All outstanding Capital Stock of each Subsidiary of Holdings has been duly and validly issued, is fully paid and non-assessable and has been issued free of preemptive rights. Other than as set forth on Schedule 3.14, no Subsidiary of Holdings has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any appreciation or similar rights. On the date hereof and the Closing Date, 100% of the Equity Interests of each Credit Party is owned directly or indirectly by Holdings.

SECTION 3.15     Compliance with Statutes, etc.

(a)     Each of Holdings and each of its Subsidiaries is qualified under and is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, and has obtained all required Authorizations from, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including statutes, regulations, orders and restrictions applicable to the Oil and Gas Business and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls, except such statutes, regulations, orders and restrictions that are expressly addressed in Section 3.17), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Each of Holdings and each of its Subsidiaries is in compliance with all bonding requirements for the ownership and operation of its Oil and Gas Properties.

SECTION 3.16     Investment Company Act. Neither Holdings nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.17     Environmental Matters. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) each of Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws and, with respect to its current operations, has obtained and is in compliance with all permits required of it under Environmental Law, and there are no proceedings pending or, to the knowledge of Holdings or the Borrowers, threatened to revoke or rescind any such permit; (b) there are no claims, proceedings, investigations or notices of violation pending or, to the knowledge of Holdings or the Borrowers, threatened against Holdings or any of its Subsidiaries under any Environmental Law; (c) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of Holdings or the Borrowers, threatened under any Environmental Law with respect to any Real Property currently owned by Holdings or any of its Subsidiaries; (d) neither Holdings nor any of its Subsidiaries has contracted to assume or accept responsibility for any liability of any non-affiliated Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of Holdings, any of its Subsidiaries or any of their respective predecessors, or any Real Property or facility at any time owned, leased or operated by Holdings, any of its Subsidiaries or any of their respective predecessors, that could be reasonably expected to give rise to any claim, proceeding, investigation, action or liability of or against Holdings or any of its Subsidiaries under any Environmental Law.

SECTION 3.18     Employment and Labor Relations.

(a)     Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened (in writing) against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened (in writing) against Holdings or any of its Subsidiaries, (iii) no union representation question exists with respect to the employees of Holdings or any of its Subsidiaries, (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Borrowers, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Authority, that involve the labor or employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination and (v) no violation of the Fair Labor Standards Act or any other applicable federal, state or foreign wage and hour laws, except (with respect to any matter specified in clauses (i) and (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

(b)     Neither Holdings nor any of its Subsidiaries is, within the United Kingdom, engaged in any unfair or unlawful employment practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is within the United Kingdom (i) no unfair or discriminatory employment practice complaint or investigation pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened against any of them, before the United Kingdom’s Equality and Human Rights Commission or Health and Safety Executive or any other bodies with similar functions in relation to any person engaged as a worker or afforded the status of a worker (under any laws applicable within the United Kingdom), and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Holdings or the Borrowers or any of either of their Subsidiaries or, to the knowledge or Holdings or the Borrowers, threatened (in writing) against any of them, (ii) no strike or other employee relations dispute pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened (in writing) against any of them, (iii) no disagreement pending against Holdings or any of its Subsidiaries or, to the knowledge of Holdings or the Borrowers, threatened (in writing)

against any of them in respect of the relations of any of them with any trade union, works council, special negotiating body, staff association or any other body representing individuals afforded the status of workers (under any laws applicable within the United Kingdom), (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations are pending or, to the knowledge of Holdings or the Borrowers, threatened against Holdings or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment or any other individual claiming the status of, or protection afforded to, a worker (under any laws applicable within the United Kingdom), or any Governmental Authority, that involve the employment relations and practices of Holdings or any of its Subsidiaries, including but not limited to claims of employment discrimination, victimization or harassment on any irrational, perverse or prohibited bases, accidents or injuries, breach of contract or unfair dismissal or any claims under the United Kingdom’s Working Time Regulations 1998, National Minimum Wage Act 1998, Data Protection Act 1998, Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Age) Regulations 2006 or Employment Equality (Religion and Belief) Regulations 2003, and (v) no complaint of non-compliance by Holdings or any of its Subsidiaries with any provisions of the Treaty of Rome, European Union directives or other directly applicable European Union laws, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to any individual afforded the status of a worker, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.19     Intellectual Property, etc.  Each of Holdings and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, and has obtained assignments of all leases, licenses and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

SECTION 3.20     Indebtedness. Schedule 3.20 hereto sets forth a list of all Indebtedness (including Contingent Obligations) and preferred stock of Holdings and its Subsidiaries as of the date hereof and the Closing Date and which is to remain outstanding after giving effect to those of the Transactions to be consummated on the Closing Date (excluding the Obligations) in each case showing the aggregate principal amount or stated amount thereof and the name of the respective borrower or issuer and any Person that directly or indirectly guarantees such debt or preferred stock.

SECTION 3.21     Insurance. Schedule 3.21 hereto sets forth a listing of all insurance maintained by Holdings and its Subsidiaries as of the date hereof and the Closing Date, with the amounts insured (and any deductibles) set forth therein.

SECTION 3.22     Holding Company. Holdings is a holding company and does not (a) have any material liabilities (other than (i) liabilities arising under the Credit Documents, any Class C Convertible Preferred Stock and Series B Preferred Stock outstanding on the date hereof and any Existing Indebtedness to which it is a party, (ii) other liabilities which are permitted by the LC Procurement Documents or the Security Documents (as defined in the LC Procurement Agreement) and are incurred in connection with the financing and operation of Holdings’ and its Subsidiaries’ businesses, (iii) taxes and other liabilities arising under applicable law) and (iv) obligations arising under this Agreement or the Security Documents or (b) own any material assets or engage in any operations or business (other than (i) its direct or indirect ownership of its Subsidiaries and (ii) Investments permitted under Section 6.05).

SECTION 3.23     Immaterial Subsidiaries. On the date hereof and the Closing Date, each of Endeavour Energy Luxembourg S.à r.l., Endeavour Colorado Corporation, Endeavour Energy North Sea Limited, Endeavour Energy Netherlands B.V., Endeavour Energy New Ventures Inc., END Management Company is an Immaterial Subsidiary.

SECTION 3.24     Liens. Schedule 3.24 hereto sets forth a list of all Liens (other than Liens arising under the Security Documents and the Security Documents (as defined in the LC Procurement Agreement) or securing Indebtedness under the Existing Credit Agreement or guarantees thereof) on the assets of Holdings and its Restricted Subsidiaries as of the date hereof and the Closing Date that secure Indebtedness for borrowed money or Capital Lease Obligations and which are to remain outstanding after giving effect to those of the Transactions to be consummated on the Closing Date, in each case showing the aggregate principal amount of Indebtedness or other obligations secured thereby and the name of the respective grantor.

SECTION 3.25     Stamp Taxes.  It is not necessary that any stamp, registration, documentary, transfer, notarial or similar Taxes or fees be paid on or in relation to the entry into this Agreement, except any tax or fee payable referred to in any legal opinion delivered to the Administrative Agent and which will be made or paid promptly after the date of the relevant Credit Document.

SECTION 3.26     Withholdings. It is not required to make a withholding or deduction for any Taxes from any payment it may make under this Agreement to any Recipient, except no warranty is provided in respect of any U.S. federal withholding taxes imposed under FATCA.

SECTION 3.27     No Works Council. As of the date of this Agreement, no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of EIH nor does an obligation exist for EIH to establish a works council pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden).

Article IV
Conditions Precedent

SECTION 4.01     Closing Date.  The obligations of the Lenders to make Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions on the Closing Date:

(a)     Legal Opinions.  The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Arranger and the Lenders, a favorable written opinion of (i) Vinson & Elkins L.L.P., special New York to the Credit Parties, in substantially the form attached as Exhibit J-1 hereto, (ii) Vinson & Elkins R.L.L.P., special English counsel to the Credit Parties, in substantially the form attached as Exhibit J-2 hereto, (iii) Vinson & Elkins L.L.P., special New York counsel to the Credit Parties, in connection with the joinder agreement to the Intercreditor Agreement referenced in Section 5.01(o) and with respect to such matters, and in form, reasonably acceptable to the Collateral Agent; (iv) Woodburn and Wedge, special Nevada counsel to Holdings, in substantially the form attached as Exhibit J-3 hereto, and (v) Allen & Overy, special Dutch counsel to EIH, in substantially the form attached as Exhibit J-4 hereto, in each case, dated the Closing Date.

(b)     Officer’s Certificates.  The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or formation, including all amendments thereto, of each Credit Party except EIH, to the extent applicable, certified, as of a recent date by the Secretary of State of the state of its formation (or equivalent Governmental Authority), and, to the extent applicable, a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or equivalent Governmental Authority) and with respect to EIH, an extract from the chamber of commerce (kamer van koophandel), a copy of the articles of association (statuten) and a copy of the deed of incorporation (akte van oprichting); (ii) a certificate of a Responsible Officer of each Credit Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the governing documents of such Credit Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the members, board of directors or other appropriate governing body (if required) of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of such Credit Party except EIH have not been amended since the date of the last amendment thereto shown on the certificate of good standing and with respect to EIH, the date of the last amendment thereto shown on the extract from the chamber of commerce (kamer van koophandel), furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.

(c)     Certificate.  The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrowers, certifying compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.02.

(d)     Fees.  The Administrative Agent and the Arranger shall have received all Fees and other amounts due and payable on or prior to the Closing Date (or arrangements for the netting of such Fees and other amounts due and payable on the Closing Date shall have been made), including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all reasonable and documented legal fees and all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Credit Document.

(e)     Credit  Documents.  The Administrative Agent shall have received each of (i) this Agreement, (ii) any requested promissory notes and (iii) the Security Documents, in each case, duly executed by each applicable Credit Party and each other party that is to be a party thereto and each such document shall be in full force and effect on the Closing Date.  The Collateral Agent on behalf of the Lenders shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f)     Reserve Report.  The Administrative Agent shall have received the Initial Reserve Report.

(g)     Credit Party Guaranty.  Each Guarantor shall have duly authorized, executed and delivered the Credit Party Guaranty in the form of Exhibit E (as amended, modified, restated and/or supplemented from time to time, the “Credit Party Guaranty”).

(h)     U.S. Security Agreement.  Each Credit Party party thereto shall have duly authorized, executed and delivered the U.S. Security Agreement in the form of Exhibit F (as amended, modified, restated and/or supplemented from time to time, the “U.S. Security Agreement”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent:

(i)     proper financing statements (Form UCC-1 or the equivalent) fully executed or authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement;

(ii)     copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name any Credit Party as debtor and that are filed where each Credit Party is organized and, to the extent reasonably requested by the Collateral Agent, in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name Holdings or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed or authorized for filing);

(iii)    evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary in connection with, the U.S. Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests intended to be created by the U.S. Security Agreement; and

(iv)     evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by the U.S. Security Agreement have been taken (or arrangements therefor satisfactory to the Collateral Agent).

(i)     English Debenture.  Each Credit Party party thereto shall have duly authorized, executed and delivered to the Administrative Agent an English Debenture in the form of Exhibit G (as amended, modified, restated and/or supplemented from time to time the “English Debenture”) and, in connection therewith, the Credit Parties shall have delivered to the Collateral Agent copies of lien searches with respect to each such Credit Party.

(j)     English Charge Over Shares.  Each Credit Party party thereto shall have duly authorized, executed and delivered to the Administrative Agent an English Charge Over Shares in the form of Exhibit H (as amended, modified, restated and/or supplemented from time to time, the “English Charge Over Shares”).

(k)     Subordination Agreement.  The Administrative Agent shall have received a subordination agreement, duly executed by each of EOC, EEUK, EIH and Endeavour Energy Luxembourg S.à r.l. (as amended, modified, restated and/or supplemented from time to time, the “Subordination Agreement”), with respect to (i) that certain Inter-Company Loan Agreement, dated as of May 31, 2012, and between EOC and EEUK and (ii) that certain revolving loan facility agreement dated January 23, 2008 between EIH and Endeavour Energy Luxembourg S.à.r.l., which agreement shall be in form and substance acceptable to the Administrative Agent.

(l)     Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from a Financial Officer of Holdings in the form of Exhibit I;

(m)     Insurance Certificates.  The Administrative Agent shall have received certificates of insurance complying with the requirements of Section 5.03 for the business and properties of Holdings and its Restricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable.

(n)     PATRIOT Act.  At least five Business Days prior to the Closing Date, the Lenders shall have received, to the extent previously requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(o)     Joinder to Intercreditor Agreement.  The Collateral Agent shall have become a party to the Intercreditor Agreement, pursuant to a joinder agreement in form and substance acceptable to the Collateral Agent, and shall have acceded to all of the rights and privileges of MC Admin Co LLC thereunder.

(p)     Termination of Existing LC Procurement Agreements.  Each Existing LC Procurement Agreement shall have been terminated, all letters of credit issued pursuant thereto shall have been terminated and the Administrative Agent shall have received satisfactory payoff letters, lien release documentation or similar agreements which evidence the foregoing.

(q)     Termination of Existing Credit Agreement.  All Indebtedness arising under the Existing Credit Agreement shall have been repaid in full, and the Administrative Agent shall have received satisfactory payoff letters, lien release documentation or similar agreements which evidence the foregoing.

(r)     LC Procurement Agreement.  The Administrative Agent shall have received evidence satisfactory to it that the LC Procurement Agreement and the other Security Documents (as defined thereunder) shall have been duly authorized, executed and delivered by each of the parties thereto and in full force and effect and that all conditions to the effectiveness of the parties obligations thereunder (other than the effectiveness of this Agreement) shall have been satisfied.

(s)     Term B Credit Agreement.  The Administrative shall have received evidence satisfactory to it that the Term B Credit Agreement and the other Credit Documents (as defined thereunder) shall have been duly authorized, executed and delivered by each of the parties thereto and in full force and effect and that all conditions to the effectiveness of the parties obligations thereunder (other than the effectiveness of this Agreement) shall have been satisfied.

(t)     Service of Process.  On or prior to the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that (i) each Credit Party has appointed each of CT Corporation and Endeavour International Holding B.V. as agents for service of process as contemplated in Section 9.19 and (ii) each of CT Corporation and Endeavour International Holding B.V. has accepted its appointment.

SECTION 4.02     All Borrowings.  The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions on the date of each Borrowing (other than a conversion or a continuation of a Borrowing):

(a)     The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.

(b)     The representations and warranties set forth in Article III and in each other Credit Document shall be true and correct in all material respects (other than representations and warranties qualified as to materiality, which will be true and correct in all respects) on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case they will be true and correct as of such earlier date.

(c)     At the time of and immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers and Holdings on the date thereof as to the matters specified in paragraphs (b) and (c) of this Section 4.02.

Article V
Affirmative Covenants

Each of Holdings and the Borrowers hereby covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than indemnities described in Section 9.05 which are not then due and payable and for which no claim has been made) shall have been paid in full, unless waived in accordance with Section 9.08:

SECTION 5.01     Financial Statements and Other Reports.  Holdings will furnish to the Administrative Agent and each Lender:

(a)     Annual Financial Statements.  Within 90 days after the close of each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such fiscal year and the related consolidated statements of operations, stockholders’ equity and cash flows for such fiscal year, setting forth comparative figures for the preceding fiscal year, and certified by Ernst & Young or another independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit) and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(b)     Quarterly Financial Statements.  Within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of Holdings, (i) the consolidated balance sheet of Holdings as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for all such financial information for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.  All of the foregoing financial statements shall be certified by a Financial Officer of Holdings that they fairly present in all material respects in accordance with GAAP the consolidated financial condition of Holdings as of the dates indicated and the consolidated results of operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(c)     Reserve Report.  Prior to or concurrently with any delivery of financial statements under clause (a) of this Section 5.01 and, solely as to each quarter ending on June 30, under clause (b) of this Section 5.01 (or more frequently at Holdings’ option) (i) a Reserve Report (which shall be (A) an annual Reserve Report (as described in the definition of such term) in the case of a Reserve Report delivered in connection with annual financial statements or (B) a semi-annual Reserve Report (as so described) in the case of a Reserve Report delivered in connection with quarterly financial statements for any fiscal quarter ending June 30) and (ii) a certificate of a Responsible Officer showing any additions to or deletions from the Oil and Gas Properties made by Holdings and each of its Restricted Subsidiaries and in Proved Reserves and Probable Reserves attributable to such Oil and Gas Properties since the date of the most recently delivered previous Reserve Report.

(d)     Management Letters.  Promptly after Holdings’ or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(e)     Compliance Certificate.  At the time of the delivery of the financial statements provided for in Sections 5.01(a) and (b), a compliance certificate from a Financial Officer of Holdings in the form of Exhibit C certifying on behalf of Holdings that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth in reasonable detail the calculations required to establish whether Holdings and its Subsidiaries were in compliance with the provisions of Sections 6.10, 6.11 and 6.12 at the end of such fiscal quarter or year, as the case may be, (ii) for the compliance certificate delivered at the time of delivery of the financial statements provided for in Section 5.01(a) only, set forth the Borrowers’ calculation of Excess Cash Flow for the applicable fiscal year, and (iii) certify that there have been no changes to Schedule VI of the U.S. Security Agreement, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 5.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (e), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of the U.S. Security Agreement) and whether Holdings and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to the U.S. Security Agreement in connection with any such changes.

(f)     Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within three Business Days after any Responsible Officer of Holdings or any of its

Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (A) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (B) with respect to any Credit Document or (iii) any other event, change or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect.

(g)     Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the SEC.

(h)     Environmental Matters.  Promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters, but only to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)     any pending or threatened claim, proceeding, investigation or notice of violation issued under or pursuant to any Environmental Law against Holdings or any of its Subsidiaries or any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries;

(ii)     any condition or occurrence on or arising from any Real Property, facility or Oil and Gas Property owned, leased or operated by Holdings or any of its Subsidiaries that could reasonably be expected to form the basis of a claim, proceeding, investigation, action or notice of violation against Holdings or any of its Subsidiaries or any such Real Property or facility under any Environmental Law;

(iii)    issuance under any Environmental Law of any liens or restrictions on the ownership, lease, occupancy, use or transferability by Holdings or any of its Subsidiaries of any Real Property, facility or Oil and Gas Property owned, operated or leased by Holdings or any of its Subsidiaries; and

(iv)     the taking of any removal or remedial action as required by any Environmental Law or any Governmental Authority in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on any Real Property, facility or Oil and Gas Property owned, leased, used or operated by Holdings or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, proceeding, investigation, notice, condition, occurrence, incurrence or removal or remedial action and Holdings’ or such Subsidiary’s response thereto.

(i)     Production and Hedging Reports.  Concurrently with any delivery of financial statements under clause (a) or (b) of this Section 5.01, (i) production and operating reports (the same to include information as to volumes produced and sold and the amount received by the Loan Parties) in respect of the Oil and Gas Properties of the Credit Parties, and (ii) a certificate of a Financial Officer of Holdings in form and substance reasonably satisfactory to the Administrative Agent setting forth as of a recent date, a true and complete list of all Hedging Agreements of Holdings and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), any new credit support agreements relating thereto (other than Credit Documents), any margin required or supplied under any credit support document, and the counterparty to each such agreement; provided, that unless and until Holdings makes such reports and information provided under this Section 5.01(i) publicly available, such information and reports shall be considered MNPI and, absent the consent of such Lender, shall not be delivered to any Public Lender.

(j)     Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to Holdings or any of its Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a), (b), (j) and (g) of this Section 5.01 may be satisfied with respect to financial information (or, in the case of such clause (j), other information) of Holdings and the Subsidiaries by filing Holdings’ Form l0‑K or 10‑Q, as applicable (or, in the case of such clause (j), such other applicable filing), with the SEC or by making such information available on Holdings’ website, in each case to the extent Holdings has notified the Administrative Agent and the Lenders of such filing or that such information is available on such website.

Each of Holdings and the Borrowers hereby acknowledges that the Administrative Agent and each Lender may have personnel who do not wish to receive material non-public information with respect to Holdings, the Borrowers or their respective Subsidiaries, or the respective securities of any of the foregoing (“MNPI”), and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Prior to the delivery of any information to any Agent or Lender pursuant to this Agreement, a Responsible Officer of Holdings will certify on behalf of Holdings and the Borrowers as to whether such information contains any MNPI.  In the case any such information contains any MNPI, any Agent or Lender may decline to receive such information in which case neither Holdings nor either Borrower shall deliver such information to such declining Agent or Lender.

SECTION 5.02     Books, Records and Inspections; Annual Meetings.

(a)     Holdings will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities.  Holdings will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent (i) to visit and inspect, under guidance of officers of the Borrowers or such Subsidiary, any of the properties of the Borrowers or such Subsidiary and (ii) to examine the books of account of the Borrowers or such Subsidiary and discuss the affairs, finances and accounts of the Borrowers or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request.

(b)     At the request of the Administrative Agent, Holdings will within 120 days after the close of each fiscal year of Holdings, hold a meeting (which may be by conference call or teleconference), at a time and place selected by Holdings and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal year and the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings and its Subsidiaries.

SECTION 5.03     Maintenance of Property; Insurance.

(a)     Holdings will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of Holdings and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Holdings and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property, including, without limitation, on Oil and Gas Properties (whether now owned or hereafter acquired) on an all risk basis.  The provisions of this Section 5.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b)     Holdings will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by Holdings and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent, (iii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Parties, and (iv) shall be deposited with the Collateral Agent.

(c)     If Holdings or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 5.03, or if Holdings or any of its Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance, and Holdings and the Borrowers jointly and severally agree to reimburse the Administrative Agent for all costs and expenses of procuring such insurance.

SECTION 5.04     Existence; Franchises; Oil and Gas Properties.

(a)     Holdings will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses, permits, copyrights, trademarks and patents and pay all royalties when due; provided that nothing in this Section 5.04 shall prevent (i) sales of assets and other transactions by Holdings or any of its Subsidiaries in accordance with Section 6.04, (ii) the termination of the existence of an Immaterial Subsidiary, (iii) other than in connection with the foregoing clause (ii), the withdrawal by Holdings or any of its Subsidiaries of its qualification as a Business in any jurisdiction other than the United States or any State thereof or the United Kingdom if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Holdings will, and will cause each of its Subsidiaries to, (i) comply in all material respects with the terms and provisions of all oil and gas leases and licenses relating to the Oil and Gas Properties of Holdings and each of its Subsidiaries and all contracts and agreements relating thereto or to the production and sale of Hydrocarbons therefrom; provided that Holdings and its Subsidiaries shall have the right to abandon Oil and Gas Properties in the exercise of Holdings’ or such Subsidiaries’ reasonable judgment, in each case in compliance with the relevant Oil and

Gas Contracts governing such Oil and Gas Properties, and (ii) with respect to any such Oil and Gas Properties or oil and gas gathering assets that are operated by operators other than Holdings or any of its Subsidiary, use all commercially reasonable efforts to enforce in a manner consistent with industry practice the operator’s contractual obligations to maintain, develop, and operate such Oil and Gas Properties and oil and gas gathering assets in accordance with the applicable operating agreements.

SECTION 5.05     Compliance with Statutes, etc.

(a)     Holdings will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls other than such statutes, regulations, orders and restrictions that are expressly addressed in Section 5.06), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Holdings shall, and shall cause each of its Subsidiaries to, maintain and comply with the terms and conditions of any material Authorization required under any law or regulation (including Environmental Law) (i) to enable it to perform its obligations and/or exercise its rights under, or the validity or enforceability of, each Credit Document and Oil and Gas Contract and (ii) to enable it to conduct the Oil and Gas Business in which it has an interest except, in the case of preceding clause (ii) only, such failure to maintain or non-compliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.06     Compliance with Environmental Laws.

(a)     Holdings will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or operation of Real Property, facilities and Oil and Gas Property now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses for which Holdings or its Subsidiaries are legally obligated that are incurred in connection with such compliance, and will keep or cause to be kept all such Real Property, facilities and Oil and Gas Properties free and clear of any Liens imposed pursuant to such Environmental Laws.  Holdings and its Subsidiaries will generate, use, treat, store, Release and dispose of, and will cause the generation, use, treatment, storage, Release and disposal of Hazardous Materials on any Real Property, facilities or Oil and Gas Properties now or hereafter owned, leased or operated by Holdings or any of its Subsidiaries, and transport or cause the transportation of Hazardous Materials to or from any such Real Property, facilities or Oil and Gas Properties in compliance with all applicable Environmental Laws, except for such Hazardous Materials generated, used, treated, stored, Released and disposed of at any such Real Properties, facilities or Oil and Gas Properties in connection with or arising out of the business or operations of Holdings or any of its Subsidiaries as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Upon (i) the receipt by the Administrative Agent or any Lender of any notice from Holdings or either Borrower of the type described in Section 5.01(h), (ii) a reasonable determination that Holdings or any of its Subsidiaries are not in compliance with Section 5.06(a) or (iii) the exercise by the Administrative Agent or the Lenders of any of the remedies pursuant to Section 7.01, each of Holdings and the Borrowers will (in each case) collectively, or if either Holdings or the Borrowers so desire, individually, provide, upon the request of the Administrative Agent at the sole expense of Holdings and the Borrowers, as applicable, an environmental site assessment report concerning any Real Property or facilities owned, leased or operated by Holdings or any of its Subsidiaries, prepared by an environmental consulting firm reasonably acceptable to by the Administrative Agent, indicating, as the circumstances may dictate, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or facilities.  If either Holdings or the Borrowers fails to provide the same within 30 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the non-responsive Credit Party; and each of Holdings and the Borrowers shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents access to such Real Property or facilities and specifically grant the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to Holdings and the Borrowers, all at the sole expense of each of Holdings and the Borrowers.

SECTION 5.07     ERISA.

(a)     As soon as reasonably practicable and, in any event, within ten (10) days after Holdings, any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, Holdings will deliver to each of the Lenders a certificate of any Responsible Officer of Holdings setting forth the full details as to such occurrence and the action, if any, that Holdings, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Holdings, such Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant with respect thereto, and any notices received by Holdings, such Subsidiary or ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto:  an ERISA Event (except to the extent that Holdings has previously delivered to the Lenders a certificate and notices (if any) concerning such event pursuant to the next clause of this Section 5.07); a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA becoming subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation Section 4043.61 applies with respect to such event); a failure of Holdings, any of its Subsidiaries, or an ERISA Affiliate to timely make any material contribution required to be made with respect to a Plan or Non‑U.S. Pension Plan; the existence of potential withdrawal liability under Section 4201 of ERISA if Holdings, any of its Subsidiaries and any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans if such withdrawal is reasonably expected to occur and such liability to Holdings or any of its Subsidiaries could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by Holdings, any of its Subsidiaries or any ERISA Affiliate; the adoption of any amendment to a Plan subject to Section 412 of the Code that results in a material increase in the contribution obligations of Holdings, any of its Subsidiaries or any ERISA Affiliate; a Plan has an Unfunded Current Liability that could reasonably be expected to result in a material liability; with respect to group health plans (as defined in Section 607(1) of ERISA, or Section 4980B(g)(2) of the Code), a violation of the provisions of Part 6 of subtitle B of Title 1 of ERISA and Section 4980B of the Code that is reasonably expected to result in a material liability to Holdings or any of its Subsidiaries; with respect to group health plans (as defined in 45 Code of Federal Regulations Section 160.103), a violation of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder that could reasonably be expected to result in a material liability to Holdings or any of its Subsidiaries; or the incurrence of any material liability by Holdings or any of its Subsidiaries pursuant to any portion of an employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA).  Holdings will deliver to each of the Lenders (i) a copy of each funding waiver request filed with the Internal Revenue Service or any other Governmental Authority with respect to any Plan pursuant to Section 412(d) of the Code or Section 302(c) of ERISA and all communications received by Holdings, any of its Subsidiaries or any ERISA Affiliate from the Internal Revenue Service or any other Governmental Authority regarding such funding waiver request, (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA and (iii) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the U.S. Department of Labor.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence of this Section 5.07(a), copies of annual reports and any records, documents or other information required to be furnished to the PBGC or any other Governmental Authority, and any material notices received by Holdings or any of its Subsidiaries or any ERISA Affiliate, with respect to any Plan or Non‑U.S. Pension Plan, shall be delivered to the Lenders no later than ten (10) days after the date such annual reports have been filed or such records, documents and/or information have been furnished to the PBGC or other Governmental Authority or such notice has been received by Holdings, any of its Subsidiaries, or any ERISA Affiliate, as applicable.

(b)     If, at any time after the date of this Agreement, Holdings or any of its Subsidiaries or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a pension plan as defined in Section 3(2) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA (including, without limitation, a Multiemployer Plan) which is not set forth in Schedule 3.10(a) hereto as may be updated from time to time, then Holdings shall deliver to the Agent an updated Schedule 3.10(a) as soon as reasonably practicable and, in any event, within ten days after Holdings, such Subsidiary or such ERISA Affiliate first maintains, or contributes to (or incurs an obligation to contribute to), such pension plan.  Such updated Schedule 3.10(a) shall supersede and replace the existing Schedule 3.10(a).

(c)     Holdings and each of its applicable Subsidiaries shall ensure that all Non‑U.S. Pension Plans administered by it or to which it contributes obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws, except where the failure to do any of the foregoing, either individually or in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

(d)     Holdings and its Subsidiaries shall ensure that none of Holdings or any of its Subsidiaries is or has at any time been, within the United Kingdom, an employer (for the purposes of sections 38 through 51 of the United Kingdom’s Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the United Kingdom’s Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are used in sections 38 or 43 of the United Kingdom’s Pensions Act 2004) such an employer.

SECTION 5.08     End of Fiscal Years; Fiscal Quarters.  Holdings will cause (a) its and each of its Subsidiaries’ fiscal years to end on December 31 of each calendar year and (b) its and each of its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31; provided that nothing in this Section 5.08 shall prohibit any Subsidiary of Holdings from maintaining a tax year that does not end on December 31.

SECTION 5.09     Performance of Obligations.  Holdings will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.10     Payment of Taxes, etc..  Holdings will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, would become a Lien or charge upon any properties of Holdings or any of its Subsidiaries not otherwise permitted under Section 6.06; provided that neither Holdings nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.  EIH will not change its tax residency. The DE Borrower will continue to be a “disregarded entity” for U.S. federal income tax purposes and will not carry out any business activities in the United States.

SECTION 5.11     Use of Proceeds.  The Borrowers will use the proceeds of the Loans only as provided in Section 3.08.

SECTION 5.12     Additional Security; Further Assurances; etc.

(a)     Holdings will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Parties security interests in such Oil and Gas Assets and other assets of Holdings and such other Credit Party (including, without limitation properties of Holdings and such other Credit Party acquired subsequent to the Closing Date) as are not covered by the original Security Documents (including, without limitation, with respect to any such property, pursuant to grants pursuant to the laws of Scotland) and as may be reasonably requested from time to time by the Administrative Agent or the Required Lenders (collectively, the “Additional Security Documents”); provided that no Credit Party shall be required to take any action to grant or perfect a security interest on any Excluded Asset for so long as, and to the extent that, such Oil and Gas Properties constitute Excluded Assets; provided, further, that within 60 days following the date of the first Reserve Report reflecting that any Credit Party owns Oil and Gas Properties in North America that are not Excluded Assets, the applicable Credit Party shall cause such Oil and Gas Properties to become Collateral subject to the Liens of the Security Documents. In addition, at such time as any deposit account of Holdings or any Credit Party ceases to be an Excluded Account, Holdings or the applicable Credit Party, shall, within 60 days thereafter, cause such deposit account to become Collateral subject to the Liens of the Security Documents. All such security interests shall be granted pursuant to documentation satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests, hypothecations and mortgages superior to and prior to the rights of all third Persons and enforceable against third parties and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full.”

(b)     Holdings will, and will cause each of the other Credit Parties to, at the expense of Holdings and the Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord lien waivers, collateral access agreements, bailee agreements, control agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require.  Furthermore, Holdings will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 5.12 has been complied with.

(c)     Holdings will cause (i) each Subsidiary (other than any Immaterial Subsidiary or Unrestricted Subsidiary) that is established, created or acquired after the Closing Date and (ii) each Non-Guarantor Subsidiary (other than an Unrestricted Subsidiary) that ceases to be an Immaterial Subsidiary, in each case, to become a Guarantor and a party (in such capacity, a “Grantor”) to the U.S. Security Agreement, the English Security Documents and/or such other Security Documents as may be required by the Collateral Agent such that the Collateral Agent, for the benefit of the Secured Parties, has a first priority security interest in all assets (other than Excluded Assets) of such Subsidiary or Non-Guarantor Subsidiary (as applicable).  In addition, if, after the date hereof, any Restricted Subsidiary of Holdings that is not already a Guarantor and a Grantor (including any Immaterial Subsidiary) guarantees any other Indebtedness of Holdings or any Guarantor in excess of the De Minimis Guaranteed Amount, then that Subsidiary shall become a Guarantor and a Grantor.  Any such Subsidiary shall become a Guarantor and a Grantor pursuant to this clause (c) by executing joinders to the Credit Party Guaranty and the applicable Security Documents in form and substance satisfactory to the Administrative Agent whereby such Subsidiary shall guarantee the Obligations and grant a security interest to the Collateral Agent, for the benefit of the Secured Parties, in the assets (other than Excluded Assets) of such Subsidiary and, in each case, delivering such documents to the Administrative Agent within 60 days after the date on which it was established, created or acquired or ceased to be an Immaterial Subsidiary, as applicable (or such later date as may be agreed by the Administrative Agent in its sole discretion), or within 15 days of the date on which it guaranteed such other Indebtedness (or such later date as may be agreed by the Administrative Agent in its sole discretion), as the case may be, together with any officer’s certificate and opinion which may be reasonably requested by the Administrative Agent.  In connection with the execution of such Security Documents, such Subsidiary shall take or cause to be taken such other actions (including delivering properly completed UCC financing statements) as may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent, for the benefit of the Secured Parties, a first-priority perfected security interest in such assets and to have such assets added to the Collateral and thereupon all provisions of this Agreement and the Security Documents relating to the Collateral shall be deemed to relate to such assets to the same extent and with the same force and effect.  The requirements set forth above in this clause (c) are collectively referred to herein as the “Additional Guarantor Requirement”.

(d)     Each of Holdings and the Borrowers agrees that each action required by clauses (a) through (c) of this Section 5.12 shall be completed as soon as possible, but in no event later than

60 days after such action is requested to be taken by the Administrative Agent or the Required Lenders or such later date as may be otherwise provided in such clauses.

SECTION 5.13     Maintenance of Company Separateness.  Holdings will, and will cause each of its Subsidiaries to, satisfy customary Business formalities, including the holding of regular Board of Directors’ and members’ meetings or action by managers or members without a meeting and the maintenance of Business records.  Neither Holdings nor any other Credit Party shall make any payment to a creditor of any Non-Guarantor Subsidiary in respect of any liability of any Non-Guarantor Subsidiary (other than (x) pursuant to Holdings’ guarantee of Endeavour Energy Luxembourg S.à.r.l.’s obligations under the 11.5% Convertible Bonds and (y) any guarantee by Holdings or such other Credit Party of intercompany Indebtedness of any such Non-Guarantor Subsidiary owing to Holdings or any of its Subsidiaries), and no bank account of any Non-Guarantor Subsidiary shall be commingled with any bank account of Holdings or any other Credit Party.  Any financial statements distributed to any creditors of any Non-Guarantor Subsidiary shall clearly establish or indicate the corporate separateness of such Non-Guarantor Subsidiary from Holdings and its other Subsidiaries.  Finally, neither Holdings nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the Business existence of Holdings, any other Credit Party or any Non-Guarantor Subsidiaries being ignored, or in the assets and liabilities of Holdings or any other Credit Party being substantively consolidated with those of any other such Person or any Non-Guarantor Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

SECTION 5.14     Oil and Gas Properties.  Each Credit Party shall (i) exercise such votes and other rights as it may have under each Oil and Gas Contract to which it is a party with a view to ensuring (so far as able) that each Oil and Gas Property in which Holding or any of its Subsidiaries has an interest is at all times exploited and operated in a reasonable and prudent manner and in accordance with good industry practice, all applicable laws and regulations and the provisions of each such Oil and Gas Contract, (ii) not concur in, and shall vote against, any proposal or decision to abandon all or any material part of any of Oil and Gas Properties in which Holdings or any of its Subsidiaries has an interest unless the Administrative Agent has granted its prior written consent, (iii) not exercise its rights on any operating or similar committee in a manner that would be materially prejudicial to the interests of any Credit Party, the Administrative Agent or the Lenders and (iv) maintain full and proper technical and financial records in relation to each Oil and Gas Property in which Holdings or any of its Subsidiaries has an interest and ensure (so far as it is able) that the Administrative Agent (and/or any Person nominated by it) is afforded reasonable access to each Oil and Gas Property in which it has an interest and all such records during normal business hours on reasonable notice.

SECTION 5.15     Center of Main Interest.  EIH shall maintain its center of main interests in the Netherlands for purposes of the Insolvency Regulation.

SECTION 5.16     Post-Closing Obligations.  Holdings shall (or shall procure that the relevant Credit Party shall), except as otherwise stated below, as soon as reasonably practicable but not later than 10 Business Days (or such later date as may be permitted by the Collateral Agent in its sole discretion) after the Closing Date, deliver to the Collateral Agent:

(a)     evidence of making of all recordings and filings and all action necessary or desirable in connection with the registration of the security interests intended to be created by the English Debenture in accordance with the Companies Act 2006 in form and substance satisfactory to the Collateral Agent not later than 21 days after the date of the English Debenture;

(b)     evidence that the Secretary of State has been notified of the creation of the security interests intended to be created by the English Debenture in respect of each Project Licence (as such term is defined in the English Debenture) in form and substance satisfactory to the Collateral Agent not later than 10 days after the date of the English Debenture;

(c)     evidence of the making of all recordings and filings (or arrangements therefor satisfactory to the Collateral Agent) and all action necessary or, in the reasonable opinion of the Collateral Agent, desirable, in connection with, the English Debenture as may be necessary to perfect and protect the security interests intended to be created by the English Debenture;

(d)     evidence that all other actions necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests purported to be created by the English Debenture have been taken (or arrangements therefor satisfactory to the Collateral Agent);

(e)     all of the Collateral consisting of certificated securities referred to in the English Charge Over Shares and then owned by the relevant Credit Party, together with executed and undated endorsements for transfer; and all other Collateral consisting of certificated securities and promissory notes, if any, owned by each Credit Party, (i) endorsed in blank in the case of any such promissory notes and (ii) together with executed and undated endorsements for transfer in the case of any such certificated securities.

(f)     evidence of the completion (or arrangements therefor satisfactory to the Collateral Agent) of all other recordings and filings of, or with respect to, and all action necessary or, in the reasonable opinion of the Collateral Agent, desirable, in connection with, the English Charge Over Shares as may be necessary to perfect and protect the security interests intended to be created by the English Charge Over Shares;

(g)     evidence that all other actions necessary to perfect and protect the security interests purported to be created by the English Charge Over Shares have been taken (or arrangements therefor satisfactory to the Collateral Agent);

(h)     a share pledge agreement, in form and substance satisfactory to the Collateral Agent, duly authorized, executed and delivered by EIH, as pledgor, in favor of the Collateral Agent, pledging the shares in the capital of Endeavour Energy Luxembourg S.à.r.l. (the “Luxembourg Share Pledge Agreement”);

(i)     a notarial deed of disclosed pledge over registered shares in the capital of Endeavour Energy Netherlands B.V., among EIH as pledgor, the Collateral Agent as pledgee and Endeavour Energy Netherlands B.V. as company in which the shares are being pledged (the “Dutch Deed of Pledge of Shares”), in form and substance satisfactory to the Collateral Agent; and

(j)     a favorable written opinion addressed to the Administrative Agent, on behalf of itself, the Collateral Agent, the Arranger and the Lenders of (i) Allen & Overy, Luxembourg counsel to the Credit Parties, in connection with the entering into Luxembourg Share Pledge Agreement and (ii) Allen & Overy, Dutch counsel to EIH, in connection with the entering into the Dutch Deed of Pledge of Shares.

Article VI
Negative Covenants

Each of Holdings and the Borrowers hereby covenants and agrees with each Lender that until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other Obligations (other than indemnities described in Section 9.05 which are not then due and payable and for which no claim has been made) shall have been paid in full, unless waived in accordance with Section 9.08:

SECTION 6.01     Restricted Payments.  Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a)     declare or pay any dividend or make any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holdings or payable to Holdings or, subject to compliance with the Additional Guarantor Requirement at the time of such dividend, payment or distribution, a Restricted Subsidiary of Holdings);

(b)     purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Holdings) any Equity Interests of Holdings or any direct or indirect parent of Holdings;

(c)     make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Obligations (excluding (i) the purchase, redemption, defeasance or other acquisition or retirement for value of any other Indebtedness (other than intercompany Indebtedness) that is subordinated in right of payment to the Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, redemption, defeasance or other acquisition or retirement for value, (ii) any payment of principal or interest at the Stated Maturity thereof and (iii) any payment, purchase, redemption, defeasance or other acquisition or retirement for value made with the prior written consent of the Administrative Agent; provided that the aggregate amount of any payments, purchases, redemptions, defeasances or other acquisitions or retirements made in reliance on the exclusions from the restrictions contained in this clause (c)(iii), when aggregated with the aggregate amount of all payments, purchases, redemptions, defeasances or other acquisitions or retirements for value made in reliance on clause (e)(iii) below, shall not exceed $35,000,000); or

(d)     make any Restricted Investment; or

(e)     make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indenture Notes (other than (i) at the Stated Maturity thereof, (ii) pursuant to any covenant contained in either Indenture (in each case as in effect as of the date hereof) requiring Holdings to make an offer to holders of Indenture Notes to purchase Indenture Notes in connection with a Change of Control or an Asset Sale in respect of Indenture Collateral or (iii) with the prior written consent of the Administrative Agent) or Unsecured Notes (other than at the Stated Maturity thereof; provided that the aggregate amount of any payments, purchases, redemptions, defeasances or other acquisitions or retirements for value made in reliance on this clause (iii), when aggregated with the aggregate amount of all payments, purchases, redemptions, defeasances or other acquisitions or retirements for value made in reliance on the exclusions from the restrictions contained in clause (c)(iii) above, shall not exceed $35,000,000) (all such payments and other actions set forth in these clauses (a) through (e) being collectively referred to as “Restricted Payments”);

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

(I)     Holdings would, at the time of such Restricted Payment immediately after giving pro forma effect thereto as if the same had occurred at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 6.03; and

(II)     such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (8), (9), (11) and (12) of the next succeeding paragraph) since the date of this Agreement, is less than the sum, without duplication, of:

(a)     50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from January 1, 2014 to the last day of Holdings’ last fiscal quarter ending prior to the date of the Restricted Payment for which internal financial statements are in existence at the time of such Restricted Payment (or, if such Consolidated Net Income for such period shall be a loss, minus 100% of such loss); plus

(b)     100% of the aggregate net cash proceeds and the Fair Market Value of any Capital Stock of Persons (other than Holdings or an Affiliate of Holdings) engaged primarily in the Oil and Gas Business or any other assets that are used or useful in the Oil and Gas Business, in each case received by Holdings after the date of this Agreement as a contribution to its common equity capital or from the issue or sale after the date of this Agreement of Equity Interests of Holdings (other than Disqualified Stock) or from the issue or sale after the date of this Agreement of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Holdings that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Holdings) or received upon the exercise of any options, warrants or rights to purchase Equity Interests (other than Disqualified Stock) of Holdings, plus

(c)     the amount equal to the net reduction in Restricted Investments made by Holdings or any of its Restricted Subsidiaries in any Person since the date of this Agreement resulting from:

(i)     repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to a purchaser other than Holdings or a Subsidiary of Holdings, repayments of loans or advances or other transfers of assets (including by way of interest payments, dividend or distribution) by such Person to Holdings or any Restricted Subsidiary of Holdings; plus

(ii)     the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into Holdings or any Restricted Subsidiary (valued in each case as provided in the definition of “Investment”) not to exceed, in the case of any Unrestricted

Subsidiary, the amount of Investments previously made by Holdings or any Restricted Subsidiary of Holdings in such Unrestricted Subsidiary; plus

(iii)    an amount equal to any amount included as a Restricted Payment pursuant to clause (II) above on account of any guarantee entered into by Holdings or any Restricted Subsidiary; to the extent that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists or has been reduced; plus

(iv)     in the event Holdings or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary or is merged or consolidated with Holdings or a Restricted Subsidiary, an amount equal to the amount included as a Restricted Payment pursuant to clause (II) above on account of Holdings’ or any Restricted Subsidiary’s Investment in such Person prior to the time it became a Restricted Subsidiary or the time of such merger or consolidation; plus

(d)     the amount by which Indebtedness of Holdings or its Restricted Subsidiaries is reduced on Holdings’ balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the date of this Agreement of any Indebtedness of Holdings or its Restricted Subsidiaries convertible into or exchangeable for Equity Interests of Holdings (other than Disqualified Stock) (less the amount of cash, or the Fair Market Value of any other property, distributed by Holdings upon such conversion or exchange), in the case of clauses (b) through (d) above, to the extent such amounts have not been included in Consolidated Net Income for the applicable period.

The preceding provisions will not prohibit:

(1)     the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration the payment would have complied with the provisions of this Agreement;

(2)     the purchase, redemption, defeasance or other acquisition or retirement for value of any subordinated Indebtedness, Indenture Notes or Unsecured Notes of Holdings or any other Credit Party or of any Equity Interests of Holdings in exchange for, or out of the net cash proceeds of the substantially concurrent (a) contribution (other than from a Restricted Subsidiary of Holdings) to the equity capital of Holdings or (b) sale (other than to a Restricted Subsidiary of Holdings) of, Equity Interests of Holdings (other than Disqualified Stock), with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such sale; provided, that the amount of any such net cash proceeds that are utilized for any such purchase, redemption, defeasance or other acquisition or retirement for value will be excluded or deducted from clause (II) above;

(3)     the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated Indebtedness, Indenture Notes or Unsecured Notes or Disqualified Stock of Holdings or any other Credit Party with the net cash proceeds from a substantially concurrent incurrence of, or in exchange for, Permitted Refinancing Indebtedness, with an incurrence of Permitted Refinancing Indebtedness being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement for value occurs not more than 120 days after such incurrence;

(4)     the payment of any dividend or distribution by a Restricted Subsidiary of Holdings to the holders of such Restricted Subsidiary’s Equity Interests (other than Disqualified Stock) on a pro rata basis or on a basis more favorable to Holdings or a Restricted Subsidiary;  provided, that distributions or dividends by EIH shall be promptly applied to fund any Capital Expenditure, the payment of any expense, any Investment or other use, in each case, permitted under this Agreement, and not permitted to accumulate other than on a temporary basis in the deposit or other account of the payee of such Indebtedness or any Affiliate thereof;

(5)     so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, the purchase, redemption or other acquisition or retirement for value (other than for any Equity Interest) of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings pursuant to any director, employee or consultant equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests option plan or similar arrangement; provided that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $5,000,000 in the 2014 calendar year and $2,500,000 in any calendar year thereafter (with any portion of such amount that is unused in any calendar year to be carried forward to successive calendar years and added to such amount) plus, to the extent not previously applied or included,

(a)     the cash proceeds received by Holdings or any of its Restricted Subsidiaries from sales of Equity Interests of Holdings to employees, consultants or directors of Holdings or its Affiliates that occur after the date of this Agreement (to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (II)(b) of the first paragraph of this Section 6.01); and

(b)     the cash proceeds of key man life insurance policies received by Holdings or any of its Restricted Subsidiaries after the date of this Agreement.

(6)     any purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness (other than any intercompany Indebtedness) that is subordinated in right of payment to the Obligations pursuant to the provisions of such Indebtedness in the event of a Change of Control or an Asset Sale, in each case plus accrued and unpaid interest thereon, but only if:

(a)     in the case of a Change of Control, the purchase price therefor is not greater than 101% of the principal amount of such Indebtedness and accrued and unpaid interest thereon; or

(b)     in the case of an Asset Sale, the purchase price therefor is not greater than 100% of the principal amount of such Indebtedness and accrued and unpaid interest thereon, and Holdings has complied with and fully satisfied its obligations in accordance with Section 2.13(a);

(7)     the purchase, redemption or other acquisition or retirement for value of Equity Interests of Holdings or any Restricted Subsidiary of Holdings representing fractional shares of such Equity Interests in connection with a merger or consolidation involving Holdings or such Restricted Subsidiary or any other transaction permitted by this Agreement;

(8)     the purchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise or conversion of stock options, warrants or other convertible securities if such Equity Interests represent a portion of the exercise or conversion price thereof;

(9)     the purchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Restricted Subsidiary of Holdings held by any current or former officers, directors or employees of Holdings or any of its Restricted Subsidiaries in connection with the exercise or vesting of any equity compensation (including, without limitation, stock options, restricted stock and phantom stock) in order to satisfy any tax withholding obligation with respect to such exercise or vesting;

(10)    payments to dissenting stockholders pursuant to Applicable Law in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement not to exceed $5,000,000 in the aggregate since the date of this Agreement;

(11)    any payment with respect to, purchase, redemption, defeasance or other acquisition or retirement for value of any Permitted Intercompany Debt, including, without limitation, that certain Inter-Company Loan Agreement, dated as of May 31, 2012, between EOC and EEUK (the “Intercompany Loan Agreement”); provided (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) such payment, purchase, redemption, defeasance or other acquisition or retirement for value does not obligate Holdings or any Restricted Subsidiary of Holdings to make or offer to make any payment on, or purchase or redeem any other Indebtedness and (c) solely with respect to any payment with respect to, purchase, redemption, defeasance or other acquisition or retirement for value in respect of any Indebtedness under the Intercompany Loan Agreement, the proceeds of such purchase, redemption or other acquisition or retirement for value are promptly applied to fund any Capital Expenditure, the payment of any expense, any Investment or other use, in each case, permitted under this Agreement, and not permitted to accumulate other than on a temporary basis in the deposit or other account of the payee of such Indebtedness or any Affiliate thereof;

(12)    the declaration and payment of dividends payable pursuant to the terms (as of the date of this Agreement) of Holdings’ Class C Convertible Preferred Stock outstanding on the date of this Agreement; and

(13)    so long as no Default (other than a Reporting Default) or Event of Default shall have occurred and be continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $25,000,000 at any time outstanding since the date of this Agreement (after giving effect to any dividends, interest payments, return of capital and subsequent reduction in the amount of any Investments made pursuant to this clause (13) as a result of the repayment or other disposition thereof, in an amount not to exceed the amount of such Investments previously made pursuant to in this clause (13)); provided that if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall, subject to compliance with such clause (1), thereafter be deemed to have been made pursuant to clause (1) of the definition of “Permitted Investments” and shall cease to have been made pursuant to this clause (13) for so long as such Person continues to be a Restricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value, on the date of the Restricted Payment, of the Restricted Investment proposed to be made or asset(s) or securities proposed to be paid, transferred or issued by Holdings or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment, except that the amount of any non-cash Restricted Payment referred to in the preceding clause (1) will be the Fair Market Value on the date of declaration.  The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the method prescribed in the definition of such term, except that the Fair Market Value of any non-cash consideration received from an Affiliate as a capital contribution for Equity Interests of Holdings shall be determined in good faith by the Board of Directors of Holdings in the case of amounts of $10,000,000 or more, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing.  For purposes of determining compliance with this Section 6.01, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in the preceding clauses (1) through (13) or as a Permitted Investment, Holdings will be permitted to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment in any manner that complies with this Section 6.01.

SECTION 6.02     Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.  Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Holdings to:

(a)     pay dividends or make any other distributions on its Capital Stock to Holdings or any of its Restricted Subsidiaries, or pay any Indebtedness or other obligations owed to Holdings or any of its Restricted Subsidiaries;

(b)     make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c)     sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

provided, that the preceding restrictions of this Section 6.02 will not apply to encumbrances or restrictions existing under or by reason of:

(1)     agreements (including those governing Existing Indebtedness) as in effect on the date of this Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend, distribution and other payment restrictions than those contained in those agreements on the date of this Agreement, as determined by the Board of Directors of Holdings in its reasonable and good faith judgment;

(2)     this Agreement, the Existing LC Procurement Agreements, the Existing Credit Agreement, the other Credit Documents and the Indenture Documents;

(3)     Applicable Law or similar restriction;

(4)     any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of Holdings on the date of this Agreement, in existence at the time such Person becomes a Restricted Subsidiary of Holdings and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; provided that such encumbrances and restrictions are not applicable to Holdings or any Restricted Subsidiary or the properties or assets of Holdings or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

(5)     any agreement or instrument governing any Permitted Acquisition Indebtedness, so long as such agreement or instrument (a) was not entered into in contemplation of the acquisition, merger or consolidation transaction related thereto, and (b) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets or Subsidiaries of the Person, subject to such acquisition, merger or consolidation, so long as the agreement containing such restriction does not violate any other provision of this Agreement;

(6)     instruments or agreements governing Indebtedness of Holdings or any of the Restricted Subsidiaries permitted to be incurred pursuant to an instrument or agreement entered into subsequent to the date of this Agreement in accordance with Section 6.03; provided that either (a) the encumbrance or restriction contained in the instrument or agreement governing such Indebtedness applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) the Board of Directors of Holdings determines in good faith that any such encumbrance or restriction will not materially affect Holdings’ ability to make principal or interest payments on the Obligations;

(7)      (a) customary non-assignment provisions in Hydrocarbon purchase and sale or exchange agreements, joint operating agreements, or similar operational agreements or in licenses or leases entered into in the ordinary course of business, or (b) in the case of clause (c) of the preceding paragraph, other encumbrances or restrictions in agreements or instruments (including joint venture agreements, asset sale agreements, stock sale agreements and agreements of the type described in the definition of “Permitted Business Investments”) relating to specific assets or property (and not to Indebtedness) that restrict generally the transfers of such assets or property; provided that such other encumbrances or restrictions do not materially impair the ability of Holdings to make scheduled payments on the Obligations when due and in each case entered into in the ordinary course of business or customary in the Oil and Gas Business;

(8)     Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business or which is customary in the Oil and Gas Business that impose restrictions on that property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(9)     any agreement for the sale or other disposition of a Restricted Subsidiary of Holdings that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

(10)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, as determined by the Board of Directors of Holdings in its reasonable and good faith judgment;

(11)    Liens securing Indebtedness otherwise permitted to be incurred under the provisions of Section 6.06 that limit the right of the debtor to dispose of the assets subject to such Liens;

(12)    restrictions on cash, Cash Equivalents or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business or which are customary in the Oil and Gas Business;

(13)    Hedging Agreements permitted from time to time under this Agreement;

(14)    any subordination of intercompany Indebtedness or other intercompany obligations (including any intercompany revolving credit) to the claims or Liens (otherwise permitted by this Agreement) of any other creditor of the obligor or obligors of such intercompany Indebtedness or other obligations, including to the claims or Liens (otherwise permitted by this Agreement) of any lender or other party to any Credit Facility (as a lender, letter of credit issuer or in any other capacity); and

(15)    the issuance of preferred securities by any Restricted Subsidiary of Holdings or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such preferred securities is permitted pursuant to Section 6.03 and the terms of such preferred securities do not expressly restrict the ability of a Restricted Subsidiary of Holdings to pay dividends or make any other distributions on its Equity Interests (other than requirements to pay dividends or liquidation preferences on such preferred securities prior to paying any dividends or making any other distributions on such other Equity Interests).

SECTION 6.03     Limitation on Incurrence of Indebtedness and Issuance of Preferred Stock.  Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, Holdings will not issue any Disqualified Stock, and Holdings will not permit any of its Restricted Subsidiaries to issue any Disqualified Stock or preferred securities; provided, that Holdings and any other Credit Party may incur Indebtedness, Holdings may issue Disqualified Stock and any other Credit Party may issue Disqualified Stock or preferred securities, if the Fixed Charge Coverage Ratio for Holdings’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred securities or Disqualified Stock is issued, as the case may be, would have been at least 2.25 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or such preferred securities or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this Section 6.03 will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of any Disqualified Stock or any preferred securities described below (collectively, “Permitted Debt”):

(1)     Indebtedness incurred pursuant to this Agreement, the Existing Credit Agreement and the other Credit Documents and the unsecured intercompany loan made by EIH to EEUK with the proceeds of the Initial Loans;

(2)     the incurrence by Holdings or any of the Restricted Subsidiaries of additional unsecured Indebtedness under one or more Credit Facilities, provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness outstanding under Holdings and its Restricted Subsidiaries’ Credit Facilities incurred under this clause (2) does not exceed:

(a)     if Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence are $2,000,000,000 or less, the greater of (i) $100,000,000 and (ii) 7.5% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of such date;

(b)     if Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence are $3,000,000,000 or less, but exceed $2,000,000,000, the greater of (i) $100,000,000 and (ii) 10% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of such date; and

(c)     if Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence exceed $3,000,000,000, the greater of (i) $100,000,000 and (ii) 15% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of such date;

(3)     the incurrence by Holdings or its Restricted Subsidiaries of the Existing Indebtedness not otherwise referred to in this definition of “Permitted Debt”;

(4)     the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, installation, repair, replacement, construction or improvement of property, plant or equipment used in the business of Holdings or such Restricted Subsidiary (whether through the direct purchase of such assets or the Capital Stock of any Person owning such assets (but no other material assets)) and related financing costs, and Attributable Debt in respect of Sale Leaseback Transactions, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25,000,000 and (b) 2.0% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence;

(5)     the incurrence by Holdings or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which shall be used to extend, refinance, renew, replace, defease, discharge, refund or otherwise retire for value, in whole or in part, Indebtedness of Holdings or any of its Restricted Subsidiaries (other than intercompany Indebtedness) or Disqualified Stock of Holdings, in each case that was permitted by this Agreement to be incurred pursuant to the first paragraph of this Section 6.03 or clauses (3) (other than in respect of Indebtedness under the Existing Credit Agreement), and (12) of this paragraph or this clause (5);

(6)     the incurrence by Holdings or any of its Restricted Subsidiaries of intercompany Indebtedness between or among any of Holdings and any of its Restricted Subsidiaries (“Permitted Intercompany Debt”);  provided that:

(a)     such Indebtedness must be expressly subordinated in all respects to the prior payment in full in cash of all Obligations pursuant to a written subordination agreement satisfactory in form and substance to the Administrative Agent; and

(b)      (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holdings or a Restricted Subsidiary of Holdings and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither Holdings nor a Restricted Subsidiary of Holdings shall be deemed, in each case, to constitute an incurrence (as of the date of such issuance, sale or transfer) of such Indebtedness by Holdings or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)     the incurrence by Holdings or any of its Restricted Subsidiaries of obligations under Hedging Agreements entered into not for speculative purposes;

(8)      (A) the guarantee by Holdings or any other Credit Party of Indebtedness of Holdings or any other Credit Party that was permitted to be incurred by the first paragraph of this Section 6.03; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee of Holdings or such other Credit Party (or, (i) in the case of a guarantee made by a Borrower, such Borrower’s Obligations hereunder and (ii) in the case of a guarantee made by the Payer, the Payer’s Obligations (as defined in the LC Procurement Agreement))  made pursuant to the Payer Party Guaranty (as defined in the LC Procurement Agreement) shall be senior to its guarantee of such subordinated Indebtedness; and (B) the guarantee by Holdings or any of its Restricted Subsidiaries of Indebtedness of Holdings or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this Section 6.03 other than the first paragraph hereof; provided that if the Indebtedness being guaranteed is subordinated to the Obligations, then the guarantee of Holdings or such other Credit Party (or, in the case of a guarantee made by a Borrower, such Borrower’s Obligations hereunder), if it is a Guarantor, made pursuant to the Credit Party Guaranty, shall be senior to its guarantee of such subordinated Indebtedness;

(9)     the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

(10)    the incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness in respect of bid, performance, surety, appeal and similar bonds issued for the account of Holdings and any of its Restricted Subsidiaries, or obligations in respect of letters of credit posted in lieu of, or to secure, any such bonds, in the ordinary course of business or which are customary in the Oil and Gas Business;

(11)    the issuance by any of Holdings’ Restricted Subsidiaries to Holdings or to any of its Restricted Subsidiaries of any preferred securities; provided, that:

(a)     any subsequent issuance or transfer of Equity Interests that results in any such preferred securities being held by a Person other than Holdings or a Restricted Subsidiary of Holdings; and

(b)     any sale or other transfer of any such preferred securities to a Person that is not either Holdings or a Restricted Subsidiary of Holdings shall be deemed, in each case, to constitute an issuance (as of the date of such issuance, sale or transfer) of such preferred securities by such Restricted Subsidiary that was not permitted by this clause (11);

(12)    Permitted Acquisition Indebtedness;

(13)    the incurrence by Holdings or its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is covered within five Business Days;

(14)    the incurrence by Holdings or its Restricted Subsidiaries of Indebtedness consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of Holdings and the Restricted Subsidiaries; and

(15)    the incurrence by Holdings or any other Credit Party of additional Indebtedness or the issuance by Holdings of additional Disqualified Stock, provided that, after giving effect to any such incurrence or issuance, the aggregate principal amount of all Indebtedness and Disqualified Stock incurred or issued under this clause (15) and then outstanding does not exceed the greater of (a) $75,000,000 and (b) 5.0% of Holdings’ Adjusted Consolidated Net Tangible Assets determined as of the date of such incurrence or issuance.

Notwithstanding any of the foregoing, Holdings shall not, and shall not permit any of its Restricted Subsidiaries to (and the provisions of this Section 6.03 shall not permit Holdings or any of its Restricted Subsidiaries to), incur any Indebtedness for borrowed money having a maturity date occurring on or prior to the later to occur of the Maturity Date and the Incremental Term Loan Maturity Date.

For purposes of determining compliance with this Section 6.03, in the event that an item of Indebtedness or Disqualified Stock or preferred securities meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred or issued pursuant to the first paragraph of this Section 6.03, Holdings will be permitted to divide and classify (or later classify, reclassify or re‑divide in whole or in part in its sole discretion) such item of Indebtedness or Disqualified Stock or preferred securities in any manner that complies with this Section 6.03; provided that Indebtedness under this Agreement and the other Credit Documents shall be considered to have been incurred under clause (1) above.  For purposes of determining any particular amount of Indebtedness under this covenant, guarantees of Indebtedness otherwise included in the determination of such amount shall not also be included except to the extent that such Indebtedness exceeds such guarantee.

The accrual of interest, accrual of dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness and the payment of dividends on Disqualified Stock or preferred securities in the form of additional shares of Disqualified Stock or preferred securities will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred securities for purposes of this Section 6.03.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency will be calculated based on the relevant currency exchange rate in effect on the date the Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and the refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of the refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued and unpaid interest on such Indebtedness, and the amount of all fees, expenses and premiums incurred in connection therewith).  Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Holdings or any Restricted

Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Permitted Refinancing Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate applicable to the currencies in which the Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 6.04     Limitation on Asset Sales.  Holdings will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(a)     Holdings (or the Restricted Subsidiary, as the case may be) receives consideration at least equal to the Fair Market Value of the assets or Equity Interest issued or sold or otherwise disposed of;

(b)     in the case of any Asset Sale constituting the grant, sale, assignment or other conveyance of any Production Payment, such Production Payment constitutes a Refinancing Production Payment; and

(c)     at least 75% of the aggregate consideration to be received by Holdings and its Restricted Subsidiaries in such Asset Sale (determined on the date of contractually agreeing to such Asset Sale) and any other Asset Sale since the date of this Agreement, on a cumulative basis, is in the form of cash or Cash Equivalents.  For purposes of this provision, each of the following will be deemed to be cash:

(i)     any liabilities, as shown on Holdings’ or any Restricted Subsidiary’s most recent balance sheet, of Holdings or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holdings or such Restricted Subsidiary from further liability; and

(ii)     any securities, notes or other obligations received by Holdings or any Restricted Subsidiary from such transferee that are, within 90 days after the Asset Sale, converted by Holdings or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash received in that conversion;

provided that in the case of any Asset Sale pursuant to a condemnation, appropriation or similar governmental taking, including by deed in lieu of condemnation, such Asset Sale shall not be required to satisfy the requirements of clauses (a) and (b) above.  Notwithstanding the preceding, the 75% limitation referred to above shall be deemed satisfied with respect to any Asset Sale to which such limitation applies in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision on an after-tax basis, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

SECTION 6.05     Limitation on Transactions with Affiliates.  Holdings will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any properties or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each, an “Affiliate Transaction”), unless:

(1)     the Affiliate Transaction is on terms that are not less favorable to Holdings or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person or, if in the good faith judgment of Holdings’ Board of Directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Holdings or the relevant Restricted Subsidiary from a financial point of view; and

(2)     Holdings delivers to the Administrative Agent:

(a)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $10,000,000, a resolution of the Board of Directors of Holdings set forth in a certificate of a Financial Officer of Holdings certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this Section 6.05 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors of Holdings; and

(b)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration to or from an Affiliate in excess of $20,000,000, an opinion as to the fairness to Holdings or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph of this Section 6.05:

(1)     any employment agreement or arrangement, equity award, equity option or cash or equity settled equity appreciation agreement or plan, employee benefit plan, officer or director indemnification agreement, severance agreement, consulting agreement or other compensation plan or arrangement entered into by Holdings or any of its Restricted Subsidiaries in the ordinary course of business or which is customary in the Oil and Gas Business, and payments, awards, grants or issuances of securities pursuant thereto;

(2)     transactions between or among any of Holdings and its Restricted Subsidiaries;

(3)     transactions with a Person (other than an Unrestricted Subsidiary of Holdings) that is an Affiliate of Holdings solely because Holdings owns, directly or indirectly, an Equity Interest in, or otherwise controls, such Person or has nominated or appointed a person to the Board of Directors of that Person;

(4)     customary compensation, indemnification and other benefits made available to officers, directors, employees or consultants of Holdings or a Restricted Subsidiary of Holdings, including reimbursement or advancement of out-of-pocket expenses and provisions of officers’ and directors’ liability insurance;

(5)     issuances of Equity Interests (other than Disqualified Stock) of Holdings to, or receipt of capital contributions from, Affiliates of Holdings and any dividend or distribution payable in Equity Interests (other than Disqualified Stock) of Holdings;

(6)     any Permitted Investments or Restricted Payments that are permitted by Section 6.01;

(7)     transactions between Holdings or any of its Restricted Subsidiaries and any Person that would not otherwise constitute an Affiliate Transaction except for the fact that one director of such other Person is also a director of Holdings or such Restricted Subsidiary, as applicable; provided that such director abstains from voting as a director of Holdings or such Restricted Subsidiary, as applicable, on any matter involving such other Person;

(8)     the existence of, and the performance of obligations of Holdings or any of its Restricted Subsidiaries under the terms of, any written agreement to which Holdings or any of its Restricted Subsidiaries is a party on the date of this Agreement, as such agreements may be amended, modified, supplemented or replaced from time to time; provided, however, that any amendment, modification, supplement or replacement entered into after the date of this Agreement will be permitted to the extent that its terms are not materially more disadvantageous, taken as a whole, to the Lenders than the terms of the agreements in effect on the date of this Agreement (as conclusively evidenced by a Board Resolution of Holdings or such Subsidiary);

(9)     any transaction in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent an opinion from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph of this Section 6.05;

(10)     (a) guarantees by Holdings or any of its Restricted Subsidiaries of performance of obligations of Holdings’ Unrestricted Subsidiaries in the ordinary course of business or which are customary in the Oil and Gas Business and (b) pledges by Holdings or any Restricted Subsidiary of Holdings of Equity Interests in Unrestricted Subsidiaries for the benefit of lenders or other creditors of Holdings’ Unrestricted Subsidiaries;

(11)    any Affiliate Transaction with a Person in its capacity as a holder of Indebtedness or Capital Stock of Holdings or any Restricted Subsidiary of Holdings if such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of Holdings or such Restricted Subsidiary;

(12)    transactions with joint venture partners, customers, clients, suppliers or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business or which are customary in the Oil and Gas Business and otherwise in compliance with the terms of this Agreement similar to those contained in similar contracts entered into by Holdings or any Restricted Subsidiary and unrelated third parties, or if neither Holdings nor any Restricted Subsidiary has entered into a similar contract with an unrelated third party, which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), not materially less favorable to Holdings and its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated third party, in the good faith determination of Holdings’ Board of Directors or any executive officer of Holdings involved in or otherwise familiar with such transaction; and

(13)    dividends and distributions to Holdings and its Restricted Subsidiaries by any Unrestricted Subsidiary.

SECTION 6.06     Limitation on Liens.  Holdings will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets (whether now owned or hereafter acquired) other than Permitted Liens.

SECTION 6.07     Business Activities.  Holdings will not, and will not permit any Restricted Subsidiary to, engage in any business other than the Oil and Gas Business, except to such extent as would not be material to Holdings and its Restricted Subsidiaries taken as a whole.

SECTION 6.08     Designation of Restricted and Unrestricted Subsidiaries.  The Board of Directors of Holdings may designate any Restricted Subsidiary of Holdings (other than the Borrowers) to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default and the other requirements for such designation prescribed in the definition of “Unrestricted Subsidiary” are satisfied.  If a Restricted Subsidiary of Holdings is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Holdings and its Restricted Subsidiaries in the Subsidiary properly designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 6.01 or represent Permitted Investments, as determined by Holdings.  That designation shall only be permitted if the Investment would be permitted at that time and if the Subsidiary so designated otherwise meets the definition of an Unrestricted Subsidiary.

The Board of Directors of Holdings may at any time designate any Unrestricted Subsidiary of Holdings to be a Restricted Subsidiary of Holdings, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holdings of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.03, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (2) no Default (other than a Reporting Default) or Event of Default would be in existence following such designation.

SECTION 6.09     Merger, Consolidation, or Sale of Assets.  Neither Holdings nor either Borrower may: (x) consolidate or merge with or into another Person (whether or not Holdings or a Borrower (as applicable) is the survivor), convert into another form of entity or continue in another jurisdiction; or (y) directly or indirectly, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions to another Person, unless:

(a)     either (1) Holdings or a Borrower (as applicable) is the survivor or (2) the Person formed by or surviving any such consolidation or merger or resulting from such conversion (if other than Holdings or a Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia or, in the case of any such merger or consolidation involving the Borrowers, or any sale, assignment, transfer, lease, conveyance or other disposition of assets of the Borrowers, organized or existing under the laws of England and Wales or the Netherlands (Holdings, the Borrowers or such other Person, as the case may be, being herein called the “Successor Company”);

(b)     the Successor Company unconditionally assumes all the obligations of Holdings or such Borrower (as applicable) under this Agreement, the Security Documents and any and all other Credit Documents to which it is a party pursuant to a joinder agreement or other agreement in a form reasonably satisfactory to the Administrative Agent;

(c)     immediately after such transaction or transactions, no Default (other than a Reporting Default) or Event of Default exists;

(d)     either

(i)     the Successor Company would, on the date of such transaction immediately after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of Section 6.03 hereof; or

(ii)     immediately after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of the Successor Company, will be equal to or greater than the Fixed Charge Coverage Ratio of Holdings immediately prior to such transaction;

(e)     the Successor Company causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded, as applicable, in such jurisdictions as may be required by applicable law or desired by the Collateral Agent to preserve and protect the Lien of the Security Documents on any Collateral owned by or transferred to the Successor Company;

(f)     any Collateral owned by or transferred to the Successor Company shall (i) continue to constitute Collateral, (ii) be subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties and (iii) not be subject to any Lien other than the Liens securing the Obligations and other Permitted Liens; and

(g)     the property and assets of the Person which is merged or consolidated with or into the Successor Company, to the extent that they are property or assets of the types which would constitute Collateral, shall be treated as after-acquired property and the Successor Company shall take such action as may be reasonably necessary or desired by the Collateral Agent to cause such property and assets to be made subject to a first-priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

Notwithstanding the restrictions described in the foregoing clause (d), (i) any Restricted Subsidiary of Holdings (other than the Borrowers) may consolidate with, merge into or dispose of all or part of its properties or assets to Holdings or another Restricted Subsidiary, in each case, subject to compliance with the Additional Guarantor Requirement as of the time of such merger or disposition, and (ii) Holdings may merge with or into an Affiliate formed solely for the purpose of reincorporating Holdings in another jurisdiction.

For purposes of the foregoing, the sale, assignment, transfer, lease, conveyance or other disposition (in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of Holdings, which properties or assets, if held by Holdings instead of such Subsidiaries, would constitute all or substantially all of the properties or assets of Holdings on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties or assets of Holdings.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Holdings in accordance with this Section 6.09, in which Holdings is not the surviving entity, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under this Agreement and any other Credit Document to which it is a party with the same effect as if such Successor Company had been named as Holdings herein (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to “Holdings” shall refer instead to such Successor Company and not to Holdings); and thereafter (except in the case of a lease of all or substantially all of Holdings’ properties or assets), Holdings shall be discharged and released from all obligations and covenants under this Agreement and the other Credit Documents to which it is a party.

SECTION 6.10     Minimum Interest Coverage Ratio.  Holdings will not permit the Interest Coverage Ratio as of the last day of each fiscal quarter for the period of four consecutive fiscal quarters ending on such date, beginning with the fiscal quarter ending June 30, 2014, to be less than 1.50:1.00.

SECTION 6.11     Maximum Leverage Ratio.  Holdings will not permit the Consolidated Leverage Ratio, as of the last day of any period of four consecutive fiscal quarters, beginning with the fiscal quarter ending June 30, 2014, to be greater than 5.00:1.00.

SECTION 6.12     Minimum Asset Coverage Ratios.   Holdings will not permit the Proved Reserves Coverage Ratio, as of the last day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2014, to be less than 2.0 to 1.0.

SECTION 6.13     Elections.  Without the prior written consent of the Required Lenders, Holdings will not, and will not permit any of its Subsidiaries to, make any election for U.S. federal income tax purposes that causes the Indebtedness of the Borrowers to be treated as the Indebtedness of a “U.S. person” (as such term is defined under Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

SECTION 6.14     Amendments to Certain Documents.  Holdings will not, and will not permit any of its Restricted Subsidiaries to amend, restate, supplement, modify or otherwise change (pursuant to a waiver or otherwise) the Subordination Agreement, any LC Procurement Document or the LC Issuance Agreement other than (i) any such amendment, restatement, supplement, modification or other change which would not be adverse to any Credit Party, Agent, Arranger or any Lender and which does not involve the payment of a consent fee or (ii) any such amendment as may be necessary, if any, with respect to the Applicable Rate (as defined in the LC Procurement Agreement) and related provisions and definitions thereunder in order to provide for the payment of a LC Fee (as defined in the LC Procurement Agreement) equal to the sum of the weighted average Applicable Margin (as defined in the Term B Credit Agreement), the Alternate Base Rate (with respect to the ABR Tranches (as defined in the LC Procurement Agreement) of ABR Borrowings), and the Adjusted LIBO Rate (with respect to the Eurodollar Tranches (as defined in the LC Procurement Agreement) of Eurodollar Borrowings), in each case, in effect under the Term B Credit Agreement after giving effect to the incurrence of Other Term Loans (as defined in the Term B Credit Agreement) in accordance with Section 2.22 of the Term B Credit Agreement; provided that no such amendment, modification, change, waiver, discharge or termination shall, without the consent of each Lender, (a) extend the LC Release Date (as defined in the LC Procurement Agreement), or reduce the Fees (as defined in the LC Procurement Agreement) or extend the time of payment of any LC Procurement Agreement Obligations (as defined in the Term B Credit Agreement) (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the outstanding amount of Reimbursement Obligations (as defined in the Term B Credit

Agreement), (b) release any Collateral (as defined in the LC Procurement Agreement), (c) amend, modify or waive any provision of Section 10.05 of the LC Procurement Agreement, or (d) consent to the assignment or transfer by LuxCo of any of its rights thereunder.

Article VII
Events of Default

SECTION 7.01     Events of Default.  In case of the happening of any of the following events (“Events of Default”):

(a)     The Borrowers shall (i) default in the payment when due of any principal due under any Loan or any Note, or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest, premium, fees or other amounts on any Loan or any Note or any Fees or any other amounts owing hereunder or under any other Credit Document; or

(b)     Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c)     Holdings or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.01(f)(i), 5.11, 5.12(c), 5.13, 5.16 or Article VI or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Section 7.01(a), (b) and (c)(i)) and such default shall continue unremedied for a period of 30 days following the earlier of (A) Holdings’ or the Borrowers’ actual knowledge of such default and (B) written notice from the Administrative Agent or the Required Lenders specifying such default; or

(d)      (i) Holdings or any of its Restricted Subsidiaries shall (A) default in any payment of any Indebtedness (other than the Obligations under the Credit Documents) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (B) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations under the Credit Documents) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations under the Credit Documents) of Holdings or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the Stated Maturity thereof; provided that, it shall not be a Default or an Event of Default under this Section 7.01(d) unless the principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $25,000,000; or

(e)     Holdings or any of the other Credit Parties, other than EIH, shall commence a voluntary case concerning itself under any Debtor Relief Law; or an involuntary case is commenced against Holdings or any of the other Credit Parties, other than EIH, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof; or a custodian (as defined in a Debtor Relief Law) is appointed for, or takes charge of, all or substantially all of the property of Holdings or any of the other Credit Parties,  other than EIH, to operate all or any substantial portion of the business of Holdings or any of the other Credit

Parties,  other than EIH, or Holdings or any of the other Credit Parties, other than EIH, commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings or any of the other Credit Parties,  other than EIH, or there is commenced against Holdings or any of the other Credit Parties any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or Holdings or any of the other Credit Parties, other than EIH, is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or Holdings or any of the other Credit Parties, other than EIH, makes a general assignment for the benefit of creditors; or any Business action is taken by Holdings or any of the other Credit Parties, other than EIH, for the purpose of effecting any of the foregoing; or

(f)     A Dutch Insolvency Event shall have occurred with respect to EIH;  or

(g)      ((i) An ERISA Event shall have occurred; a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in Subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days (except to the extent that a waiver to the advance reporting requirement of PBGC Regulation 4043.61 applies with respect to such event); any Plan shall have an Unfunded Current Liability; there is or arises any potential withdrawal liability under Section 4201 of ERISA, if Holdings, any of its Subsidiaries, or any ERISA Affiliate were to withdraw completely from any and all Multiemployer Plans; a contribution required to be made by Holdings, any of its Subsidiaries or any ERISA Affiliate with respect to a Plan or Non-U.S. Plan has not been timely made, Holdings, any of its Subsidiaries or any ERISA Affiliate has incurred or is likely to incur any liability on account of a group health plan (as defined in Section 607(1) of ERISA, Section 4980B(g)(2) of the Code or 45 Code of Federal Regulations Section 160.103) under Section 4980B of the Code and/or the Health Insurance Portability and Accountability Act of 1996; Holdings or any of its Subsidiaries has incurred or is likely to incur liabilities pursuant to any portion of any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); any Change in Law occurs, or, as a result of a Change in Law, an event occurs following a Change in Law, with respect to or otherwise affecting any Plan; (ii) there shall result from any of the events set forth in clause (i) above the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) such lien, security interest or liability described in clause (i) or (ii) above, either individually or in the aggregate, in the opinion of the Required Lenders has had, or could reasonably be expected to have, a Material Adverse Effect; or

(h)     Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Parties the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral (other than any immaterial portion thereof), in favor of the Collateral Agent, subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document; or

(i)     The Credit Party Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Guarantor in accordance with the terms thereof), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Credit Party Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Credit Party Guaranty; or

(j)     One or more judgments or decrees shall be entered against Holdings or any of the other Credit Parties involving in the aggregate for Holdings and the other Credit Parties a liability that equals or exceeds $25,000,000 (to the extent not paid or not covered by a reputable and solvent insurance company pursuant to which the insurer has accepted liability therefor in writing) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days; or

(k)     All or any part of the interest of Holdings or any of the other Credit Parties in any Oil and Gas Property (or any Hydrocarbons or revenues or other monies arising in respect of it) is (a) nationalized, expropriated, compulsorily acquired or seized by any Governmental Authority or (b) any such Governmental Authority takes, or officially announces it will take, any step with a view to any of the foregoing and in either case such action is reasonably likely to result in a Material Adverse Effect; or

(l)     EEUK shall (i) default in any payment obligation under the LC Procurement Agreement beyond the period of grace, if any, provided thereunder or in the observance or performance of any agreement contained in the LC Procurement Agreement or (ii) any of the LC Procurement Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of LuxCo and LC Finco US the Liens, rights, powers and privileges purported to be created thereby, in favor of the Collateral Agent, or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such LC Procurement Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such LC Procurement Document or any LC Procurement Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such LC Procurement Guarantor’s obligations under the LC Procurement Guaranty to which it is a party; or

(m)     A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default respecting the covenant in Section  9.05 shall occur with respect to the Borrowers, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below, shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes, together with the Applicable Premium, and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.

After the exercise of remedies provided for in the immediately preceding paragraph, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law); provided that, the Administrative Agent (in its sole discretion) may elect to deposit all or any portion of any such amounts into any one or more escrow accounts maintained by any escrow agent designated by it, for the benefit of the Agents and the Lenders, for periods and otherwise on terms and conditions to be determined by the Administrative Agent, with the amounts deposited into any such escrow accounts to be released and applied at the direction of the Administrative Agent to meet any contingent claims or other Obligations which would, when due and payable, constitute Obligations specified in the clauses below entitled “First” and “Second”:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including attorneys’ and consultant fees and other out-of-pocket expenses payable under Section 9.05) payable to the Administrative Agent, the Collateral Agent or the Arranger in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable attorneys’ and consultants’ fees and other out-of-pocket expenses payable under Section 9.05), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of (i) the Obligations constituting unpaid principal of the Loans and (ii) the Obligations described in clause (b) of the definition of Obligations, ratably among the Lenders and the Approved Hedge Counterparties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations that are due and payable to the Administrative Agent, Collateral Agent and the other Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent, Collateral Agent and the other Lenders on such date; and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrowers or other Credit Party as otherwise required by applicable law.

Article VIII
The Administrative Agent and the Collateral Agent; Etc.

SECTION 8.01     Appointment and Authority.  Each Lender hereby irrevocably appoints the Administrative Agent and the Collateral Agent its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Credit Documents, together with such actions and powers as are reasonably incidental thereto.  Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to (i) execute any and all documents (including releases) with respect to the Collateral or any Guarantor and the rights of the Lenders with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents, including the Dutch law governed Security Documents and in relation thereto agree with the creation of the parallel debt as will described in the Dutch law governed Security Documents (the “Parallel Debt”), including that any payment received by the Collateral Agent in respect of the Parallel Debt will be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations and (ii) negotiate, enforce or the settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

SECTION 8.02     Rights as a Lender.  The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

SECTION 8.03     Exculpatory Provisions.  (a) Neither Agent shall have any duties, obligations or responsibilities except those expressly set forth in the Credit Documents.  Without limiting the generality of the foregoing, (i) neither Agent shall be subject to any agency, trustee, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (iii) except as expressly set forth in the Credit Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity.

(a)     Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct.  Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrowers or a Lender.

(b)     Neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Credit Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document, (iv) the validity, enforceability, effectiveness or genuineness of any Credit Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Credit Document, other than to confirm receipt of items expressly required to be delivered to such Agent.

(c)     Each of the Lenders and the Borrowers hereby acknowledges and agrees that (i) the Administrative Agent and the Collateral Agent are acting as administrative agent and collateral agent under the Term B Credit Agreement, and as collateral agent under the LC Procurement Agreement and each of the other agreements and documents executed or made in connection therewith, (ii) the Collateral Agent is acting as agent for each, and as a, secured party under each of the security agreements and documents executed or made pursuant to any of the foregoing agreements, for the benefit of secured parties under each of this Agreement, the Term B Credit Agreement and the LC Procurement Agreement, (iii) the LC Bank is acting as letter of credit issuing bank under the LC Issuance Agreement and (iv) none of the Agents nor the LC Bank shall be liable under this Agreement or any Security Document for any actual or deemed conflict of interest as a result thereof, or as a result of any actions which either Agent or the LC Bank shall take or fail to take under any such other document.

SECTION 8.04     Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person.  Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05     Delegation of Duties.  Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Term Loan Facility as well as activities as Agent.  Neither Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the applicable Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 8.06     Resignation of Agent.  Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Borrowers.  Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right, with the consent of the Borrowers so long as no Event of Default has occurred and is continuing, to appoint a successor.  If no successor Administrative Agent shall have been so appointed by the Required Lenders (and the Borrowers, as applicable) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders, with the consent of the Borrowers so long as no Event of Default has occurred and is continuing, appoint a successor Administrative Agent.  Unless a retiring Collateral Agent’s resignation would not, in the judgment of legal counsel, adversely affect the validity, perfection, enforceability or priority of the Liens securing the Obligations, the Collateral Agent’s resignation notice shall only take effect upon: (i) the appointment of a successor Collateral Agent; and (ii) the transfer of all the Collateral to that successor Collateral Agent.  Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After an Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.  The parties hereto acknowledge and agree that any resignation by the Collateral Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations have been assumed by the successor Collateral Agent.

SECTION 8.07     Non-Reliance on Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Credit Document, any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08     No Other Duties.  Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Arranger, is named as such for recognition purposes only, and in its respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that the Arranger, shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Credit Documents.  Without limitation of the foregoing, the Arranger, in its capacity as such shall not, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

Article IX
Miscellaneous

SECTION 9.01     Notices; Electronic Communications.  Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)     if to the Borrowers or Holdings, to it at 811 Main Street, Suite 2100 Houston, TX, 77002, Attention: Chief Financial Officer, Fax No. 713-583-1256, Email: cathy.stubbs@endeavourcorp.com;

(b)     if to the Administrative Agent, to Credit Suisse, Agency Manager, Eleven Madison Avenue, New York, NY  10010, Fax No. 212-322‑2291, Email:  agency.loanops@credit-suisse.com;

(c)     if to the Collateral Agent, to it at Credit Suisse, Eleven Madison Avenue, 23rd Floor, New York, NY  10010, Attn:  Loan Operations – Boutique Management, Telephone No.:  (212) 538‑3525, Email:  Ops-collateral@credit-suisse.com; and

(d)     if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax (or other electronic communications pursuant to procedures approved by the Administrative Agent) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.  As agreed to among Holdings, the Borrowers, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e‑mail to the e‑mail address of a representative of the applicable Person provided from time to time by such Person and shall be deemed to have been given as of the date of receipt thereof.

The Borrowers hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrowers, that they will, or will cause their Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Borrowing Request or a notice pursuant to Section 2.10, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrowers agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrowers notify the Administrative Agent promptly that any such document contains material non-public information:  (1) the Credit Documents, (2) notification of changes in the terms of the Term Loan Facility and (3) all information delivered pursuant to Sections 5.01(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT, THE BORROWERS, HOLDINGS, ITS SUBSIDIARIES OR ANY OF THEIR RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE BORROWERS, HOLDINGS, ITS SUBSIDIARIES OR ANY OF THEIR RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S, THE BORROWERS’, HOLDINGS’, ITS SUBSIDIARIES’ OR ANY OF THEIR RELATED PARTIES’ TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e‑mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e‑mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e‑mail address.

Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

SECTION 9.02     Survival of Agreement.  All covenants, agreements, representations and warranties made by the Borrowers or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Credit Document is outstanding and unpaid and so long as the Commitments have not been terminated.  The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03     Binding Effect.  This Agreement shall become effective when it shall have been executed by Holdings, the Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04     Successors and Assigns.

(a)     Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, Holdings, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)     Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of:

(i)     Holdings (not to be unreasonably withheld, conditioned or delayed); provided that (A) no consent of Holdings shall be required if (1) such assignment is made in connection with the primary syndication of the Commitments and Loans, (2) such assignment is made by a Lender to a Lender or an Affiliate of such Lender or a Related Fund of such Lender or (3) a Default or Event of Default has occurred and is continuing, and (B) if Holdings has not responded within five Business Days after the delivery of any request for a consent, such consent shall be deemed to have been given; and

(ii)     the Administrative Agent (not to be unreasonably withheld, conditioned or delayed); provided that no consent of the Administrative Agent shall be required if such assignment is made by a Lender to a Lender or an Affiliate of such Lender or a Related Fund of such Lender;

provided,  further, that (i) no assignment of a Loan shall be permitted unless such Lender effects a corresponding and concurrent assignment of a pro rata amount of its loans under the Term B Facility (it being understood that the Loans and Term B Loans shall trade in “strips” and that

Lenders shall hold equal percentages of Loans and Term B Loans); (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans); provided that simultaneous assignments by two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met,  provided, further, that an assignment to any assignee of Loans with respect to EIH shall only be permitted if the assignee to whom the Loans are assigned is a Non-Public Lender at all times, (iii) the parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and, in each case, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws) and all applicable tax forms.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or the performance or observance by the Borrowers or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.01(a) or (b) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)     The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)     Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)     Each Lender may without the consent of the Borrowers or the Administrative Agent sell participations to one or more banks or other Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided,  however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and (iv) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or Person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or Person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or Person has an interest, increasing or extending the Commitments in which such participating bank or Person has an interest or releasing all or substantially all of the value of the Contingent Obligations under the Credit Party Guaranty or all or substantially all of the Collateral).  To the extent permitted by law, each participating bank or other Person also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such participating bank or other Person agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 4f.103‑1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g)     Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h)     Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i)     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions

(consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(j)     Neither Holdings nor the Borrowers shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05     Expenses; Indemnity.

(a)     The Borrowers and Holdings agree, jointly and severally, to pay (i) all reasonable out-of-pocket expenses incurred by the Arranger, the Administrative Agent and the Collateral Agent, in connection with the syndication of the Term Loan Facility and the preparation and administration of this Agreement and the other Credit Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) including the reasonable and documented fees, charges and disbursements of Latham & Watkins LLP and NautaDutilh, counsel for the Arranger, the Administrative Agent and the Collateral Agent (and, if necessary, by a firm of local counsel in each appropriate jurisdiction and in the case of an actual conflict of interest, one additional firm of counsel to the affected Lenders), and (ii) all out-of-pocket expenses incurred by the Arranger, the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents or in connection with the Loans made hereunder, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Arranger, the Administrative Agent, the Collateral Agent or any Lender.

(b)     The Borrowers and Holdings agree, jointly and severally, to indemnify the Arranger, the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Credit Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by the Borrowers or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrowers or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any proceeding not involving an act or omission by the Borrowers or its affiliates that is brought by an Indemnitee against any other Indemnitee (other than disputes involving claims against the Administrative Agent in its capacity as such or the Collateral Agent in its capacity as such).

(c)     To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section 9.05, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of outstanding Loans (in each case, determined as if no Lender were a Defaulting Lender).

(d)     To the extent permitted by applicable law, neither Holdings nor the Borrowers shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)     The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06     Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers or Holdings against any of and all the obligations of the Borrowers or Holdings now or hereafter existing under this Agreement and other Credit Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Credit Document and although such obligations may be unmatured.  The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07     Applicable Law.  THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) (IN EACH CASE, OTHER THAN AS EXPRESSLY SET FORTH IN OTHER CREDIT DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

SECTION 9.08     Waivers; Amendment.

(a)     No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or any other Credit Document or consent to any departure by the Borrowers or any other Credit Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)     Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided,  however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Commitment or decrease the amount of, or extend the date for, payment of any Fees or Applicable Premium of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.17, the provisions of Section 9.04(j) or the provisions of this Section or release all or substantially all of the value of the guarantees under the Credit Party Guaranty or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) modify the protections afforded to an SPV pursuant to the provisions of Section 9.04(i) without the written consent of such SPV, (v) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender or (vi) amend, modify or waive this Agreement or any Security Document so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under Secured Hedging Agreements or the definition of “Approved Hedge Counterparty”, “Secured Hedging Agreement”, “Obligations” or “Secured Obligations” (as defined in any applicable Security Document) in each case in a manner adverse to any Approved Hedge Counterparty without the written consent of any such Approved Hedge Counterparty;;  provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document without the prior written consent of the Administrative Agent or the Collateral Agent.

(c)     The Administrative Agent and the Borrowers may amend any Credit Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party (other than the Administrative Agent and the Borrowers) to such Credit Document.

SECTION 9.09     Interest Rate Limitation.  Notwithstanding any provision herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”) shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10     Entire Agreement.  This Agreement, the other Credit Documents and any written agreement regarding the payment of Fees constitute the entire contract between the parties relative to the subject matter hereof.  Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Credit Documents.  Nothing in this Agreement or in the other Credit Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Credit Documents.

SECTION 9.11     WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12     Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Credit Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13     Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission or as a “.pdf” shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14     Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15     Jurisdiction; Consent to Service of Process.  (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF

AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY COMPETENT NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS AGAINST THE BORROWERS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(a)     EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(b)     EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.01.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 9.16     Confidentiality.  Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Credit Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Credit Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers or any Subsidiary or any of their respective obligations as designated by the Borrowers, (f) on a confidential basis to (i) any rating agency in connection with rating Holdings, the Borrowers or any of their  respective Subsidiaries or the facilities hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or (iii) market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration, settlement and management of this Agreement and the Credit Documents, (g) with the consent of the Borrowers or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16.  For the purposes of this Section 9.16, “Information” shall mean all information received from the Borrowers and related to the Borrowers or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrowers; provided that, in the case of Information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

SECTION 9.17     Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 9.17 are for the sole benefit of the Lenders and the Agents and shall not afford any right to, or constitute a defense available to, any Credit Party.

SECTION 9.18     USA PATRIOT Act Notice.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act.

SECTION 9.19     Process Agent.

(a)     Each Credit Party hereby irrevocably and unconditionally appoints CT Corporation with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of such Credit Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Credit Party in the State of New York. Such service may be made by mailing or delivering a copy of such process to any Credit Party in care of the Process Agent at the address specified above for the Process Agent, and such Credit Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the applicable Credit Party, or failure of the applicable Credit Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Credit Party, or of any judgment based thereon. Each Credit Party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Credit Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

(b)     Each Credit Party that is not incorporated in the Netherlands and that has executed, or will on the Closing Date execute, any Credit Document governed by the law of the Netherlands irrevocably and unconditionally appoints Endeavour International Holding B.V., with an office on the date hereof at Teleportboulevard 140, Amsterdam 1043 EJ, Netherlands, and its successors hereunder (the “Dutch Process Agent”), as its agent to receive on behalf of such Credit Party and its property all writs, claims, process, and summonses in any action or proceeding brought against such Credit Party in the Netherlands. Such service may be made by mailing or delivering a copy of such process to any Credit Party in care of the Dutch Process Agent at the address specified above for the Dutch Process Agent, and such Credit Party irrevocably authorizes and directs the Dutch Process Agent to accept such service on its behalf. Failure by the Dutch Process Agent to give notice to such Credit Party, or failure of such Credit Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Dutch Process Agent or any such Credit Party, or of any judgment based thereon. Each such Credit Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents that may be necessary to continue the designation of the Dutch Process Agent above in full force and effect, and to cause the Dutch Process Agent to act as such. Each such Credit Party further covenants and agrees to maintain at all times an agent with offices in England to act as its Dutch Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. If any person appointed as an agent for service in the Netherlands is unable for any reason to act as agent for service of process, Holdings (on behalf of all such Credit Parties) shall immediately (and in any event within five days of such event taking place) appoint another agent on terms acceptable to the Administrative Agent. In the event that Holdings fails to appoint such agent on terms acceptable to the Administrative Agent, the Administrative Agent shall have the right to appoint an agent for service of process.

SECTION 9.20     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Credit Parties in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Credit Parties in the Agreement Currency, the Credit Parties agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.

SECTION 9.21     Representation of EIH. If EIH is represented by an attorney in connection with the signing and/or execution of this Agreement or any other Credit Document, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Credit Document that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by the laws of the Netherlands.

[Signature pages immediately follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

ENDEAVOUR INTERNATIONAL HOLDING B.V.
By: /s/ Andrew Joe Sheu
Name:	Andrew Joe Sheu
Title:	Managing Director A
By: /s/ Franciscus Jacobus Joannes Lucassen
Name:	Franciscus Jacobus Joannes Lucassen
Title:	Managing Director B

ENDEAVOUR INTERNATIONAL CORPORATION
By: /s/ Catherine L. Stubbs
Name:	Catherine L. Stubbs
Title:	Senior Vice President & Chief Financial
Officer
END FINCO LLC
By: Endeavour International Holdings B.V., its sole member. By: /s/ Andrew Joe Sheu
Name:	Andrew Joe Sheu
Title:	Managing Director A

By: /s/ Franciscus Jacobus Joannes Lucassen
Name:	Franciscus Jacobus Joannes Lucassen
Title:	Managing Director B

CREDIT SUISSE AG, CAYMAN ISLANDS Branch, as Administrative Agent, Collateral Agent and a Lender
By: /s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Authorized Signatory

By: /s/ Tyler R. Smith
Name:	Tyler R. Smith
Title:	Authorized Signatory

CREDIT SUISSE AG, LONDON Branch, as a Lender
By: /s/ Eduardo Trocha
Name:	Eduardo Trocha
Title:	Director
By: /s/ Abudy Taha
Name:	Abudy Taha
Title:	Managing Director

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 2.01	-	Lenders and Commitments
Schedule 3.10(a)	-	ERISA Plans
Schedule 3.12(a)	-	Real Property
Schedule 3.12(b)	-	Oil and Gas Property
Schedule 3.12(c)	-	Interests in Oil and Gas Properties
Schedule 3.14	-	Subsidiaries
Schedule 3.20	-	Existing Indebtedness
Schedule 3.21	-	Insurance
Schedule 3.24	-	Existing Liens

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Schedule 1.01(a)

Subsidiary Guarantors

1)	Endeavour Energy North Sea L.P.
2)	Endeavour Operating Corporation
3)	Endeavour Energy UK Limited
4)	Endeavour Energy North Sea LLC
5)	Endeavour International Holding B.V.
6)	End Finco LLC

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Schedule 2.01

Lenders and Commitments

Name of Lender	Commitments
Credit Suisse AG, London Branch	$125,000,000
____________
Total	$125,000,000

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Schedule 3.10(a)

ERISA Plans

None.

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Schedule 3.12(a)

Real Property

Leased Real Property of the Credit Parties

1.19,479 sq. ft. of rentable area on Floor 21 of the BG Group Place Building, 811 Main Street, Houston, Texas  77002, leased through June 30, 2017;

2.The fourth floor south of the building known as Brettenham House, 2-19 Lancaster Place, London, WCE 7EN, England, leased through February 16, 2022;

3.40 Queens Land, Aberdeen, AB15 4YE, Scotland, leased through January 30, 2021; and

4.7331 sq. ft. of rentable area at 1125 17th Street, Suite 1525, Denver, Colorado 80202, leased through December 31, 2016.

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Schedule 3.12(b)

Oil and Gas Property

None.

(a)

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Schedule 3.12(c)

Interests in Oil and Gas Properties

None.

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Schedule 3.14

Subsidiaries

Owner	Issuer	Class of Equity Interest	Par Value	Number of Shares	Certificate Number	Percentage of outstanding shares
Endeavour Energy North Sea L.P.	Endeavour Energy UK Limited	Original	£0.10	1,400	8, 9, 10	100
Endeavour International Corporation	Endeavour Operating Corporation	Common	$0.001	100	2	100
Endeavour International Corporation	Endeavour Colorado Corporation	Common	$0.01	1,000	1	100
Endeavour Operating Corporation	Endeavour Energy New Ventures Inc.	Common	$0.01	1,000	1	100
Endeavour Operating Corporation	END Management Company	Common	$0.01	1,000	1	100
Endeavour Energy North Sea LLC	Endeavour Energy North Sea, L.P.	General Partnership Interest	N/A	N/A	Un-certificated	0.1
Endeavour Energy Netherlands B.V.	Endeavour Energy North Sea LLC	Member Interest	N/A	N/A	Un-certificated	100
Endeavour International Holding, B.V.	Endeavour Energy North Sea L.P.	Limited Partnership Interest	N/A	N/A	Un-certificated	99.9
Endeavour Operating Corporation	Endeavour International Holding B.V.	Ordinary	€ 100	180	Un-certificated	100
Endeavour International Holding B.V.	Endeavour Energy Netherlands B.V.	Ordinary	€ 100	180	Un-certificated	100
Endeavour International Holding B.V.	Endeavour Energy Luxembourg S.à.r.l.	Ordinary	N/A	500	Un-certificated	100
Endeavour Energy UK Limited	Endeavour North Sea Limited	Ordinary	£1	44,250,002	5	100
Endeavour International Holding B.V.	END Finco LLC	Limited Liability Company	N/A	N/A	Uncertificated	100

Schedule 3.20

Existing Indebtedness

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Holdings has Indebtedness pursuant to its 5.5% Convertible Senior Notes due 2016, in a principal amount of $135,000,000, which Indebtedness is guaranteed by certain of U.S. Subsidiaries of Holdings.

Holdings has Indebtedness pursuant to its 12% First and Second Priority Notes due 2018, in total principal amount of $554,000,000, which Indebtedness is guaranteed by certain of U.S. Subsidiaries of Holdings.

Endeavour Energy Luxembourg S.à.r.l. has Indebtedness pursuant to its 11.50% Convertible Bonds due 2016, in a principal amount of $78,436,704 , which Indebtedness is guaranteed by Holdings.

EIH has Indebtedness pursuant to that certain revolving loan facility agreement dated January 23, 2008 (as amended, supplemented or modified from time to time) in a principal amount of $78,436,704 between EIH and Endeavour Energy Luxembourg S.à r.l., which Indebtedness is guaranteed by Holdings.

Series C Preferred Stock, issued by Holdings, with the terms set forth in the Certificate of Designation of Series C Preferred Stock originally filed with the Nevada Secretary of State on October 30, 2006, as amended.

Series B Preferred Stock, issued by Holdings, which the terms set forth in the Amended and Restated Certificate of Designation of Series B Preferred Stock originally filed with the Nevada Secretary of State on February 26, 2004.

EEUK has Indebtedness pursuant to that certain Inter-Company Loan Agreement, dated as of May 31, 2012, in a total principal amount of $554,000,000.

EIH has Indebtedness pursuant to that certain revolving loan facility agreement dated January 23, 2008 between EIH and Endeavour Energy Luxembourg S.à r.l., in a total principal amount of 78,845,338.00.

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Schedule 3.21

Insurance

[See Attached.]

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Schedule 3.24

Existing Liens

1.

The liens securing the DEED OF GRANT OF A PRODUCTION PAYMENT in respect of United Kingdom Continental Shelf Seaward Production Licence P.213 (Block 16/26a A-ALBA) (the Alba Field) and Seaward Production Licence P.255 (Blocks 22/6c A and 22/6s A) (the Bacchus Field).

2.

The liens securing the DEED OF GRANT OF A PRODUCTION PAYMENT in respect of United Kingdom Continental Shelf Seaward Production Licence P.1615 (Block 15/26c) and Seaward Production Licence P.226 (Block 15/27 Area E) (the Rochelle Field).

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EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including participations in any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________________
2.	Assignee:	______________________________ is a[n] [Lender/Affiliate of a Lender/Related Fund/Eligible Assignee] [1]
3.	Borrowers:	ENDEAVOUR INTERNATIONAL HOLDING B.V. AND END FINCO LLC
4.	Administrative Agent:	CREDIT SUISSE AG, as Administrative Agent under the Credit Agreement
5.	Credit Agreement

Credit Agreement, dated as of January 24, 2014, among Endeavour International Corporation, as guarantor, Endeavour International Holding B.V. and End Finco LLC, as borrowers, the Lenders party thereto from time to time and Credit Suisse AG, as Administrative Agent and as Collateral Agent.

_______________________

1  Select as applicable

1

6.Assigned Interest:2

Aggregate Amount of Loans for all Lenders	Amount of Loans Assigned	Percentage Assigned of Loans[3]	CUSIP Number
$______________	$______________	____________%
$______________	$______________	____________%
$______________	$______________	____________%

7.Notice and Wire Instructions:

: :	: :

[NAME OF ASSIGNOR]

Notices:

_________________________

_________________________

_________________________

Attention:

Telecopier:

with a copy to:

_________________________

_________________________

_________________________

Attention:

Telecopier:

Wire Instructions:

[NAME OF ASSIGNEE]

Notices:

_________________________

_________________________

_________________________

Attention:

Telecopier:

with a copy to:

_________________________

_________________________

_________________________

Attention:

Telecopier:

Wire Instructions:

[Remainder of page intentionally left blank]

________________________

2 Clause (i) of the first proviso in the last paragraph of Section 9.04(b) requires that concurrently with this Assignment the Assignor must assign a corresponding pro rata amount of the Assignor’s Loans under the Term B Credit Agreement (it being understood that the Loans and Term B Loans shall trade in “strips” and that Lenders shall hold equal percentages of Loans and Term B Loans).

3 Set forth, to at least 9 decimals, as a percentage of the Commitment / Loans of all Lenders thereunder.

2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: ___________________________________________
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By: ___________________________________________
Name:
Title:

[Consented to:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By:______________________________________
Name:
Title:

By:______________________________________
Name:
Title:][4]

[ENDEAVOUR INTERNATIONAL CORPORATION,

as Holdings

By:______________________________________
Name:
Title:][5]

_________________________

4 No consent of the Administrative Agent shall be required if the Assignment is made by a Lender to a Lender or an Affiliate of such Lender or a Related Fund of such Lender

5  No consent of Holdings shall be required if (1) the Assignment is made in connection with the primary syndication of the Commitments and Loans, (2) the Assignment is made by a Lender to a Lender or an Affiliate of such Lender or a Related Fund of such Lender or (3) a Default or Event of Default has occurred and is continuing.

3

Annex I

to Exhibit A

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ACCEPTANCE AGREEMENT

1.Representations and Warranties.

1.1Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in this Assignment, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b)  assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto, other than this Assignment, (iii) the financial condition of any Borrower or (iv) the performance or observance by any Borrower or any Subsidiary of any Borrower of its obligations under the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto.

1.2Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received, or has been accorded the opportunity to receive, copies of the most recent financial statements delivered pursuant to the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vii) concurrently with this Assignment it is assuming a pro rata amount of the Assignor’s Term  B Loans under the Term B Credit Agreement (it being understood that the Loans and Term B Loans shall trade in “strips” and that Lenders shall hold equal percentages of Loans and Term B Loans) and (vi) it agrees that (A) it will, independently and without reliance on Administrative Agent,, (viii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date (unless such fee has been waived by the Administrative Agent), and (ix) if it is a Foreign Lender, attached to the Assignment and

1

Annex I

to Exhibit A

Assumption is any documentation required to be delivered by it pursuant to the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

***

2

EXHIBIT B

FORM OF BORROWING REQUEST

[Date]

Credit Suisse AG, as Administrative Agent
(the “Administrative Agent”) for the Lenders party to
the Credit Agreement referred to below

Eleven Madison Avenue, 23rd Floor
New York, NY 10010
Attention: [____________]

Ladies and Gentlemen:

The undersigned, Endeavour International Holding B.V. and End Finco LLC (the “Borrowers”), refer to the Credit Agreement, dated as of January 24, 2014 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among Endeavour International Corporation, the Borrowers, the lenders party thereto (each, a “Lender” and collectively, the “Lenders”), and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03 of the Credit Agreement:

1. The Proposed Borrowing is a[n] [Eurodollar] [ABR] Borrowing.
2. The Business Day of the Proposed Borrowing is [___________, _____].[6]
3. The number and location of the account to which funds are to be disbursed are [__________].
4. The aggregate principal amount of the Proposed Borrowing is $[__________].
5. [The Interest Period with respect to the Proposed Borrowing is [__________].][7]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

__________________________

6 The Borrowing Request shall be delivered, in the case of a Eurodollar Borrowing, not later than 12:00 (noon), New York City time, three Business Days before a Proposed Borrowing, and in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, one Business Day before a proposed Borrowing.

7 To be included for Eurodollar Borrowings.

EXHIBIT B

The representations and warranties set forth in Article III and in each other Credit Document shall be true and correct in all material respects (other than representations and warranties qualified as to materiality, which will be true and correct in all respects) on and as of the date of such Proposed Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date in which case they will be true and correct as of such earlier date; and

At the time of and immediately after such Proposed Borrowing, no Default or Event of Default shall have occurred and be continuing.

EXHIBIT B

Very truly yours,

ENDEAVOUR INTERNATIONAL HOLDING B.V.

By:______________________________________
Name:
Title:

END FINCO LLC

By:______________________________________
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(e) of the Credit Agreement, dated as of January 24, 2014, among Endeavour International Corporation (“Holdings”), Endeavour International Holding B.V. and End Finco LLC, as borrowers, the lenders party thereto from time to time, and Credit Suisse AG, as Administrative Agent and as Collateral Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am a duly elected, qualified and acting Financial Officer of Holdings.

2. I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as a Financial Officer of Holdings. The matters set forth herein are true to the best of my knowledge in my capacity as a Financial Officer of Holdings after due inquiry.

3. As of the date of this Compliance Certificate, to my knowledge after due inquiry, no Default or an Event of Default has occurred and is continuing [, except as set forth below].
4. Attached hereto as ANNEX 1 are the calculations showing (in reasonable detail) compliance with the covenants specified therein [and the amount of Excess Cash Flow on the date specified therein.][8]

1.  [I hereby certify that there have been no changes to Schedule VI of the U.S. Security Agreement in each case since the Closing Date, or if later, since the date of the most recent certificate delivered pursuant to Section 5.01(e) of the Credit Agreement.][Attached hereto as ANNEX 2 is a list in reasonable detail of any changes to Schedule VI of the U.S. Security Agreement to the extent required to be reported to the Collateral Agent under the terms of the U.S. Security Agreement and confirmation that Holdings and/or the other Credit Parties have taken all actions necessary under the terms of the U.S. Security Agreement in relation to such changes, or if not, details of what actions remain required to be taken.]

_________________________

8 To be included in any Compliance Certificate delivered with financial statements with respect to the end of each fiscal year under Section 5.01(a) of the Credit Agreement.red to be taken.]

EXHIBIT C

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _______.

ENDEAVOUR INTERNATIONAL CORPORATION

By:______________________________________
Name:
Title:

ANNEX 1

to EXHIBIT C

The information described herein is as of _________, ______1   (the “Calculation Date”).2,3

1.       Section 6.10 – Minimum Interest Coverage Ratio.  For the four consecutive fiscal quarters ended as of the Calculation Date, the Interest Coverage Ratio of Holdings and its Restricted Subsidiaries is _____:1.00.

The Interest Coverage Ratio was computed as follows: 4,5

1. Consolidated EBITDA for the period of four consecutive Fiscal quarters most recently ended prior to the Calculation Date: (a) + (b) – (c)		$[___,___,___]

(a) Consolidated Net Income for such period; plus	$[___,___,___]
(b) To the extent deducted in computing Consolidated Net income for such period:
(1) provision for taxes based on income or profits:	$[___,___,___]
(2) Fixed Charges:	$[___,___,___]

(3) depreciation, depletion, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), impairment and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period):

$[___,___,___]

ANNEX 1

to EXHIBIT C

(4) all fees, costs and expenses (other than depreciation, depletion or amortization expense) incurred in connection with the Transactions, the execution and delivery of the Term B Credit Agreement and the LC Procurement Agreement and each other agreement or document executed and delivered in connection therewith, and the borrowings and/or other transactions contemplated under the Term B Credit Agreement and/or the LC Procurement Agreement, including, without limitation, the LC Transactions and the Transactions (as defined in the Term B Credit Agreement) and any amendment or other modification of any such agreements, in each case, deducted (and not added back) in computing Consolidated Net Income:

$[___,___,___]
(5) unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP:	$[___,___,___]
TOTAL of (b):	$[___,___,___]
(c)(1) non-cash items increasing Consolidated Net Income, other than items that were accrued in the ordinary course of business:	$[___,___,___]

(2) to the extent increasing Consolidated Net Income, the sum of (a) the amount of deferred revenues that are amortized and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments:

$[___,___,___]
TOTAL of (c):	$[___,___,___]
to

ANNEX 1

to EXHIBIT C

2. Cash Interest Expense:	$[___,___,___]

The minimum Interest Coverage Ratio is:	1.50:1.00
In compliance	[YES][NO]

________________________________________

1 Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied with this Compliance Certificate.

2  Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

3 All calculations on a consolidated basis for Holdings and its Restricted Subsidiaries.

4  Interest Coverage Ratio to be calculated after giving effect to any applicable Pro Forma Adjustments.

5 For purposes of calculating the Interest Coverage Ratio, in the event that Holdings or a Restricted Subsidiary incurs, assumes, incurs a Contingent Obligation for, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the applicable Calculation Date, then the Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Contingent Obligation, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

2.       Section 6.11 – Maximum Consolidated Leverage Ratio.  For the four consecutive fiscal quarters ended as of the Calculation Date, the Consolidated Leverage Ratio of Holdings and its Restricted Subsidiaries is _____:1.00.

The Consolidated Leverage Ratio was computed as follows: 6

1. Sum of: (a) + (b) – (c)		$[___,___,___]
(a) Total Funded Debt:	$[___,___,___]
(b) Maximum LC Procurement Obligation:	$[___,___,___]
(c) Aggregate amount of unrestricted cash on the consolidated balance sheet:[7]	$[___,___,___]
to
2. Consolidated EBITDA (see item 1 in Interest Coverage Ratio calculation above):		$[___,___,___]
The maximum Consolidated Leverage Ratio is:		5.00:1.00
In compliance		[YES][NO]

3.       Section 6.12 – Minimum Proved Reserves Coverage Ratio.  For the four consecutive fiscal quarters ended as of the Calculation Date, the Proved Reserves Coverage Ratio of Holdings and its Restricted Subsidiaries is _____:1.00.

ANNEX 1

to EXHIBIT C

1. PV-10 Value:[8]	$[___,___,___]
to
2. Total Funded Secured Debt:[9]	$[___,___,___]

The minimum Proved Reserves Coverage Ratio is:	2.00:1.00
In compliance	[YES][NO]

6 Consolidated Leverage Ratio to be calculated after giving effect to any applicable Pro Forma Adjustments.

7The maximum amount of unrestricted cash shall not exceed $25,000,000.

8As reflect on the most recently prepared Reserve Report which has been delivered to the Administrative Agent (together with any supplements, revisions or updates thereto after such date and to the date of such calculation).

9As shown in Holdings’ financial statement as of the end of the immediately preceding fiscal quarter.

4.       [Excess Cash Flow.  For the fiscal year ended as of the Calculation Date, the amount of Excess Cash Flow of Holdings is $______________________.

Consolidated EBITDA (see item 1 in Interest Coverage Ratio calculation above):		$[___,___,___]
minus, without duplication: plus, without duplication:
(1) Holdings’ Debt Service for such fiscal year,	$[___,___,___]

ANNEX 1

to EXHIBIT C

(2) any optional prepayment of Loans and the amount of any release of the Payer Deposit (as defined in the LC Procurement Agreement) pursuant to Section 3.04 of the LC Procurement Agreement resulting from an optional reduction in the “Maximum LC Amount” under Section 3.01 of the LC Procurement Agreement in each case, that results in a prepayment of Term B Loans during such fiscal year or prior to the date 100 days following such fiscal year so long as the amount of such prepayment or release of the Payer Deposit is not already reflected in Debt Service or otherwise deducted from Excess Cash Flow,

$[___,___,___]
(3) the aggregate Capital Expenditures made by Holdings during such fiscal year that are paid in cash	$[___,___,___]

(4) Taxes paid in cash by Holdings and its Restricted Subsidiaries on a consolidated basis during such fiscal year or that will be paid within six months after the close of such fiscal year (provided that any amount so deducted that will be paid after the close of such fiscal year shall not be deducted again in a subsequent fiscal year) and for which reserves have been established, including income tax expense

$[___,___,___]
(5) an amount equal to any increase in Net Working Capital for such fiscal year	$[___,___,___]

(6) amounts paid in cash during such fiscal year on account of (i) items that were accounted for as noncash reductions of net income in determining the Consolidated Net Income of Holdings or as noncash reductions in Consolidated Net Income in determining Consolidated EBITDA of Holdings in a prior fiscal year and (ii) reserves or accruals established in purchase accounting

$[___,___,___]

ANNEX 1

to EXHIBIT C

(7) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income of Holdings or were added to or not deducted from Consolidated Net Income of Holdings in calculating Consolidated EBITDA of Holdings to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior fiscal year), or an accrual for a cash payment, by Holdings and its Restricted Subsidiaries or did not represent cash received by Holdings and its Restricted Subsidiaries, in each case on a consolidated basis during such fiscal year

$[___,___,___]
(8) amounts paid in cash with respect to an acquisition of assets (including through mergers, consolidations or otherwise)	$[___,___,___]
(9) amounts paid in cash with respect to Hedging Agreements	$[___,___,___]

(10) to the extent added to net income in determining Consolidated Net Income of Holdings or to Consolidated Net Income in determining Consolidated EBITDA of Holdings, the aggregate amount of all fees, costs and expenses (other than depreciation, depletion or amortization expense) incurred by Holdings or any Restricted Subsidiary in connection with the Transactions, the execution and delivery of the Term B Credit Agreement and the LC Procurement Agreement and each other agreement or document executed and delivered in connection therewith, and the borrowings and other transactions contemplated under the Term B Credit Agreement and/or the LC Procurement Agreement, including, without limitation, the LC Transactions and the Transactions (as defined in the Term B Credit Agreement), and  any amendment or other modification of any such agreements

$[___,___,___]

ANNEX 2

to EXHIBIT C

[Changes to Schedule VI of the U.S. Security Agreement]

EXHIBIT D

FORM OF NOTE

$ __________	New York, New York
_________ __, ___

FOR VALUE RECEIVED, Endeavour International Holding B.V., a besloten vennootschap organized under the laws of the Netherlands (“EIH”), and End Finco LLC, a Delaware limited liability company and a wholly-owned subsidiary of EIH (“DE Borrower” and, together with EIH, the “Borrowers”, and each, a “Borrower”), hereby promise to pay, on a joint and several basis, to [___________________] or its successors and registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, on the Maturity Date (as defined in the Credit Agreement) the principal sum of $ __________ DOLLARS ($___________) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrowers also promise to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rate and at the times provided in Section 2.06 of the Credit Agreement.

This Note is one of the promissory notes referred to in Section 2.04(e) the Credit Agreement, dated as of January 24, 2014, among the Borrowers, Endeavour International Corporation, a Nevada corporation, as Holdings, the lenders party thereto from time to time (including the Lender), and Credit Suisse AG, as Administrative Agent and Collateral Agent for such Lenders (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits of the Credit Agreement and of the other Credit Documents.  This Note is secured by the Collateral Documents.  As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part. All capitalized terms used but not defined herein shall have the meanings given to such term in the Credit Agreement.

Interest payable under this shall be subject to the interest rate limitations set forth in Section 9.09 of the Credit Agreement.

This Note may only be assigned by the Lender to any Person in compliance with Section 9.04 of the Credit Agreement.

This Note shall be held in registered form, and transfers of this Note must be registered pursuant to Section 9.04 of the Credit Agreement.  The Borrowers may deem and treat the Person in whose name this Note is recorded on the register as the absolute owner of this Note for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes, notwithstanding notice to the contrary.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

EXHIBIT D

To the extent there are any inconsistencies between this Note and the Credit Agreement the Credit Agreement shall govern.

The Borrowers hereby waive (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note.

[Remainder of Page Intentionally Left Blank]

EXHIBIT D

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES.

ENDEAVOUR INTERNATIONAL HOLDING B.V.

By:______________________________________
Name:
Title:

END FINCO LLC

By:______________________________________
Name:
Title:

EXHIBIT E

CREDIT PARTY GUARANTY

CREDIT PARTY GUARANTY (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), dated as of January 24, 2014, made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of Credit Suisse AG, acting through one or more of its branches and affiliates, as Collateral Agent (together with any successor collateral agent, the “Collateral Agent”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to such terms in the LC Procurement Agreement (as defined below) or the Credit Agreement (as defined below), as applicable.

W I T N E S S E T H :

WHEREAS, Endeavour International Corporation, a Nevada corporation, as holdings (“Holdings”), Endeavour Energy UK Limited, a private limited company registered in laws of England and Wales, as payer (“Payer”), LC Finco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, pending registration with the Luxembourg Register of Commerce and Companies and having a share capital of USD 20,000 (“Payee”), and the Collateral Agent have entered into that certain LC Procurement Agreement, dated as of January 24, 2014 (as amended, modified, restated and/or supplemented from time to time, the “LC Procurement Agreement”), pursuant to which  Payer has instructed Payee to enter into LC Issuance Documents with Credit Suisse AG, London Branch (“LC Bank”) and, as applicable, the Collateral Agent, as of the Closing Date and will instruct Payee to enter into LC Issuance Documents from time to time thereafter pursuant to which Payee will instruct the LC Bank to issue Letters of Credit and (b) Payer has agreed to reimburse Payee for certain payments made in connection with such LC Issuance Documents and to pay Payee certain fees for the procurement of the issuance of the Letters of Credit;

WHEREAS, Holdings, as holdings, Endeavour International Holding B.V., a besloten vennootschap organized under the laws of the Netherlands (“EIH”), End Finco LLC, a Delaware limited liability company (“DE Borrower” and, with EIH, each a “Borrower” and collectively “Borrowers”), the lenders from time to time party thereto (the “Lenders”), the Collateral Agent and the other Agents and parties thereto have entered into a Credit Agreement, dated as of January 24, 2014 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”, and the Lenders, the Collateral Agent, the Arranger and each other Agent  thereto being the “Lender Creditors”), providing for the making of Loans to the Borrowers, all as contemplated therein;

WHEREAS, Holdings and its Restricted Subsidiaries may at any time and from time to time enter into one or more Secured Hedging Agreements with one or more Approved Hedge Counterparties (herein “Secured Hedge Counterparties” to the extent, and for so long as, the obligations in respect of Secured Hedging Agreements constitute “Obligations” under the Credit

Agreement (the Payee, Secured Hedge Counterparties and Lender Creditors are collectively referred to herein as the “Secured Creditors”));

WHEREAS, each Guarantor (other than Holdings) is a direct or indirect Subsidiary of Holdings, which is the indirect parent company of the Payer and the Borrowers;

WHEREAS, it is a condition precedent to the procurement by the Payee of the issuance of the Letters of Credit pursuant to the LC Issuance Documents that the Guarantors shall have executed and delivered to the Collateral Agent this Guaranty;

WHEREAS, it is a condition precedent to the making of Loans to the Borrowers under the Credit Agreement and to the entering into of Secured Hedging Agreements by Approved Hedge Counterparties that each Guarantor shall have executed and delivered to the Collateral Agent this Guaranty;

WHEREAS, each Guarantor will obtain benefits from the procurement by the Payee of the issuance of the Letters of Credit pursuant to the LC Issuance Documents from time to time and, accordingly, desires to execute this Guaranty in order to satisfy the condition described above and to induce the Payee to procure the issuance of the Letters of Credit; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrowers under the Credit Agreement and the entering into by Holdings and/or one or more of its Restricted Subsidiaries of Secured Hedging Agreements with Approved Hedge Counterparties from time to time and, accordingly, desires to execute this Guaranty in order to satisfy the condition described above and to induce the Lenders to make Loans to the Borrowers and the Approved Hedge Counterparties to enter into Secured Hedging Agreements.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with each other Guarantor and the Collateral Agent for the benefit of the Secured Creditors as follows:

•	GUARANTY.
• (a)Each Guarantor, jointly and severally, irrevocably and unconditionally guarantees as a primary obligor and not merely as surety (as shown on the signature pages hereto):

(i)to the Collateral Agent, for the benefit itself and the Payee, the full and prompt payment when due (whether at the stated maturity, by required prepayment, acceleration or otherwise) of all obligations of the Payer and Holdings and all other obligations (including, without limitation, all Obligations (as defined in the LC Procurement Agreement) and all obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Payer and Holdings to the Payee and the Collateral Agent under each LC Procurement Document to which the Payer or Holdings is a party (including, without limitation, indemnities, fees and interest thereon (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the LC Procurement Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such LC Procurement Document and the due performance and compliance by the Payer and Holdings with all of the terms, conditions, covenants and agreements contained in all such LC Procurement Documents (all such principal, premium, interest, liabilities, indebtedness and obligations under this clause (i) being herein collectively called the “LC Procurement Document Obligations”);

(ii)to the Collateral Agent, for the ratable benefit of the Lender Creditors, the full and prompt payment when due (whether at the stated maturity, by required prepayment, acceleration or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrowers under the Credit Agreement, and (y) all other obligations (including, without limitation, all Obligations described in clause (a) of the definition thereof (as defined in the Credit Agreement) and all obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Credit Parties to the Lender Creditors under each Credit Document to which such Credit Parties are a party (including, without limitation, indemnities, fees and interest thereon (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document and the due performance and compliance by the Credit Parties with all of the terms, conditions, covenants and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations under this clause (ii) being herein collectively called the “Credit Document Obligations”); and

(iii)to the Collateral Agent, for the ratable benefit of the Secured Hedge Counterparties, the full and prompt payment when due (whether at the stated maturity, by required prepayment, acceleration or otherwise) of all obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Secured Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by Holdings, the Borrowers and each other Guaranteed Party (as defined below) to the Secured Hedge Counterparty under any Secured Hedging Agreements to which Holdings, a Borrower or any other Guaranteed Party is a party, whether now in existence or hereafter arising, and the due performance and compliance by Holdings, the Borrowers and each other Guaranteed Party with all of the terms, conditions, covenants and agreements contained therein (all such obligations, liabilities and indebtedness contained in this clause (iii) being herein collectively called the

“Secured Hedge Obligations”, and, together with the LC Procurement Document Obligations and the Credit Document Obligations, the “Guaranteed Obligations”).

(b) Each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees as a primary obligor and not merely as surety the payment of any and all Guaranteed Obligations whether or not due or payable by the Payer or any other Guaranteed Party upon the occurrence in respect of the Payer or any other Guaranteed Party of any of the events specified in Section 9.05 or 9.06 of the LC Procurement Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Collateral Agent for the benefit of itself and the Payee, or order, on demand.

(c)Each Guarantor, jointly and severally, unconditionally and irrevocably, guarantees as a primary obligor and not merely as surety the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrowers or any other Guaranteed Party upon the occurrence in respect of a Borrower or any other Guaranteed Party of any of the events specified in Section 7.01(e) or (f) of the Credit Agreement, and unconditionally and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Collateral Agent, for the ratable benefit of the Lender Creditors and the Secured Hedge Counterparties, or order, on demand.

• (d)As used herein, the term “Guaranteed Party” shall mean each of the Payer, each Borrower, Holdings, and each other Subsidiary of Holdings that has executed or delivered this Guaranty or has otherwise become a party hereto by means of the execution of a joinder, accession or similar agreement, or is a party to any other LC Procurement Document, any other Credit Document or any Secured Hedging Agreement.  Each Guarantor understands, agrees and confirms that the Collateral Agent, on behalf of the Secured Creditors, may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor, the Payer, the Borrowers or any other Guaranteed Party, or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.  This Guaranty is a guaranty of prompt payment and not of collection; provided that notwithstanding anything in this Guaranty to the contrary, in no event will any Guarantor be responsible for specific performance of any Guaranteed Obligation then due if the performance of such Guaranteed Obligation is specific to a Credit Party and it would be impossible or reasonably impracticable after using all reasonable efforts for such other Guarantor to perform the Guaranteed Obligation.

•	LIABILITY OF GUARANTORS ABSOLUTE.

The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Payer, a Borrower or any other Guaranteed Party whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation:  (a) any direction as to application of payment by the Payer, the Borrowers, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking (other than any payment applied in satisfaction of the Guaranteed Obligations), (d) any dissolution, termination or increase, decrease or change in personnel by the Payer, a Borrower or any other Guaranteed Party, (e) the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Payer, a Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 5 hereof, (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefore and (i) any legal or equity defenses, including suretyship defenses.

•	OBLIGATIONS OF GUARANTORS INDEPENDENT.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, the Payer, the Borrowers or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, the Payer, the Borrowers or any other Guaranteed Party and whether or not any other Guarantor, any other guarantor, the Payer, the Borrowers or any other Guaranteed Party be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Payer, the Borrowers or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to the Payer, the Borrowers or such other Guaranteed Party shall operate to toll the statute of limitations as to each Guarantor.

•	WAIVERS BY GUARANTORS.

• (a)Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Collateral Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor, the Payer, a Borrower or any other Guaranteed Party) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

• (b)Each Guarantor waives any right to require the Secured Creditors to:  (i) proceed against the Payer, the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Payer, the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed

Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Payer, the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment of the Guaranteed Obligations to the extent of such payment, including, without limitation, any defense based on or arising out of the disability of the Payer, the Borrowers, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Payer, the Borrowers or any other Guaranteed Party other than payment of the Guaranteed Obligations to the extent of such payment.  The Secured Creditors may, at their election, foreclose on any collateral serving as security held by the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against the Payer, the Borrowers, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid.  Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Payer, the Borrowers, any other Guaranteed Party, any other guarantor of the Guaranteed Obligations or any other party or any security.

• (c)Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Payer’s, the Borrowers’, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Payer, the Borrowers, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and the Payer’s, the Borrowers’, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect.  Each Guarantor acknowledges and agrees that (x) the Secured Creditors shall have no obligation to investigate the financial condition or affairs of the Payer, the Borrowers, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Payer, the Borrowers, any other Guaranteed Party or any other Guarantor that might become known to any Secured Creditor at any time, whether or not such Secured Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

• (d)Each Guarantor hereby acknowledges and agrees that no Secured Creditor nor any other Person shall be under any obligation (i) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the LC Procurement Documents, the Credit Documents, the Secured Hedging Agreements or the obligation of such Guarantor hereunder or (ii) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

• (e)Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

•	RIGHTS OF SECURED CREDITORS.

Subject to Section 4, any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to any Guarantor, without impairing or releasing the obligations or liabilities of any Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

• (a)change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

• (b)take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

• (c)exercise or refrain from exercising any rights against the Payer, the Borrowers, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of the foregoing or others or otherwise act or refrain from acting;

• (d)release or substitute any one or more endorsers, Guarantors, other guarantors, the Payer, the Borrowers, any other Guaranteed Party or other obligors;

• (e)settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Payer, the Borrowers or any other Guaranteed Party to creditors of the Payer, the Borrowers or such other Guaranteed Party other than the Secured Creditors;

• (f)apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Payer, the Borrowers or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the Payer, the Borrowers or such other Guaranteed Party remain unpaid;

• (g)consent to or waive any breach of, or any act, omission or default under, any of the Secured Hedging Agreements, the Credit Documents, the LC Procurement Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Secured Hedging Agreements, the Credit Documents, the LC Procurement Documents or any of such other instruments or agreements;

• (h)act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Payer, the Borrowers or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or

• (i)take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the LC Procurement Documents, the Credit Documents, the Secured Hedging Agreements or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment of the Guaranteed Obligations to the extent of such payment.

•	CONTINUING GUARANTY.

This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Payer, the Borrowers, or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created under this Guaranty, the Credit Documents, the LC Procurement Documents, or the Secured Hedging Agreements (being collectively the “Secured Debt Agreements”) in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

•	SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS.

Any indebtedness of the Payer, the Borrowers or any other Guaranteed Party now or hereafter held by any Guarantor is hereby subordinated to the indebtedness of the Payer, the Borrowers or such other Guaranteed Party to the Secured Creditors, and such indebtedness of the Payer, the Borrowers or such other Guaranteed Party to any Guarantor, if the Collateral Agent, after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Collateral Agent, for the benefit of the Secured Creditors, on account of the indebtedness of the Payer, the Borrowers or such other Guaranteed Party to the Secured Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty except to the extent that Guaranteed Obligations have been paid.  Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Borrower or any other Guaranteed Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash (other than unasserted contingent indemnification obligations); provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations, such amount shall be held in trust for the benefit of the Secured Creditors and shall forthwith be paid to the Collateral Agent, for the benefit of the Secured Creditors, to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the LC Procurement Documents or Credit Documents or, if the LC Procurement Documents or Credit Documents do not provide for the application of such amount, to be held by the Collateral Agent, for the benefit of the Secured Creditors, as collateral security for any Guaranteed Obligations thereafter existing.

•	GUARANTY ENFORCEABLE BY COLLATERAL AGENT.

Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Secured Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Collateral Agent, in each case acting upon the instructions of the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding LC

Procurement Document Obligations and Secured Hedge Obligations) and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent or, after all the Credit Document Obligations have been paid in full, by the holders of at least a majority of the outstanding LC Procurement Document Obligations and Secured Hedge Obligations, as the case may be, for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents.  The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).  It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of, and binding upon, the Secured Creditors and that, if the Required Lenders (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding LC Procurement Document Obligations and Secured Hedge Obligations) so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Secured Creditor.

•	REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS.

In order to (a) induce the Payee to procure the issuance of the Letters of Credit pursuant to the LC Issuance Documents, (b) induce the Lenders to make Loans to the Borrowers pursuant to the Credit Agreement and (c) induce the Secured Hedge Counterparties to execute, deliver and perform the Secured Hedging Agreements to which they are a party, each Guarantor represents, warrants and covenants that:

(i) such Guarantor (A) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization, (B) has the Business, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (C) is duly qualified and is authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of its business requires such qualification, authorization and good standing, except for failures to be so qualified which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(ii) such Guarantor has the Business power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Secured Debt Agreement to which it is a party and has taken all necessary Business action to authorize the execution, delivery and performance by it of this Guaranty and each such other Secured Debt Agreement;

(iii) such Guarantor has duly executed and delivered this Guaranty and each other Secured Debt Agreement to which it is a party, and this Guaranty and each such other Secured Debt Agreement constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(iv) neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Secured Debt Agreement to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (A) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or Governmental Authority, (B) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, credit agreement, or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (C) violate any provision of the certificate or articles of incorporation, by-laws, partnership agreement or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Guarantor or any of its Subsidiaries;

(v) no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made prior to the date when required and which remain in full force and effect), or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance by such Guarantor of this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party or (B) the legality, validity, binding effect or enforceability of this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party;

(vi) there are no actions, suits or proceedings pending or, to such Guarantor’s knowledge, threatened (A) with respect to this Guaranty or any other Secured Debt Agreement to which such Guarantor is a party or (B) with respect to such Guarantor or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(vii) until the termination of the Commitment and all Secured Hedging Agreements and until such time as no Note or Loan remains outstanding and all Guaranteed Obligations have been paid in full (other than indemnities (A) described in Section 11.05 of the LC Procurement Agreement and analogous provisions in the Security Documents and (B) described in Section 9.05 of the Credit Agreement and analogous provisions in the Security Documents which are not then due and payable and for which no claim has been made), such Guarantor will comply, and will cause each of its Subsidiaries  to comply, with all of the applicable provisions, covenants and agreements contained in Articles VII and VIII of the LC Procurement Agreement and Articles V and VI of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VII and VIII of the LC Procurement Agreement and Articles V and VI of the Credit Agreement, and so that no Default or Event of Default, is caused by the actions of such Guarantor; and

(viii) an executed copy of each of the LC Procurement Documents, Credit Documents and each other Secured Debt Agreement has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

•	EXPENSES.

The Guarantors hereby jointly and severally agree to pay all out-of-pocket costs and expenses of the Collateral Agent and each other Secured Creditor in connection with the enforcement of this Guaranty and the protection of the Secured Creditors’ rights hereunder and any amendment, waiver or consent relating hereto (including, in each case, without limitation, the reasonable fees and disbursements of counsel employed by the Collateral Agent and each other Secured Creditor).

•	BENEFIT AND BINDING EFFECT.

This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

•	AMENDMENTS; WAIVERS.

Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the Collateral Agent at the direction of either (x) the Required Lenders (or, to the extent an amendment of the type requiring the consent of all Lenders under Section 9.08(b) of the Credit Agreement, with the written consent of each Lender) at all times prior to the time at which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding LC Procurement Document Obligations and Secured Hedge Obligations at all times after the time at which all Credit Document Obligations have been paid in full.

•	SET OFF.

In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement or the LC Procurement Agreement and any payment default under any Secured Hedging Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.  Each Secured Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 13 are subject to the sharing provisions set forth in Section 2.18 of the Credit Agreement.

•	NOTICE.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows: (i) in the case of the Payer, to it at 21-31 Woodfield Road, London, W9 2BA, England, Attention: Chief Financial Officer, Fax No. 44 20 7451 2351, with a copy to Holdings at 811 Main Street, Suite 2100 Houston, TX, Houston, TX 77002, Attention: Chief Financial Officer, Fax No. (713) 307-8794; (ii) if to any Credit Party (other than the Payer), to it at c/o Endeavour International Corporation, 811 Main Street, Suite 2100 Houston, TX, Houston, TX 77002, Attention: Chief Financial Officer;  (iii) if to the Payee, to it at 40, avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, Attn: Mr. Sebastien Gaddini, Telephone No: +352.49.6767.9865, Email Address: Sebastien.Gaddini@orangefield.com; (iv) if to the Collateral Agent, to it at Credit Suisse, Eleven Madison Avenue, 23rd Floor, New York, NY  10010, Attn:  Loan Operations – Boutique Management, Telephone No.:  (212) 538 3525, Email:  Ops-collateral@credit-suisse.com; and (v) in the case of any Secured Hedge Counterparty, at such address as such Secured Creditor shall have specified in writing to the Guarantors; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.  All notices and other communications given to any party hereto in accordance with the provisions of this Guaranty shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax (or other electronic communications pursuant to procedures approved by the Collateral Agent) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 14 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 14.  As agreed to among the Guarantors, the Secured Creditors and the Collateral Agent from time to time, notices and other communications may also be delivered by e mail to the e mail address of a representative of the applicable Person provided from time to time by such Person and shall be deemed to have been given as of the date of receipt thereof.

•	REINSTATEMENT.

If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, the Payer, the Borrowers or any other Guaranteed Party), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any Credit Document, any Secured Hedging Agreement, any LC Procurement Document or any other instrument evidencing any liability of the Payer, the Borrowers or any other Guaranteed Party, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

•	CONSENT TO JURISDICTION; SERVICE OF PROCESS; AND WAIVER OF TRIAL BY JURY.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER (INCLUDING ANY CLAIM

OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS GUARANTY, any other Credit Document or any other LC Procurement Document to which any Guarantor is a party WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY COMPETENT NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, any other Credit Document or any other LC Procurement Document to which any Guarantor is a party, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE SECURED CREDITORS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST THE GRANTORS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

EACH PARTY TO THIS GUARANTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.  NOTHING IN THIS GUARANTY, any other Credit Document or any other LC Procurement Document to which any Guarantor is a party WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY, any other Credit Document or any other LC Procurement Document to which any Guarantor is a party.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

•	RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION.
•

In the event that all of the capital stock or other equity interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of (a) Sections 8.04 and 8.09 of the LC Procurement Agreement and (b) Sections 6.04 or 6.09 of the Credit Agreement (or any such sale, other disposition or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 9.08 of the Credit Agreement)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of the LC Procurement Agreement and the Credit Agreement, to the extent applicable, such Guarantor shall, upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to Holdings or another Subsidiary thereof), be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 17).

•	CONTRIBUTION.

At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate

Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and the Commitments  and all Secured Hedging Agreements have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this Section 18:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) or any guaranteed obligations arising under any guaranty of subordinated indebtedness of Holdings or any of its Subsidiaries (“Subordinated Indebtedness”) on such date.  Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations have been irrevocably paid in full in cash.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

•	LIMITATION ON GUARANTEED OBLIGATIONS.

Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of any Debtor Relief Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law.  To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

•	COUNTERPARTS.

This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Collateral Agent.  Delivery of an executed signature page to this Guaranty by facsimile transmission or as a “.pdf” shall be as effective as delivery of a manually signed counterpart of this Guaranty.

•	PAYMENTS.

All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense, and shall be made in immediately available funds to the office of the Collateral Agent specified in Section 2.19 of the Credit Agreement or at such other address as the Collateral Agent may designate in writing to the Guarantors.

•	ADDITIONAL GUARANTORS.

It is understood and agreed that any Subsidiary of Holdings that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the LC Procurement Agreement or the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Collateral Agent or executing a joinder agreement and delivering same to the Collateral Agent, in each case as may be requested by (and in form and substance satisfactory to) the Collateral Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Collateral Agent.

•	HEADINGS DESCRIPTIVE.

The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

•	JUDGMENT CURRENCY.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Secured Debt Agreement in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Collateral Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of any Guarantor in respect of any such sum due from it to the Collateral Agent or any other Secured Creditor hereunder or under the other Secured Debt Agreements shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Secured Debt Agreements (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Collateral Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Collateral Agent or any other Secured Creditor from the Guarantors in the Agreement Currency, the Guarantors agree, jointly and severally, as a separate obligation and notwithstanding any such judgment, to indemnify the Collateral Agent or such other Secured Creditor to whom such obligation was owing against such loss.

*  *  *

EXHIBIT E

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

ENDEAVOUR INTERNATIONAL CORPORATION
as a Guarantor of the Guaranteed Obligations

By:______________________________________
Name:
Title:

ENDEAVOUR INTERNATIONAL HOLDING B.V.
as a Guarantor of the LC Procurement
Document Obligations and the Secured
Hedging Obligations

By:______________________________________
Name:
Title:

ENDEAVOUR OPERATING CORPORATION,
as a Guarantor of the Guaranteed Obligations

By:______________________________________
Name:
Title:

ENDEAVOUR ENERGY NORTH SEA L.P.,
as a Guarantor of the Guaranteed Obligations

By:______________________________________
Name:
Title:

Signature Page to Credit Party Guaranty

ENDEAVOUR IENERGY UK LIMITED.
as a Guarantor of the Secured Hedge
Obligations and Credit Document Obligations

By:______________________________________
Name:
Title:

END FINCO LLC,
as a Guarantor of the Secured Hedge
Obligations and LC Procurement Document
Obligations

By:______________________________________
Name:
Title:

ENDEAVOUR ENERGY NORTH SEA LLC,
as a Guarantor of the Guaranteed Obligations

By:______________________________________
Name:
Title:

Signature Page to Credit Party Guaranty

Accepted and Agreed to:

Credit Suisse AG, Cayman Islands Branch,

as Collateral Agent

By:______________________________________
Name:
Title:] [5]

By:______________________________________
Name:
Title:] [5]

Signature Page to Credit Party Guaranty

EXHIBIT F

U.S. SECURITY AGREEMENT

[See attached.]

U.S. SECURITY AGREEMENT

Dated as of January 24, 2014

From

The Grantors referred to herein
as Grantors

to

Credit Suisse AG,
as Collateral Agent

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SCHEDULES

Schedule I	-	Investment Property
Schedule II	-	Pledged Accounts
Schedule III	-	Intellectual Property
Schedule IV	-	Commercial Tort Claims
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Changes in Name, Location, Etc.
Schedule VII	-	Locations of Equipment and Inventory

EXHIBITS

Exhibit A	-	Form of Consent and Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement
Exhibit C	-	Form of Intellectual Property Security Agreement Supplement
Exhibit D	-	Form of Security Agreement Supplement

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U.S. SECURITY AGREEMENT

U.S. SECURITY AGREEMENT (this “Agreement”) dated as of January 24, 2014 (the “Effective Date”) made by the persons listed on the signature pages hereof (such persons so listed, collectively, the “Grantors”), to Credit Suisse AG, acting through one or more of its branches and affiliates, as collateral agent under the Credit Agreement (as defined below) and the LC Procurement Agreement (as defined below) (together with any successor collateral agent appointed pursuant to Section 8.06 of the Credit Agreement and Section 10.05 of the LC Procurement Agreement, the “Collateral Agent”).

W I T N E S S E T H :

WHEREAS, Endeavour International Corporation, a Nevada corporation, as holdings (“Holdings”), Endeavour International Holdings B.V., a private limited company organized under the laws of the Netherlands (“EIH”), End Finco LLC, a Delaware limited liability company (“DE Borrower” and, with EIH, each a “Borrower” and collectively, the  “Borrowers”), Credit Suisse AG, acting through one or more of its branches and affiliates, as administrative agent and collateral agent (the “Collateral Agent”), the lenders from time to time party thereto (the “Lenders”) and other parties thereto have entered into a Credit Agreement, dated as of January 24, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, and the Lenders, the Collateral Agent, the Arranger and each other Agent thereto being the “Lender Creditors”).

WHEREAS, Holdings, as holdings, Endeavour Energy UK Limited, a private limited company registered in laws of England and Wales, as payer (“EEUK”), LC Finco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, pending registration with the Luxembourg Register of Commerce and Companies and having a share capital of USD 20,000 (“Payee”), and the Collateral Agent have entered into that certain LC Procurement Agreement, dated as of January 24, 2014 (as amended, modified, restated and/or supplemented from time to time, the “LC Procurement Agreement”), pursuant to which (a) EEUK has instructed Payee to enter into LC Issuance Documents (as defined in the LC Procurement Agreement) with Credit Suisse AG, London Branch (“LC Bank”) and, as applicable, the Collateral Agent, as of the Closing Date and will instruct Payee to enter into LC Issuance Documents from time to time thereafter pursuant to which Payee will instruct the LC Bank to issue letters of credit and (b) EEUK has agreed to reimburse Payee for certain payments made in connection with such LC Issuance Documents and to pay Payee certain fees for the procurement of the issuance of the letters of credit. The Payee, Secured Hedge Counterparties (as defined below) and the Lender Creditors are collectively referred to herein as the “Secured Creditors”.

WHEREAS, Holdings and its Restricted Subsidiaries may at any time and from time to time enter into one or more Secured Hedging Agreements with one or more Approved Hedge Counterparties (herein “Secured Hedge Counterparties” to the extent, and for so long as, the obligations in respect of Secured Hedging Agreements constitute “Obligations”  under the Credit Agreement).

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WHEREAS, the Grantors, the Payee and the Collateral Agent have entered into a Credit Party Guaranty, dated as of the date hereof, pursuant to which such Grantors have guaranteed to the Collateral Agent, on behalf of the Secured Creditors (as defined therein) the payment when due of all Guaranteed Obligations (as defined therein) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Party Guaranty”).

WHEREAS, each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein.

WHEREAS, each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

WHEREAS, it is a condition precedent to the making of the Loans pursuant to the Credit Agreement, the entering into of Secured Hedging Agreements by Approved Hedge Counterparties and the procurement by the Payee of the issuance of letters of credit pursuant to the LC Issuance Documents that the Grantors shall have granted the security interests contemplated by this Agreement.  Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Credit Documents, the Secured Hedging Agreements and the LC Procurement Documents (collectively, the “Secured Debt Agreements”).

WHEREAS, terms defined in the Credit Agreement or the LC Procurement Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement and/or LC Procurement Agreement, as applicable.  Further, unless otherwise defined in this Agreement, the LC Procurement Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.  For purposes of the term “Event of Default”, such term shall mean any Event of Default under, and as defined in, the Credit Agreement and shall also include any Event of Default under, and as defined in, the LC Procurement Agreement.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lenders to make Loans, the Secured Hedge Counterparties to enter into Secured Hedging Agreements and the procurement by the Payee of the issuance of Letters of Credit pursuant to the LC Issuance Documents, the undersigned hereby agree with the Collateral Agent, for the benefit of the Secured Creditors:

Section 1. Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in all such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

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(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor, and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health‑care‑insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter‑of‑credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter‑of‑credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) all additional shares of stock and other Equity Interests in which such Grantor shall from time to time acquire any interest in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

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(iii) all indebtedness from time to time owed to such Grantor (all such indebtedness owed to the Grantors, including any indebtedness owed to the Grantors as of the date hereof, collectively being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(iv) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) all contract rights of each Grantor including, without limitation, each Hedging Agreement, to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder (all such Collateral being the “Agreement Collateral”);

(f) the following (collectively, the “Account Collateral”):

(i) the Pledged Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash and Cash Equivalents and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts);

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(g) the following (collectively, the “Intellectual Property Collateral”):

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(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent‑to‑use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent‑to‑use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as defined below), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know‑how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule III hereto, together with all reissues, divisions, continuations, continuations‑in‑part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule III hereto (“IP Agreements”); and

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(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages, but in any event excluding any intellectual property component of any undivided interest of any Grantor in a joint operating agreement, the terms of which preclude the granting of a separate security interest in such intellectual property component;

(h) to the extent that such commercial tort claims may lawfully be pledged or assigned under the laws of any relevant jurisdiction, the commercial tort claims described in Schedule IV hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 13, the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral;
(j) all general intangibles; and

(k) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (j) of this Section 1), and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

Notwithstanding the foregoing, the Collateral shall not include:  (a) any Grantor’s right, title or interest in any permit, lease, license, contract or other agreement, to which such Grantor is a party to the extent, but only to the extent, that the creation by such Grantor of any lien or encumbrance thereon, would, under the terms of such permit, lease, license, contract or other agreement constitute or result in (i) the abandonment, invalidation, or unenforceability of any such right, title or interest of such Grantor therein or (ii) a breach or termination pursuant to the terms thereof, or a default under such permit, lease, license, contract or other agreement (other than to the extent that any such term would be rendered unenforceable or otherwise deemed ineffective by the UCC (including Sections 9‑406, 9‑407, 9‑408 and 9‑409 thereof) of any relevant jurisdiction or any other legal or regulatory requirement or principle of equity); provided that (A) immediately upon the ineffectiveness, lapse or termination of any such terms, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights, title and interests as if such provision had never been in effect and (B) to the extent that any such permit, lease, license, contract or other agreement would otherwise constitute Collateral (but for the provisions of this paragraph), all proceeds resulting from the sale or disposition by any Grantor of any rights, title or interests of such Grantor under such permit, lease, license contract or other agreement shall constitute Collateral; (b) any Equipment owned by any Grantor that is subject to a purchase money lien or a Capital Lease Obligation if the contract or other agreement in which such lien or encumbrance is granted (or the

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documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than such Grantor as a condition to the creation of any other lien or encumbrance on such equipment for so long as such encumbrance is not removed, terminated, or rendered unenforceable or otherwise deemed ineffective by the UCC (including Section 9‑406, 9‑407, 9‑408 and 9‑409 of the UCC) of any relevant jurisdiction or any other legal or regulatory requirement or principle of equity; (c) any letter‑of‑credit rights solely to the extent any Grantor is required by applicable law to apply the proceeds of a drawing of such letter of credit for a specified purpose; (d) any monies, checks, securities or other items on deposit or otherwise held in deposit accounts or trust accounts specifically and exclusively used for payroll, payroll taxes, deferred compensation and other employee wage and benefit payments to or for the benefit of any Grantor’s employees; (e) any Excluded Assets at any time; and (f) Equity Interests issued by any First-Tier Foreign Subsidiary (collectively, the “Excluded Property”).  It is acknowledged and agreed that the Excluded Property shall not constitute Collateral hereunder until such time as such property or assets shall no longer constitute Excluded Property.

Section 2. Security for Obligations. This Agreement secures, in the case of each Grantor, the payment and performance of the following (collectively, the “Secured Obligations”):

(a) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all Obligations described in clause (a) of the definition thereof (as defined in the Credit Agreement) and all principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not a claim for post‑petition interest is allowed in any such proceeding), fees, costs and indemnities) of such Grantor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which such Grantor is a party (including, without limitation, all such obligations, liabilities and indebtedness of such Grantor under the Credit Party Guaranty with respect to the Credit Document Obligations (as defined in the Credit Party Guaranty)) and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Credit Document;

(b) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Grantor to each Secured Hedge Counterparty under any Secured Hedging Agreement, whether now in existence or hereafter arising (including, without limitation, all obligations, liabilities and indebtedness of such Grantor under the Credit Party Guaranty with respect to the Secured Hedge Obligations (as defined in the Credit Party Guaranty)), and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement;

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(c) the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all Obligations (as defined in the LC Procurement Agreement) and all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of such Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Grantor to the Payee under the LC Procurement Documents, whether now in existence or hereafter arising (including, without limitation, all obligations, liabilities and indebtedness of such Grantor under the Credit Party Guaranty with respect to the LC Procurement Document Obligations (as defined in the Credit Party Guaranty)), and the due performance and compliance by such Grantor with all of the terms, conditions and agreements contained in each LC Procurement Document;

(d) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;

(e) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Grantor referred to in clauses (a), (b) and (c) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(f) all amounts paid by any Indemnitee (as defined below) as to which such Indemnitee has the right to reimbursement under Section 19 of this Agreement; and
(g) all amounts owing to any Agent pursuant to any of the Credit Documents, Secured Hedging Agreements or LC Procurement Documents in its capacity as such;

it being acknowledged and agreed that the Secured Obligations shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement.

Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Creditor under the Secured Debt Agreements but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

Section 3. Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Creditor shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement, any other Credit Document, any Secured

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Hedging Agreement or any other LC Procurement Document, nor shall any Secured Creditor be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral.  (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent, for the benefit of the Secured Creditors, pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent.  The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(a) With respect to any Security Collateral that constitutes an uncertificated security, the relevant Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).

(b) With respect to any Security Collateral that constitutes a security entitlement as to which the Collateral Agent is not the securities intermediary, the relevant Grantor will at all times following the Effective Date (or such later date as may be applicable pursuant to Section 5.16 of the Credit Agreement) cause the securities intermediary with respect to such securities account or security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder thereof or (ii) to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Securities Account Control Agreement” or “Securities/Deposit Account Control Agreement,” respectively).

(c) The Collateral Agent shall have the right, at any time in its discretion and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 10.

(d) Upon the request of the Collateral Agent, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. So long as any Loans or any other Secured Obligations shall remain unpaid or any Secured Debt Agreement shall be in effect:

(a) Each Grantor will maintain deposit accounts only with the Collateral Agent or with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of

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funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided,  however, this Section 5(a) shall not apply to (i) any deposit account with a principal balance that does not exceed, or has not exceeded within the past 12 months, $250,000 or (ii) that certain deposit account maintained with JPMorgan Chase Bank in Houston, Texas (reference Endeavour Operating CO 010 General – Enertia), unless and until the principal balance of such account on any day exceeds $250,000);

(b) Each Grantor will (i) promptly instruct each Person obligated at any time to make any payment to such Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account, and (ii) deposit in a Pledged Deposit Account, at the end of each Business Day, all proceeds of Collateral and all other cash of such Grantor in excess of $250,000 in the aggregate;

(c) Each Grantor agrees that it shall not close any Pledged Deposit Account or terminate any Deposit Account Control Agreement, in each case, without the prior written consent of the Collateral Agent; and

(d) The Collateral Agent may, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to satisfy the Grantor’s obligations under the Credit Documents, the Secured Hedging Agreements or the LC Procurement Documents; provided, that the Collateral Agent may only exercise any such rights if an Event of Default shall have occurred and be continuing.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule V hereto.  Such Grantor has no trade names other than as listed on Schedule III hereto.  Within the five years preceding the date hereof, such Grantor has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Credit Agreement and the LC Procurement Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Credit Documents or the LC Procurement Documents or as otherwise permitted under the Credit Agreement and the LC Procurement Agreement.

(c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule VII hereto or at another location as to which such Grantor has 10 HN\1119607.7 complied with the requirements of Section 8.  Such Grantor has exclusive possession and control of its Equipment and Inventory, other than Inventory stored at any leased premises or warehouse for which a landlord’s or warehouseman’s agreement, in form and substance satisfactory to the Collateral Agent, is in effect.

(d) None of the Receivables or Agreement Collateral is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.
(e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f) The Pledged Equity pledged by such Grantor hereunder has been duly authorized and validly issued and is fully paid and non-assessable.  The Pledged Debt pledged by such Grantor hereunder has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and is not in default.

(g) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto.  As of the date hereof, (i) the Pledged Debt described on Schedule I hereto constitutes all of the outstanding Indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated and (ii) other than as set forth on Schedule I hereto, there is no Pledged Debt outstanding.

(h) Such Grantor has no deposit accounts, other than (i) the Pledged Deposit Accounts listed on Schedule II hereto and (ii) the additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

(i) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Creditors a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; all filings and other actions (including, without limitation, (A) actions necessary to obtain control of Collateral as provided in Sections 9‑104, 9‑106 and 9‑107 of the UCC and (B) actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral, as required by the Collateral Agent) to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken, or to the extent such actions have not been completed as of the date hereof, will be duly made or taken promptly following the execution and delivery hereof, and in any event within two Business Days of the date hereof; and such security interest is (or will be upon the completion of such actions not yet completed) first priority (subject to the terms of the Intercreditor Agreement); provided, that (1) no Grantor shall be deemed to represent pursuant to the foregoing that this Agreement creates a valid security interest in any Pledged Equity Interests of any Person that is not organized under the laws of the United States or any state thereof and (2) no steps have been taken in order to perfect any such security interest in the Pledged Equity Interests referred to in clause (1) above.

(j) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or

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performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including, subject to the Intercreditor Agreement, the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have either been filed or will be filed promptly (and in any event within two Business Days after the execution and delivery of this Agreement), the other actions required by the Collateral Agent as referred to in clause (i) above and the actions described in Section 4 with respect to the Security Collateral, which actions have been taken, or will be taken promptly after the execution and delivery of this Agreement, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally; provided, that the Collateral Agent acknowledges and agrees that no Grantor is making (or will be deemed to have made) the foregoing representations with respect to any Pledged Equity Interests of any Person that is not organized under the laws of the United States or any state thereof.

(k) As of the date hereof, the aggregate fair market value of all Intellectual Property Collateral of the Credit Parties is less than $100,000.

Section 7. Further Assurances.  (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor:  (i) if any such Collateral shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (ii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iii) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(a) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

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(b) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor subject to this Agreement and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(c) Each Grantor will furnish to the Collateral Agent, at any time upon the reasonable request of the Collateral Agent, an opinion of counsel, from outside counsel reasonably satisfactory to the Collateral Agent, to the effect that all financing or continuation statements have been filed, and all other action has been taken to perfect continuously from the date hereof the security interest granted hereunder; provided, that no Grantor shall be required pursuant to this Section 7(d) to deliver opinions with respect to the perfection of any such security interest in the Pledged Equity Interests of any Person that is not organized under the laws of the United States or any state thereof.

Section 8. Post‑Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts.  (a) No Grantor will change its name, type of organization, jurisdiction of organization, organizational identification number or location, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a registered organization ceasing to constitute same or (y) such Grantor changing its jurisdiction of organization or location from the United States or a State thereof to a jurisdiction of organization or location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent  not less than 15 days’ prior written notice of each change to the information listed on Schedule V (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Schedule V which shall correct all information contained therein for such Grantor, and (ii) in connection with such change or changes, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect.  In addition, to the extent that such Grantor does not have an organizational identification number and later obtains one, such Grantor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably satisfactory to the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.

(a) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts.  In connection with such collections, such Grantor may take such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided,  however, that the Collateral Agent shall have the right at any time following the occurrence of an Event of Default, and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements, Receivables and Related Contracts of the assignment of such Assigned Agreements, Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements,

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Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9‑607 of the UCC.  After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be deposited in a cash collateral account and applied as provided in Section 18(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon.  No Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements, Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 9. As to Intellectual Property Collateral.  Each Grantor hereby agrees that, if at any time, and from time to time, the aggregate fair market value of the Intellectual Property Collateral of all the Credit Parties shall exceed $100,000, then the Grantors shall:

(a) With respect to each item of its Intellectual Property Collateral, each Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Section 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation in part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.  No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect, in which case, such Grantor will give prompt notice of any such abandonment to the Collateral Agent.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership of any of the Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same,

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or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral.

(c) In the event that any Grantor becomes aware that any item of the Intellectual Property Collateral is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Grantor or the Collateral Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) Each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral.  No Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain.

(e) Each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(f) Each Grantor agrees that, should it obtain an ownership interest in any item of the type set forth in Section 1(g) (excluding any intellectual property component of any undivided interest of any Grantor in a joint operating agreement, the terms of which preclude the granting of a separate security interest in such intellectual property component; except to the extent any such terms are rendered ineffective by Sections 9‑406, 9‑407, 9‑408 or 9‑409 of the UCC) that is not on the date hereof a part of the Intellectual Property Collateral, and such acquisition shall cause the total aggregate value of the Intellectual Property Collateral to exceed $100,000 (“After‑Acquired Intellectual Property”), then (i) the provisions of this Agreement shall automatically apply thereto, (ii) any such After‑Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto and (iii) in the case of the first such ownership interest obtained in After‑Acquired Intellectual Property, within ten business days following the date on which each such Grantor obtains such ownership interest each such Grantor shall execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other Governmental Authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

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(g) If, at the end of each fiscal quarter of each Grantor following the execution of the Intellectual Property Security Agreement, the acquisition of After‑Acquired Intellectual Property shall have caused the total aggregate value of the Intellectual Property Collateral to exceed $100,000, such Grantor shall give prompt written notice to the Collateral Agent identifying any additional After‑Acquired Intellectual Property acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After‑Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After‑Acquired Intellectual Property.

Section 10. Voting Rights; Dividends; Etc. (a) So long as no Default or Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose; provided however, that such Grantor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Security Collateral or any part thereof or of the rights of the Secured Creditors therein.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Credit Documents; provided,  however, that any and all

(A) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral,

(B) dividends and other distributions paid or payable in cash in respect of any Security Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus; and

(C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Security Collateral,

that in each case are not otherwise expressly permitted to be retained by such Grantor pursuant to the terms of the Credit Agreement shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

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(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(h) Upon the occurrence and during the continuance of a Default or Event of Default:

(i) All rights of each Grantor (A) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 10(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (B) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 10(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 10(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 11. As to the Assigned Agreements.  (a) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the assignment and pledge to the Collateral Agent for benefit of the Secured Creditors of each Assigned Agreement to which it is a party by any other Grantor hereunder.

(a) Each Grantor agrees, and has effectively so instructed each other party to each Assigned Agreement to which it is a party, that all payments due or to become due under or in connection with such Assigned Agreement will be made directly to a Pledged Deposit Account.

(b) All moneys received or collected pursuant to subsection (b) above and not deposited directly into a Pledged Deposit Account shall be applied as provided in Section 18(b).

Section 12. As to Letter‑of‑Credit Rights.  Upon the occurrence of a Default or Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (a) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (b) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 13. Commercial Tort Claims.  Each Grantor will promptly give notice to the Collateral Agent of any material commercial tort claim capable of lawfully being pledged or assigned that may arise after the date hereof and will immediately execute or otherwise

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authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Section 14. Transfers and Other Liens; Additional Shares.  (a) Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the Secured Debt Agreements, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under the Secured Debt Agreements and Liens permitted under the Secured Debt Agreements.

(a) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in addition to or in substitution for the Pledged Equity issued by such issuer, except to such Grantor, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities (except to the extent constituting Excluded Property).

Section 15. Collateral Agent Appointed Attorney in Fact.  Following the occurrence and during the continuance of a Default or Event of Default, each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to this Agreement,
(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,
(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 16. Collateral Agent May Perform.  If any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 19.

Section 17. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Creditors’ interest in the Collateral 18 HN\1119607.7 and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Creditor has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(a) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the benefit of the Secured Creditors, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided,  however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 18. Remedies.

If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise

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require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9‑607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied in whole or in part by the Collateral Agent for the benefit of the Secured Creditors against, all or any part of the Secured Obligations in the following order:

(i) FIRST, to the payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Debt Agreement,
(ii) SECOND, to the payment in full of the Secured Obligations on a ratable basis in accordance with the terms of the applicable Secured Debt Agreements, and

(iii) THIRD, after payment of all Secured Obligations, to Holdings, the Borrowers, the Payee and the other Grantors or their successors and assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

The provisions of this Section 18(b) (i) shall inure solely to the benefit of each of the Secured Creditors and their respective successors and assigns and (ii) are intended solely for the purpose of defining the relative rights of the Secured Creditors.  No Grantor or any other creditor thereof (including, without limitation, any Person who is entitled to or is otherwise granted a ratable Lien over any Collateral pursuant to any contractual obligation of any Grantor) shall have any rights hereunder.  Nothing in this Agreement is intended to or shall impair the obligations of the Borrowers or any other Grantor, which are absolute and unconditional, to pay the Secured Obligations owing to the Secured Creditors as and when the same shall become due and payable in accordance with the terms of the Credit Documents, the Secured Hedging Agreements or the LC Procurement Documents, as applicable.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

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(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” (or similar term) as defined in and under such Agreement.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know‑how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(g) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 18, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:

(i) execute and deliver, and cause each issuer of such Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Security Collateral under the provisions of the Securities Act of 1933 (as amended from time to time, the “Securities Act”), to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii) use its best efforts to qualify the Security Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Collateral Agent;

(iii) cause each such issuer of such Security Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

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(iv) provide the Collateral Agent with such other information and projections as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Security Collateral; and

(v) do or cause to be done all such other acts and things as may be necessary to make such sale of such Security Collateral or any part thereof valid and binding and in compliance with applicable law.

(h) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 18, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (g)(i) above; (ii) any information and projections provided to it pursuant to subsection (g)(iv) above; and (iii) any other information in its possession relating to such Security Collateral.

(i) Each Grantor acknowledges the impossibility of ascertaining the amount of damages that would be suffered by the Secured Creditors by reason of the failure by such Grantor to perform any of the covenants contained in subsection (g) above and, consequently, agrees that, if such Grantor shall fail to perform any of such covenants, it will pay, as liquidated damages and not as a penalty, an amount equal to the value of the Security Collateral on the date the Collateral Agent shall demand compliance with subsection (g) above.

Section 19. Indemnity and Expenses.  Each Grantor agrees, jointly and severally, to indemnify each Secured Creditor and each of their respective Affiliates and the respective directors, trustees, officers, employees, agents and advisors of each Secured Creditor and their respective Affiliates (each, a “Related Party”) against, and to hold each Secured Creditor and each Related Party of each Secured Creditor (each such person being called an “Indemnitee”) harmless from all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (collectively, the “Liabilities”), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Secured Debt Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Secured Creditor or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by such Grantor or its Subsidiaries, or any Environmental Liability related in any way to such Grantor or its Subsidiaries;  provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee or any proceeding not involving an act or omission by any Secured Creditor or any of their respective Affiliates that is brought by an Indemnitee against any other Indemnitee (other than disputes involving claims against an Agent in its capacity as such).  To the extent permitted by applicable law, no Grantor shall assert, and each Grantor hereby waives, any claim against any Indemnitee,

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on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby.

Section 20. Amendments; Waivers; Additional Grantors; Etc.  (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by each Grantor directly affected thereby (it being understood that the addition or release of any Grantor hereunder shall not constitute an amendment, modification, waiver or consent affecting any Grantor other than the Grantor so added or released), and the Collateral Agent (at the direction of the Required Secured Creditors), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(a) For the purpose of this Agreement, “Required Secured Creditors” shall mean (i) at any time when any Secured Obligations of the type described in Section 2(a) are outstanding, the Required Lenders (or, to the extent provided in Section 9.08 of the Credit Agreement, each of the Lenders), and (ii) at any time when all of Secured Obligations of the type described in Section 2(a) have been paid in full, the holders of at least a majority of the outstanding Secured Obligations of the types described in Sections 2(b) and 2(c). No failure on the part of the Collateral Agent or any other Secured Creditor to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit D hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Credit Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Secured Debt Agreements to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 21. Notices, Etc.   Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:  (a) in the case of any Grantor, c/o Endeavour International Corporation, 811 Main Street, Suite 2100, Houston, Texas 77002, Attention: Chief Financial Officer, Facsimile: (713) 307-8794; (b) in the case of the Collateral Agent, to it at Credit Suisse, Eleven Madison Avenue, 23rd Floor, New York, NY  10010, Attn:  Loan Operations – Boutique Management, Telephone No.:  (212) 538‑3525, Email:  Ops-collateral@credit-suisse.com; (c) in the case of any Lender, at such address as such Lender shall have specified in the Credit Agreement; (d) in the case of any Secured Hedge Counterparty, at such address as such Secured Hedge Counterparty shall have specified in writing to each Grantor and the Collateral Agent; and (e) in the case of Payee, at such address as Payee shall have specified in the LC Procurement Agreement.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax (or

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other electronic communications pursuant to procedures approved by the Collateral Agent) or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 21 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 21.  As agreed to among the Grantors, the Secured Creditors and the Collateral Agent from time to time, notices and other communications may also be delivered by e mail to the e mail address of a representative of the applicable Person provided from time to time by such Person and shall be deemed to have been given as of the date of receipt thereof.

Section 22. Continuing Security Interest; Assignments under the Credit Agreement.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the later of (i) the payment in full in cash (it being understood for the purposes of this Agreement that receipt of Collateral pursuant to a credit bid shall be regarded as cash) of the Secured Obligations and the termination of the Commitments and (ii) the termination or expiration of the Secured Hedging Agreements, (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Creditors and their respective successors, transferees and assigns.  Without limiting the generality of the foregoing, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitment, the Loans owing to it and the Note or Notes) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lenders herein or otherwise, in each case as provided in Section 9.04 of the Credit Agreement.

Section 23. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor effected in accordance with the terms of the Secured Debt Agreements, then the security interest hereunder shall be released, and the Collateral Agent will, at such Grantor’s reasonable request and at such Grantor’s sole expense, take all steps necessary to evidence such release; provided,  however, that at the time of such request and such release no Default or Event of Default shall have occurred and be continuing.

(a) Upon the later of (i) the payment in full in cash of the Secured Obligations and the termination of the Commitments and (ii) the termination or expiration of the Secured Hedging Agreements, the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor.  Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) Any Grantor which is designated as an Unrestricted Subsidiary pursuant to Section 6.08 of the Credit Agreement and 8.08 of the LC Procurement Agreement shall, upon notification of such designation in writing to the Collateral Agent, be released as a Grantor hereunder, in which case the Collateral Agent will, at such Grantor’s reasonable request and at such Grantor’s sole expense, take all steps necessary to evidence such release.

Section 24. Security Interest Absolute.  The Obligations of each Grantor under this Agreement are independent of the Secured Obligations or any other Obligations of any other Credit Party under or in respect of the Secured Debt Documents, and a separate action or actions

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may be brought and prosecuted against each Grantor to enforce this Agreement, irrespective of whether any action is brought against such Grantor or any other Credit Party or whether such Grantor or any other Credit Party is joined in any such action or actions.  All rights of the Collateral Agent and the other Secured Creditors and the pledge, assignment and security interest hereunder, and all obligations of each Grantor hereunder, shall be irrevocable, absolute and unconditional irrespective of, and each Grantor hereby irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Secured Debt Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other Obligations of any other Credit Party under or in respect of the Secured Debt Agreements or any other amendment or waiver of or any consent to any departure from any Secured Debt Agreement, including, without limitation, any increase in the Secured Obligations resulting from the extension of additional credit to any Credit Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations;

(d) any manner of application of any Collateral or any other collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Secured Obligations or any other Obligations of any other Credit Party under or in respect of the Secured Debt Agreements or any other assets of any Credit Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Credit Party or any of its Subsidiaries;

(f) any failure of any Secured Creditor to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, assets, nature of assets, liabilities or prospects of any other Credit Party now or hereafter known to such Secured Creditor (each Grantor waiving any duty on the part of the Secured Creditors to disclose such information);

(g) the failure of any other Person to execute this Agreement or any other Security Document, guaranty or agreement or the release or reduction of liability of any Grantor or other grantor or surety with respect to the Secured Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Creditor that might otherwise constitute a defense available to, or a discharge of, such Grantor or any other Grantor or a third party grantor of a security interest.

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This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Secured Obligations is rescinded or must otherwise be returned by any Secured Creditor or by any other Person upon the insolvency, bankruptcy or reorganization of any Credit Party or otherwise, all as though such payment had not been made.

Section 25. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement.

Section 26. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY COMPETENT NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR LC PROCUREMENT DOCUMENT TO WHICH ANY GRANTOR IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE SECURED CREDITORS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR LC PROCUREMENT DOCUMENT TO WHICH ANY GRANTOR IS A PARTY AGAINST THE GRANTORS OR THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE 26 HN\1119607.7

TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR LC PROCUREMENT DOCUMENT TO WHICH ANY GRANTOR IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 21.  NOTHING IN THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OTHER LC PROCUREMENT DOCUMENT TO WHICH ANY GRANTOR IS A PARTY WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT OR ANY OTHER LC PROCUREMENT DOCUMENT TO WHICH ANY GRANTOR IS A PARTY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 26.

Section 27. Acknowledgment of Liens.

(a) Each Grantor, the Collateral Agent and each Secured Creditor agrees and acknowledges that (i) the grants of Liens pursuant to the Secured Debt Agreements constitute three separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Secured Obligations described in clauses (a), (b) and (c) of Section 2 hereof are fundamentally different from the Secured Obligations described in the other clauses (a), (b) and (c) of Section 2 hereof, as applicable, and must be separately classified in any plan of reorganization proposed or adopted in any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect.

(b) In the event a proceeding under any Debtor Relief Law shall be commenced by or against any Grantor (a “Bankruptcy Proceeding”), Payee and Secured Hedge Counterparties shall not, so long as any Secured Obligations of the type described in Section 2(a) are outstanding, oppose or object to any disposition of any Collateral free and clear of the Liens of such Secured Creditors or other claims under Section 363 of the Bankruptcy Code, if the Lender Creditors, or a representative authorized by the Lender Creditors, shall consent to such disposition.

27

HN\1119607.7

(c) Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

28

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IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

ENDEAVOUR INTERNATIONAL
CORPORATION

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

ENDEAVOUR OPERATING CORPORATION

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

ENDEAVOUR ENERGY NORTH SEA L.P.

By:	Endeavour Energy North Sea LLC,
its general partner

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

ENDEAVOUR INTERNATIONAL HOLDING
B.V.

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

ENDEAVOUR ENERGY UK LIMITED

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

END Finco LLC

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

ENDEAVOUR ENERGY NORTH SEA LLC

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

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Acknowledged and agreed as of the date hereof:

CREDIT SUISSE AG, CAYMAN ISLANDS
BRANCH, as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

Signature Page to
U.S. Security Agreement

HN\1119607.7

SCHEDULE I

INVESTMENT PROPERTY

Part I

Initial Pledged Equity

Grantor	Issuer	Class of Equity Interest	Par Value	Number of Shares	Certificate Number	Percentage of outstanding shares

Schedule I-1

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Part II

Pledged Debt

Schedule I-2

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Part III

Other Investment Property

This Schedule I Part III incorporates all Pledged Deposit Accounts as set out in Schedule II.

Grantor	Sort Code	Bank Account Number	Designation

Schedule I-3

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SCHEDULE II

Pledged Deposit Accounts

Grantor	Sort Code	Bank Account Number	Designation	Location of Account

Schedule II-1

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SCHEDULE III

INTELLECTUAL PROPERTY

Trademarks:

#	Domain Name	Registrant Name	Registrant Organization	Expiration Date
1

Copyrights:

Patents:

Schedule III-1

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SCHEDULE iV

COMMERCIAL TORT CLAIMS

Schedule IV-1

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SCHEDULE V

LEGAL NAME, LOCATION, CHIEF EXECUTIVE OFFICE, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION AND ORGANIZATIONAL IDENTIFICATION NUMBER

Grantor's Legal Name	Location	Chief Executive Office	Type of Organization	Jurisdiction of Organization	Organizational I.D. No.

Schedule V-1

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SCHEDULE VI

CHANGES IN NAME, LOCATION ETC.

Schedule VI-1

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SCHEDULE VII

LOCATIONS OF EQUIPMENT AND INVENTORY

Schedule VII-1

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EXHIBIT A

TO

THE U.S. SECURITY AGREEMENT

FORM OF CONSENT AND AGREEMENT

The undersigned hereby (a) acknowledges notice of, and consents to the terms and provisions of, the U.S. Security Agreement dated as of January 24, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; the terms defined therein being used herein as therein defined) from ______________ (the “Grantor”) and certain other grantors from time to time party thereto to Credit Suisse AG, acting through one or more of its branches and affiliates, as Collateral Agent, for the Secured Creditors, (b) consents in all respects to the pledge and assignment to the Collateral Agent of all of the Grantor’s right, title and interest in, to and under the Assigned Agreement (as defined below) pursuant to the Security Agreement, (c) acknowledges that the Grantor has provided it with notice of the right of the Collateral Agent in the exercise of its rights and remedies under the Security Agreement to make all demands, give all notices, take all actions and exercise all rights of the Grantor under the Assigned Agreement, and (d) agrees with the Collateral Agent that:

(1) A true copy of the agreement between the undersigned and the Grantor dated ________ ___, _______ (the “Assigned Agreement”), including, without limitation, all amendments, modifications, restatements and supplements is attached hereto as Schedule 1.  The Assigned Agreement is in full force and effect, and the undersigned is not aware of any default under the Assigned Agreement or any event that would give any party the right to terminate or rescind the Assigned Agreement.  No prepayments have been made of any amounts to become due under the Assigned Agreement.

(2) The undersigned will make all payments to be made by it under or in connection with the Assigned Agreement directly to a Pledged Deposit Account or otherwise in accordance with the instructions of the Collateral Agent.

(3) All payments referred to in paragraph (2) above shall be made by the undersigned irrespective of, and without deduction for, any counterclaim, defense, recoupment or set off and shall be final, and the undersigned will not seek to recover from any Secured Creditor for any reason any such payment once made.

(4) The Collateral Agent or its designee shall be entitled to exercise any and all rights and remedies of the Grantor under the Assigned Agreement in accordance with the terms of the Security Agreement, and the undersigned shall comply in all respects with such exercise.

(5) The undersigned will not, without the prior written consent of the Collateral Agent, (i) cancel or terminate the Assigned Agreement or consent to or accept any cancellation or termination thereof, or (ii) amend, amend and restate, supplement or

Exhibit A-1

HN\1119607.7

otherwise modify the Assigned Agreement, except, in each case, to the extent otherwise permitted under the Credit Agreement referred to in the Security Agreement.

(6) In the event of a default by the Grantor in the performance of any of its obligations under the Assigned Agreement, or upon the occurrence or non‑occurrence of any event or condition under the Assigned Agreement which would immediately or with the passage of any applicable grace period or the giving of notice, or both, enable the undersigned to terminate or suspend its obligations under the Assigned Agreement, the undersigned shall not terminate the Assigned Agreement until it first gives the Collateral Agent written notice of the default and permits the Collateral Agent to cure the default within a period of 60 days after the later of (i) notice of default having been given to the Collateral Agent by the undersigned and (ii) the expiration of the applicable cure period provided in the Assigned Agreement for the Grantor to cure the default.

(7) The undersigned shall deliver to the Collateral Agent, concurrently with the delivery thereof to the Grantor, a copy of each notice, request or demand given by the undersigned pursuant to the Assigned Agreement.

(8) Except as specifically provided in this Consent and Agreement, neither the Collateral Agent nor any other Secured Creditor shall have any liability or obligation under the Assigned Agreement as a result of this Consent and Agreement, the Security Agreement or otherwise.

(9) Upon the enforcement of the Security Agreement by the Collateral Agent and the transfer of the Assigned Agreement to a transferee, the undersigned will recognize the transferee as the counterparty to the Assigned Agreement in the place and stead of the Grantor.

In order to induce the Lenders to make Loans, the Secured Hedge Counterparties to enter into Secured Hedging Agreements and the procurement by the Payee of the issuance of letters of credit pursuant to the LC Issuance Documents, the undersigned repeats and reaffirms for the benefit of the Secured Creditors the representations and warranties made by it in the Assigned Agreement.

This Consent and Agreement shall be binding upon the undersigned and its successors and assigns, and shall inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Creditors and their successors, transferees and assigns.  This Consent and Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit A-2

HN\1119607.7

IN WITNESS WHEREOF, the undersigned has duly executed this Consent and Agreement as of the date set opposite its name below.

Dated:  _________ ___, 20[__]

[NAME OF OBLIGOR]

By:
Name:
Title:

Exhibit A-3

HN\1119607.7

EXHIBIT B

TO

THE U.S. SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated ____ __, 201[__], is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of Credit Suisse AG, acting through one or more of its branches and affiliates, as Collateral Agent (as defined in the Security Agreement referred to below) for the Secured Creditors (as defined in the Security Agreement referred to below).

WHEREAS, Endeavour International Corporation, a Nevada corporation, as holdings (“Holdings”), Endeavour International Holdings B.V., a private limited company organized under the laws of the Netherlands (“EIH”) and End Finco LLC, a Delaware limited liability company (“DE Borrower” and, with EIH, each a “Borrower” and collectively, the  “Borrowers”), Credit Suisse AG, as collateral agent (the “Collateral Agent”), and the lenders from time to time party thereto (the “Lenders”) have entered into a Credit Agreement, dated as of January 24, 2014 (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement” and the Lenders, the Administrative Agent, the Collateral Agent, the Arranger and each other Agent thereto being the “Lender Creditors”).

WHEREAS, Holdings, as holdings, Endeavour Energy UK Limited, a private limited company registered in laws of England and Wales, as payer (“EEUK”), LC Finco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, pending registration with the Luxembourg Register of Commerce and Companies and having a share capital of USD 20,000 (“Payee”), and the Collateral Agent have entered into that certain LC Procurement Agreement, dated as of January 24, 2014 (as amended, modified, restated and/or supplemented from time to time, the “LC Procurement Agreement”), pursuant to which  EEUK has instructed Payee to enter into LC Issuance Documents (as defined in the LC Procurement Agreement) with Credit Suisse AG, London Branch (“LC Bank”) and, as applicable, the Collateral Agent, as of the Closing Date and will instruct Payee to enter into LC Issuance Documents from time to time thereafter pursuant to which Payee will instruct the LC Bank to issue letters of credit and (b) EEUK has agreed to reimburse Payee for certain payments made in connection with such LC Issuance Documents and to pay Payee certain fees for the procurement of the issuance of the letters of credit.

WHEREAS, the Grantors may at any time and from time to time enter into one or more Secured Hedging Agreements with one or more Secured Hedge Counterparties.

Exhibit B-1

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WHEREAS, as a condition precedent to the making of the Loans pursuant to the Credit Agreement, the entering into of Secured Hedging Agreements by Approved Hedge Counterparties and the procurement by the Payee of the issuance of letters of credit pursuant to the LC Issuance Documents, each Grantor has executed and delivered that certain U.S. Security Agreement dated January 24, 2014 made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).  Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed therein to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities within ten Business Days following the acquisition of any After‑Acquired Intellectual Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

Section 1. Grant of Security.  Each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent‑to‑use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent‑to‑use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyrights, whether registered or unregistered, now owned or hereafter acquired by such Grantor, including, without limitation, the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations‑in‑part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

Exhibit B-2

HN\1119607.7

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

Section 2. Security for Obligations.  The grant of a security interest in, the Collateral by each Grantor under this IP Security Agreement secures the payment of all Secured Obligations of such Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Creditor under the Credit Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

Section 3. Recordation.  Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

Section 4. Execution in Counterparts.  This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 5. Grants, Rights and Remedies.  This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement.  Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

Section 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signatures on following page]

Exhibit B-3

HN\1119607.7

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Address for Notices:

Exhibit B-4

HN\1119607.7

EXHIBIT C

TO

THE U.S. SECURITY AGREEMENT

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated _____ __, 201[_], is made by the Person listed on the signature page hereof (the “Grantor”) in favor of Cyan Partners, LP, as Collateral Agent (such term used herein as defined in the Security Agreement referred to below); for the Secured Creditors (used herein as defined in the Security Agreement referred to below).

WHEREAS, Endeavour International Corporation, a Nevada corporation (“Holdings”), as holdings, Endeavour International Holdings B.V., a private limited company organized under the laws of the Netherlands (“EIH”) and End Finco LLC, a Delaware limited liability company (“DE Borrower” and, with EIH, each a “Borrower” and collectively, the  “Borrowers”), Credit Suisse AG, as collateral agent (the “Collateral Agent”), the lenders from time to time party thereto (the “Lenders”) have entered into a Credit Agreement, dated as of January 24, 2014 (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement” and the Lenders, the Administrative Agent, the Collateral Agent, the Arranger and each other Agent thereto being the “Lender Creditors”).

WHEREAS, Holdings, as holdings, Endeavour Energy UK Limited, a private limited company registered in laws of England and Wales, as payer (“EEUK”), LC Finco S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, whose registered office is 40, Avenue Monterey, L-2163 Luxembourg, Grand Duchy of Luxembourg, pending registration with the Luxembourg Register of Commerce and Companies and having a share capital of USD 20,000 (“Payee”), and the Collateral Agent have entered into that certain LC Procurement Agreement, dated as of January 24, 2014 (as amended, modified, restated and/or supplemented from time to time, the “LC Procurement Agreement”), pursuant to which  EEUK has instructed Payee to enter into LC Issuance Documents (as defined in the LC Procurement Agreement) with Credit Suisse AG, London Branch (“LC Bank”) and, as applicable, the Collateral Agent, as of the Closing Date and will instruct Payee to enter into LC Issuance Documents from time to time thereafter pursuant to which Payee will instruct the LC Bank to issue letters of credit and (b) EEUK has agreed to reimburse Payee for certain payments made in connection with such LC Issuance Documents and to pay Payee certain fees for the procurement of the issuance of the letters of credit.

WHEREAS, the Grantors may at any time and from time to time enter into one or more Secured Hedging Agreements with one or more Secured Hedge Counterparties.

Exhibit C-1

HN\1119607.7

WHEREAS, the Grantor and certain other Persons have executed and delivered that certain Security Agreement dated January 24, 2014 made by the Grantor and such other Persons to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated as of _____ __, 20[__] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).  Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

Section 1. Grant of Security.  The Grantor hereby grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in all of the Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

(i) the patents and patent applications set forth in Schedule A hereto (the “Patents”);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent‑to‑use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent‑to‑use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations‑in‑part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

Exhibit C-2

HN\1119607.7

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

Section 7. Security for Obligations.  The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Secured Obligations of the Grantor now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this IP Security Agreement Supplement and the IP Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Creditor under the Credit Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party

Section 8. Recordation.  The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

Section 9. Grants, Rights and Remedies.  This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement.  The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

Section 10. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Address for Notices:

Exhibit C-3

HN\1119607.7

EXHIBIT D

TO

THE U.S. SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

[DATE]

Credit Suisse, as Collateral Agent for

the Secured Creditors

[   ]

[   ]

Attn:

ENDEAVOUR INTERNATIONAL CORPORATION

Ladies and Gentlemen:

Further reference is made to the U.S. Security Agreement, dated January 24, 2014, made by the Grantors party thereto in favor of the Collateral Agent for the benefit of the Secured Creditors (used herein as defined in such security agreement; such security agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).  Terms defined in the Security Agreement and not otherwise defined herein are used herein as defined in the Security Agreement.

Section 1. Grant of Security.  The undersigned hereby grants to the Collateral Agent, for the benefit of the Secured Creditors, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising (collectively, the undersigned’s “Collateral”):  all Equipment, Inventory, Receivables, Related Contracts, Security Collateral (including, without limitation, the shares of stock and other Equity Interests set forth on Part I of Schedule I hereto, the indebtedness set forth on Part II of Schedule I hereto and the securities and securities/deposit accounts set forth on Schedule II hereto), Agreement Collateral, Account Collateral (including, without limitation, the deposit accounts set forth on Schedule II hereto), Intellectual Property Collateral, Commercial Tort Claims Collateral (including, without limitation, the commercial tort claims described in Schedule IV hereto), all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, all general intangibles, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.  Notwithstanding

Exhibit D-1

HN\1119607.7

the foregoing, the Collateral shall not include any Excluded Property until such time as any property or assets shall no longer constitute Excluded Property.

Section 2. Security for Obligations.  The grant of a security interest in, the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Creditor under the Secured Debt Agreements but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Credit Party.

Section 3. Representations and Warranties.  (a) The undersigned’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule V hereto.  The undersigned has no trade names other than as listed on Schedule III hereto.  Within the five years preceding the date hereof, the undersigned has not changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule V hereto except as set forth in Schedule VI hereto.

(a) All of the Equipment of the undersigned is located at the places specified therefor in Schedule VII hereto. Within the five years preceding the date hereof, the undersigned has not changed the location of its Equipment except as set forth in Schedule VI hereto.

(b) The undersigned is not a beneficiary or assignee under any letter of credit other than the letters of credit described in Schedule VIII hereto.
(c) The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Security Agreement with respect to itself and the Collateral granted by it.

Section 4. Obligations Under the Security Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the schedules attached hereto.

Section 5. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.1

Exhibit D-2

HN\1119607.7

Very truly yours,
[NAME OF ADDITIONAL GRANTOR]

By:
Name:
Title:

Address for Notices:

___________________________

1 If the Additional Grantor is not concurrently executing a guaranty or other Credit Document containing provisions relating to submission to jurisdiction and jury trial waiver, add the relevant provisions from the Credit Agreement.

Exhibit D-3

HN\1119607.7

Acknowledged and agreed as of the date hereof:
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

Address for Notices:

Exhibit D-4

HN\1119607.7

EXHIBIT G

ENGLISH DEBENTURE

[See attached.]

Dated 24 January 2014

DEBENTURE

between

ENDEAVOUR ENERGY UK LIMITED
as the Company

and

CREDIT SUISSE AG
as the Collateral Agent

TABLE OF CONTENTS

		Page
1	DEFINITIONS, CONSTRUCTION AND INCORPORATION OF TERMS	3
2	COVENANTS TO PAY	8
3	REPRESENTATIONS	10
4	SECURITY	10
5	FLOATING CHARGE	11
6	FURTHER ASSURANCE	14
7	UNDERTAKINGS WITH RESPECT TO THE CHARGED ASSETS	14
8	FURTHER UNDERTAKINGS	15
9	ACCOUNTS AND RECEIPTS	16
10	THE COLLATERAL AGENT	17
11	RIGHTS OF THE COLLATERAL AGENT	26
12	EXONERATION	28
13	APPOINTMENT OF RECEIVER OR ADMINISTRATOR	28
14	RECEIVER’S POWERS	29
15	PROTECTION OF PURCHASERS	30
16	POWER OF ATTORNEY AND DELEGATION	30
17	APPLICATION OF MONIES RECEIVED UNDER THIS DEBENTURE	31
18	RELEASE OF SECURITY	32
19	POWER OF SEVERANCE	32
20	NEW ACCOUNTS	32
21	SET-OFF	33
22	MISCELLANEOUS	33
23	NOTICES	37
24	CERTIFICATES AND DETERMINATIONS	38
25	PARTIAL INVALIDITY	38
26	COUNTERPARTS	39
27	THIRD PARTIES	39
28	GOVERNING LAW	39
29	ENFORCEMENT	39
Schedule 1 FORM OF NOTICES		40
Schedule 2 PROJECT AGREEMENTS		44
Schedule 3 PROJECT LICENCES		45

THIS DEBENTURE is made on 24 January 2014

BETWEEN:

(1)

ENDEAVOUR ENERGY UK LIMITED, a company registered in England and Wales with registration number 5030838, whose registered office is at 33rd Floor, City Point, One Ropemaker Street, London EC2Y 9UE (the “Company”); and

(2)	CREDIT SUISSE AG as agent and trustee for itself and each of the other Secured Parties (as such term is defined below) (the “Collateral Agent”).

IT IS AGREED as follows:

1.	DEFINITIONS, CONSTRUCTION AND INCORPORATION OF TERMS
1.1	Definitions
(a)

Terms defined in the Credit Agreement (as such term is defined below) shall, unless otherwise defined in this Debenture or unless a contrary intention appears, bear the same meaning when used in this Debenture and the following terms shall have the following meanings:

“Account” means any account now or in the future opened or maintained by the Company with a bank or other financial institution (and any replacement account or subdivision or subaccount of that account), together with all amounts from time to time standing to the credit of, or accrued or accruing on, such account and any monies, proceeds or income paid or payable in respect of such account.

“Administrator” means a person appointed under schedule B1 to the Insolvency Act 1986 to manage the Company’s affairs, business and property.

“Assigned Account” means any Account designated in writing as an Assigned Account by the Collateral Agent in accordance with Clause 9.3 (Accounts after Security becomes enforceable).

“BP” means BP Exploration Operating Company Limited.

“Charged Assets” means the assets mortgaged, charged or assigned pursuant to Clauses 4 (Security) and 5.1 (Creation of floating charge).

“Charges” means Security from time to time created or expressed to be created pursuant to this Debenture.

“Collateral Account” means any Account that may from time to time be opened by the Company with the Collateral Agent pursuant to Clause 9.1(a)(ii) (Accounts general).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a form from time to time recommended by the Loan Market Association or in any other form agreed between the Company and the Collateral Agent.

“Credit Agreement” means that certain credit agreement dated on or about the date of this Debenture between (among others) Endeavour International Holding B.V. and End

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Finco LLC as borrowers, Credit Suisse AG as administrative agent, and the Collateral Agent (as amended, modified, restated or supplemented from time to time).

“Credit Document Obligation” has the meaning given to the term “Obligations” in the Credit Agreement.

“Credit Document Secured Parties” has the meaning given to the term “Secured Parties” in the Credit Agreement.

“Delegate” means a delegate or sub-delegate appointed directly or indirectly pursuant to Clause 16.3 (General delegation).

“Enforcement Date” means the date on which a notice is issued by the Administrative Agent to the Borrowers under article 7 (Events of Default) of the Credit Agreement upon the occurrence of an Event of Default which has occurred and is continuing.

“Enoch PLTPA” means the Enoch pipeline liquids transportation and processing agreement dated 24 February 2006 and made between, among others, the Company and BP.

“Group” means Holdings and its Subsidiary for the time being.

“Hedging Provider” means any Person that is a party to a Hedging Agreement.

“Indemnified Party” has the meaning given to it in the U.S. Security Agreement.

“Insolvency Event” has the meaning given to it in Clause 10.20(a) (Insolvency Events).

“Insurances” means any insurances that are required from time to time to be maintained by, or on behalf of, any Credit Party in respect of the Oil and Gas Properties and/or any activities related thereto, in each case pursuant to the Credit Agreement.

“LC Procurement Agreement Obligation” has the meaning given to the term “Obligation” in the LC Procurement Agreement.

“LPA” means the Law of Property Act 1925.

“Party” means a party to this Debenture.

“Payee” has the meaning given to it in the LC Procurement Agreement.

“Production Payment Security Documents” means:

(i)	the English security agreement entered into between the Company and Cidoval S.à r.l. originally dated 30 April 2013 and subsequently amended and restated on 21 May 2013;
(ii)	the English share charge entered into between Endeavour Energy North Sea, L.P. and Cidoval S.à r.l. originally dated 30 April 2013 and subsequently amended and restated on 21 May 2013;

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(iii)	the U.S. security agreement entered into between, amongst others, Endeavour Energy North Sea, L.P. and Cidoval S.à r.l. dated 30 April 2013 as subsequently amended;
(iv)	the English security agreement entered into between the Company and Sand Waves S.à r.l. dated 12 December 2013;
(v)	the English share charge entered into between Endeavour Energy North Sea, L.P. and Sand Waves S.à r.l. dated 12 December 2013; and
(vi)	the U.S. security agreement entered into between, amongst others, Endeavour Energy North Sea, L.P. and Sand Waves S.à r.l. dated 12 December 2013 as subsequently amended.

“Project Agreements” means:

(vii)

each of the contracts, agreements and documents listed in Schedule 2 (Project Agreements) together with all Related Property Rights and all documents which are supplemental to, or are expressed to be collateral with, or are entered into pursuant to or in connection with, any such contracts, agreements and documents; and

(viii)

any joint operating agreements or unitisation or unit operating agreements, in each case relating to such petroleum production licences, which are, in each case, entered into (or in respect of which the Company acquires an interest) after the date of this Debenture together with all Related Property Rights and all documents which are supplemental to, or are expressed to be collateral with, or are entered into pursuant to or in connection with, any such contracts, agreements and documents.

“Project Documents” means Project Agreements and Project Licences together.

“Project Licences” means:

(ix)

each of the documents listed in Schedule 3 (Project Licences) together with all Related Property Rights and all documents which are supplemental to, or are expressed to be collateral with, or are entered into pursuant to or in connection with, any such contracts, agreements and documents; and

(x)

any petroleum production licences for material oil and gas reserves of the Company which are entered into (or in respect of which the Company acquires an interest) after the date of this Debenture together with all Related Property Rights and all documents which are supplemental to, or are expressed to be collateral with, or are entered into pursuant to or in connection with, any such contracts, agreements and documents, but excluding each of the Project Agreements.

“Receiver” means any person appointed by the Collateral Agent to be a receiver or receiver and manager or administrative receiver of any property subject to the Security created by this Debenture or any part thereof.

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“Related Property Rights” means, in relation to any property or asset:

(i)	the proceeds of sale and/or other realisation of that property or asset (or any part thereof or interest therein);
(ii)	all Security, options, agreements, rights, easements, benefits, indemnities, guarantees, warranties or covenants for title held by the Company in respect of such property or asset; and
(iii)	all the Company’s rights under any lease, licence or agreement for lease, sale or use in respect of such property or asset.

“Secured Agreements” means each Credit Document, each Secured Hedging Agreement and the LC Procurement Agreement, and “Secured Agreement” shall mean any of those agreements.

“Secured Liabilities” has the meaning given to it in Clause 2 (Covenants to pay).

“Secured Parties” means each of:

(i)	the Credit Document Secured Parties; and
(ii)	the Payee.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period from the date of this Debenture until the date on which the Collateral Agent has determined that all of the Secured Liabilities (whether actual or contingent) have been irrevocably and unconditionally paid and discharged in full and no further Secured Liabilities are capable of being outstanding.

(b)	Unless a contrary intention appears, words defined in the Companies Act 2006 have the same meanings in this Debenture.
1.2	Construction

Unless a contrary indication appears, any reference in this Debenture to:

(a)	the “Collateral Agent”, a “Secured Party”, a “Credit Party” or the “Company” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;
(b)	“assets” includes present and future properties, revenues and rights of every description;
(c)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(d)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality) or two or more of the foregoing;

6

(e)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a kind that is normally complied with by those to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(f)

a “guarantee” includes any form of indemnity or other assurance against financial loss (including any obligation to pay, purchase or provide funds for the purchase of any liability) (and the verb “to guarantee” shall be construed accordingly);

(g)	a provision of law is a reference to that provision as amended or re-enacted;
(h)	any matter “including” specific instances or examples of such matter shall be construed without limitation to the generality of that matter (and “include” shall be construed accordingly);
(i)	“losses” includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities (and “loss” shall be construed accordingly);
(j)

a “modification” includes an amendment, supplement, novation, re-enactment, restatement, variation, extension, replacement, modification or waiver or the giving of any waiver, release, consent having the same commercial effect of any of the foregoing, (and “modify” shall be construed accordingly);

(k)

the “winding-up”, “dissolution” or “administration” of a person shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such person is incorporated or established, or any jurisdiction in which such person carries on business including the seeking of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(l)

the words “other”, “or otherwise” and “whatsoever” shall not be construed eiusdem generis or be construed as any limitation upon the generality of any preceding words or matters specifically referred to;

(m)

any Secured Party, any Credit Party, the Company or the Collateral Agent or any other person is, where relevant, deemed to be a reference to or to include, as appropriate, that person’s successors in title, permitted assignees and transferees and in the case of the Collateral Agent, any person for the time being appointed as Collateral Agent or Collateral Agents in accordance with the Secured Agreements; and

(n)

any Secured Agreement or other agreement or instrument is to be construed as a reference to that agreement or instrument as amended, modified or novated, including by way of increase of the facilities or other obligations or addition of new facilities or other obligations made available under them or accession or retirement of the parties to these agreements but excluding any amendment, modification or novation made contrary to any provision of any Secured Agreement.

1.3	Implied covenants for title

The obligations of the Company under this Debenture shall be in addition to the covenants for title deemed to be included in this Debenture by virtue of Part I of the Law of Property (Miscellaneous Provisions) Act 1994.

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1.4	Effect as a deed

This Debenture is intended to take effect as a deed notwithstanding that the Collateral Agent may have executed it under hand only.

1.5	Law of Property (Miscellaneous Provisions) Act 1989

To the extent necessary for any agreement for the disposition of the Charged Assets in this Debenture to be a valid agreement under Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989, the terms of the other Secured Agreements are incorporated into this Debenture.

1.6	Intercreditor Agreement

Notwithstanding anything herein to the contrary, the lien and security interest granted to the Collateral Agent pursuant to this Debenture and the exercise of any right or remedy by the Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Debenture, the terms of the Intercreditor Agreement shall govern and control.

1.7	Moratorium

Notwithstanding any other provision of this Debenture, the obtaining of a moratorium under section 1A of the Insolvency Act 1986, or anything done with a view to obtaining such a moratorium (including any preliminary decision or investigation), shall not be an event causing any floating charge created by this Debenture to crystallise or causing restrictions which would not otherwise apply to be imposed on the disposal of property by the Company or a ground for the appointment of a Receiver.

1.8	Incorporation
(a)

Without prejudice to the application of any other provisions of the Credit Agreement to this Debenture (by reason of this Debenture being a Credit Document and a Secured Agreement for the purposes of the Credit Agreement), sections 1.03 (Pro Forma Calculations), 2.20 (Tax Gross-Up and Indemnities), 9.06 (Right of Setoff), 9.08 (Waivers; Amendment), 9.13 (Counterparts) and 9.20 (Judgment Currency) of the Credit Agreement shall apply to this Debenture, mutatis mutandis, as if the same had been set out in full herein with references in such clauses to:

(i)	any “agreement” includes any legally binding arrangement, concession, contract, deed or franchise (in case whether oral or written);
(ii)	an “amendment” includes any amendment, supplement, variation, novation, modification, replacement or restatement and “amend”, “amending” and “amended” shall be construed accordingly;
(iii)	the “Agreement” or “hereunder” being construed as references to this Debenture;
(iv)	the “Credit Documents” and “Secured Agreements” being construed as (A) including this Debenture, or (B) if the context so requires, as references specifically to this Debenture; and

8

(v)

in the context of section 2.20 (Tax Gross-Up and Indemnities) of the Credit Agreement, the “Administrative Agent” or a “Lender” being, if the context so requires, construed, in each case, as references to the Collateral Agent and, in the context of section 9.05 (Expenses; Indemnity) of the Credit Agreement, the “Administrative Agent” or a “Lender” being construed, in each case, as references to each Secured Party, Receiver (as defined herein), attorney, manager, agent or other person as may be appointed by the Collateral Agent under this Debenture; and

(b)	a reference to “Secured Liabilities” includes any liabilities which would be treated as such but for the liquidation or dissolution or similar event affecting any Credit Party.
2.	COVENANTS TO PAY
2.1	Covenant to pay Secured Liabilities

The Company covenants with the Collateral Agent (for the benefit of itself and the other Secured Parties) that it shall promptly on demand pay in full to the Secured Parties, in accordance with the Secured Agreements:

(a)

when due (whether at stated maturity, by acceleration or otherwise) all Credit Document Obligations (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs and indemnities) of any Credit Party whether now existing or incurred after the date of this Debenture (including, without limitation, any additional indebtedness incurred by any Credit Party pursuant to any Credit Document) and the due performance and compliance by each Credit Party with all Credit Document Obligations and all other terms, conditions and agreements contained in the Credit Documents;

(b)

when due (whether at stated maturity, by acceleration or otherwise) all LC Procurement Agreement Obligations (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of the Company or Holdings at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) of each of the Company and Holdings to the Payee whether now in existence or arising after the date of this Debenture (including, without limitation, all obligations, liabilities and indebtedness of the Company or Holdings under any guaranty in respect of the LC Procurement Agreement), and the due performance and compliance by the Company and Holdings with all LC Procurement Agreement Obligations and all other terms, conditions and agreements contained in the LC Procurement Agreement;

(c)

when due (whether at stated maturity, by acceleration or otherwise) all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganisation or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by any Credit Party to a Hedging Provider under any Secured Hedging Agreement whether now in existence or arising after the date of this

9

Debenture (including, without limitation, all obligations, liabilities and indebtedness of any Credit Party under any guaranty in respect of any Secured Hedging Agreement), and the due performance and compliance by each Credit Party with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement;

(d)

any other Credit Document Obligation, LC Procurement Agreement Obligation or other money, obligation or liability due, owing or incurred to any Secured Party by any Credit Party under any Secured Agreement at present or in the future, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, together with all interest accruing thereon and all losses incurred by any Secured Party in connection therewith;

(e)	any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;
(f)

in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Company referred to in Clauses 2.1(a) to 2.1(e) (inclusive) above, on and from the Enforcement Date, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realising on the Collateral, or of any exercise by the Collateral Agent of its rights under this Debenture or the English Charge Over Shares, together with reasonable attorneys’ fees and court costs;

(g)	all amounts paid by any Indemnified Party as to which such Indemnified Party has the right to reimbursement under any Secured Agreement; and
(h)	all amounts owing to any Agent pursuant to any Secured Agreement in its capacity as such,

collectively the “Secured Liabilities”, it being acknowledged and agreed that the Secured Liabilities shall include extensions of credit of the types described above, whether outstanding on the date of this Debenture or extended from time to time after the date of this Debenture and in each case as such obligations, liabilities or indebtedness may be actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety.

2.2	Potential invalidity

Neither the covenant to pay in Clause 2.1 (Covenant to pay Secured Liabilities), nor the Security created by this Debenture shall extend to or include any liability or sum which would, but for this Clause 2.2, cause such covenant, obligation or Security to be unlawful under any applicable law or would if it were so included, cause the infringement of section 678 of the Companies Act 2006.

3.	REPRESENTATIONS
3.1	Agreements and licences

The Company represents and warrants to the Collateral Agent that the Project Agreements listed in Schedule 2 (Project Agreements) and the Project Licences listed in Schedule 3 (Project Licences) represent all of the agreements and/or licences (as applicable) to which the Company is a party constituting either:

10

(a)	petroleum production licences for material oil and gas reserves of the Company; or
(b)	joint operating agreements or unitisation or unit operating agreements, in each case relating to such petroleum production licences.
3.2	Assets and security

The Company represents and warrants that:

(a)	subject to the terms of the Intercreditor Agreement, the matters set out in section 3.11 (Security Documents) of the Credit Agreement, as they relate to this Debenture, are true and correct; and
(b)	the matters set out in section 3.12 (Properties) of the Credit Agreement, as they relate to the assets of the Company, are true and correct.
4.	SECURITY
4.1	General
(a)	All the Security created under this Debenture:
(i)	is created in favour of the Collateral Agent; and
(ii)	is security for the payment of all the Secured Liabilities.
(b)	If the Company is not entitled to grant any Security over its rights and/or interests under any document without the consent of a party to that document:
(i)	the Company must notify the Collateral Agent as soon as it becomes aware of the same;
(ii)

the Security constituted under this Debenture will include and extend to all amounts which the Company may receive, or has received, under that document but shall, until the date on which the relevant consent is obtained by the Company, not extend to and exclude the document itself and its rights and/or interests under such document;

(iii)

unless the Collateral Agent otherwise requires, the Company must use reasonable endeavours to obtain the consent of the relevant party to enable the Company to grant Security over that document under this Debenture; and

(iv)	on and from the date on which such consent is obtained, the Security constituted under this Debenture shall extend to and include that document.
(c)	The Collateral Agent holds the benefit of this Debenture on trust for the Secured Parties.
4.2	Creation of fixed charge

To the extent that such charge is capable of being effective, taking into account the provisions of Clause 9.2 (Book and other debts after Security becomes enforceable), the Company charges to the Collateral Agent by way of fixed charge with full title guarantee and as a

11

continuing security for the payment and discharge of the Secured Liabilities all of the Company’s right to and title and interest both present and future from time to time in:

(a)

each Collateral Account, including all amounts from time to time standing to the credit of, or accrued or accruing on, such Collateral Accounts and any monies, proceeds or income paid or payable on such Collateral Accounts; and

(b)	each of the Project Licences together with all Related Property Rights in respect thereof.
4.3	Assignments

Subject to Clause 4.1(b) (General), the Company assigns absolutely (subject to a proviso for re-assignment at the end of the Security Period) to the Collateral Agent with full title guarantee as a continuing security for the payment and discharge of the Secured Liabilities all of the Company’s rights to and title and interest from time to time in:

(a)	the Project Agreements; and
(b)	any present or future Insurances, together with any and all proceeds of claim and Related Property Rights in respect thereof.
5.	FLOATING CHARGE
5.1	Creation of floating charge
(a)

The Company charges to the Collateral Agent by way of first floating charge with full title guarantee and as a continuing security for the payment and discharge of the Secured Liabilities all of the Company's rights to and title and interest from time to time in the whole of its property, assets (including, without limitation, any Account), undertakings, rights and revenues, whatsoever and wheresoever, present and future, other than any assets validly and effectively charged or assigned (whether at law or in equity) pursuant to Clause 4.2 (Creation of fixed charge) or Clause 4.3 (Assignments).

(b)

Except as otherwise agreed in writing by the Collateral Agent and except as otherwise provided under the Intercreditor Agreement with respect to relative ranking of the security created pursuant to the Production Payment Security Documents, the floating charge hereby created ranks in priority to any Security which shall subsequently be created or permitted to arise by the Company or any Security created by a Receiver appointed under this Debenture and is a qualifying floating charge to which paragraph 14 of schedule B1 to the Insolvency Act 1986 applies.

(c)

Without prejudice to Clause 5.1(a), the Collateral Agent reserves any rights it may have to appoint an administrative receiver on and following the Enforcement Date in accordance with Sections 72B to H (inclusive) of the Insolvency Act 1986.

5.2	Automatic crystallisation of floating charge

Notwithstanding anything express or implied in this Debenture, and without prejudice to any law which may have similar effect, if:

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(a)

the Company creates or attempts to create any Security over all or any of the Charged Assets (save as permitted by section 6.06 (Limitation on Liens) of the Credit Agreement) without the prior consent of the Collateral Agent;

(b)	any person levies or attempts to levy any distress, execution or other process against any of the Charged Assets;
(c)

a resolution is passed or a petition is presented for the winding-up or administration in relation to the Company which is not discharged within 14 days (in the case of a winding-up petition) or 5 days (in the case for an administration order) or in any event before such petition is heard or an order is made for the winding-up, dissolution, administration or other reorganisation of the Company;

(d)

an Administrator or Receiver is appointed in respect of the Company or any step intended to result in such appointment is taken pursuant to paragraphs 15 or 26 of Schedule B1 of the Insolvency Act 1986 in respect of the Company; or

(e)	any other floating charge created by the Company crystallises for any reason,

then the floating charge created by Clause 5.1 (Creation of floating charge) will automatically (with immediate effect and without notice) be converted into a fixed charge as regards all of the assets subject to the floating charge.

5.3	Crystallisation on notice of floating charge

Notwithstanding anything express or implied in this Debenture the Collateral Agent may at any time:

(a)	on or after the Enforcement Date;
(b)	if it considers in good faith that any of the Charged Assets are in danger of being seized or sold as a result of any legal process, or are otherwise in jeopardy; or
(c)

if it reasonably believes that steps likely or intended to lead to the presentation of a petition for the administration or winding-up of or the appointment of an Administrator in respect of the Company are being, or have been, taken, by giving notice in writing to that effect to the Company, convert the floating charge created by Clause 5.1 (Creation of floating charge) into a fixed charge as regards any assets specified in such notice.  The conversion shall take effect immediately upon the giving of the notice.

5.4	Fixed and floating security

If for any reason any Security in respect of any asset created or purported to be created pursuant to this Clause 5 as a fixed charge or assignment does not, or ceases to, take effect as a fixed charge or assignment, then it shall take effect as a floating charge in respect of such asset.  However, it is the intent of the Parties that the Security over other Charged Assets shall remain unaffected.

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5.5	Retention of documents

The Collateral Agent shall be entitled to continue to retain any document delivered to it under this Debenture relating to a Charged Asset until the Charges over such Charged Asset are released in accordance with this Debenture.  If, for any reason, it ceases to hold any such document before such time, it may by notice to the Company require that the relevant document be redelivered to it and the Company shall, to the extent that such document has not already been provided to the collateral agent under the Production Payment Security Documents, immediately comply with that requirement or procure that it is complied with.

5.6	Project Documents
(a)

The Security created by this Debenture in relation to each Project Document shall, to the extent required by that Project Document, in each case as that agreement may have been subsequently assigned, transferred or novated, be:

(i)	without prejudice to the provisions of that Project Document;
(ii)	subordinated to the express rights specified under that Project Document of the parties thereto from time to time (other than the Company); and
(iii)	subject to the liabilities and obligations of the Company relating to the interest of the Company in and under that Project Document;

provided that, nothing in this Clause 5.6 shall (i) release the Company from any obligations to fulfil any requisite condition in connection therewith, or (ii) (subject to Clause 5.6(b)) impose on the Collateral Agent or any Receiver or Administrator appointed by it an obligation to perform any of the obligations of the Company under any Project Document or to procure the performance of the Company of any such obligation.

(b)	The Company and the Collateral Agent acknowledge that:
(i)

in the event of the Collateral Agent exercising any rights created under this Debenture in respect of the Enoch PLTPA, the Collateral Agent will continue to fulfil the obligations of the Company under the Enoch PLTPA; and

(ii)	notwithstanding Clause 27 (Third parties), BP may rely on the undertaking given by the Collateral Agent under Clause 5.6(b)(i).
5.7	Gas sales agreements

This Debenture shall not create any Security over the Company’s interest in the Enoch Field Gas Sales Agreement dated 17 January 2006 as such agreement may be assigned, amended, modified, supplemented or novated from time to time.

6.	FURTHER ASSURANCE
(a)

The Company shall at its own expense promptly upon request by the Collateral Agent execute (in such form as the Collateral Agent may reasonably require) such documents (including assignments, transfers, mortgages, charges, notices and instructions) in favour of the Collateral Agent or its nominees and do all such assurances and things as the Collateral Agent may otherwise reasonably require for:

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(i)	perfecting and/or protecting (by registration or in any other way) the Security created or intended to be created by this Debenture;
(ii)

conferring upon the Collateral Agent such Security as it may require over the assets of the Company outside of England and Wales which if in England or Wales would form part of or be intended to form part of the Charged Assets;

(iii)	facilitating the realisation of all or any part of the Charged Assets; and/or
(iv)	for exercising all rights, powers, authorities and discretions conferred on the Collateral Agent or any Receiver pursuant to this Debenture or by law,

including a reaffirmation/confirmation signed by the Company with respect to the continuing effectiveness of the Security created pursuant to this Debenture following any increase in the Secured Liabilities from time to time.

(b)

The covenants set out in section 2(1)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall extend to include the obligations set out in this Clause 6 and Clause 7.6 (Consents and other necessary action).

7.	UNDERTAKINGS WITH RESPECT TO THE CHARGED ASSETS

The Company undertakes to the Collateral Agent with respect to the Charged Assets that it shall:

7.1	Negative pledge

except as permitted by section 6.06 (Limitation on Liens) of the Credit Agreement:

not create or agree to create or allow to exist any Security on, over, or affecting, all or any of its assets; and